The information contained in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to the securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 4, 2011

Filed Pursuant to Rule 424(b)(3)
File No. 333-163294

Preliminary Prospectus Supplement

(to Prospectus dated January 29, 2010)

             Shares

QUAKER CHEMICAL CORPORATION

Common Stock

We are offering              shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “KWR”. On May 3, 2011, the last reported sale price of our common stock on the New York Stock Exchange was $43.03 per share.

Please read “Risk Factors” beginning on page S-8 of this prospectus supplement for certain risks that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to us (before expenses)	$	$

Delivery of the shares of common stock is expected to be made on or about                     , 2011. We have granted the underwriters an option for a period of 30 days to purchase an additional              shares of our common stock solely to cover over-allotments. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $             and the total proceeds to us, before expenses, will be $            .

Sole Book-Running Manager

Jefferies

Co-Lead Manager

Janney Montgomery Scott

Co-Manager

KeyBanc Capital Markets

Prospectus Supplement dated                     , 2011

About this Prospectus Supplement

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus dated January 29, 2010, provides more general information about securities we may offer from time to time, some of which may not apply to the securities we are offering. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (File No. 333-163294) we filed with the Securities and Exchange Commission, or “SEC,” using a “shelf” registration process.

We incorporate important information into the accompanying prospectus by reference. You may obtain the information incorporated by reference into the accompanying prospectus without charge by following the instructions under “Where You Can Find More Information” in this prospectus supplement. Generally, when we refer to this prospectus, we are referring to this prospectus supplement and the accompanying prospectus. We urge you to carefully read this prospectus supplement, the information incorporated by reference and the accompanying prospectus before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and the documents incorporated by reference therein that have an earlier date.

You should rely only on the information contained or incorporated by reference in this prospectus and any other offering material. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the prospectus, any other offering material or the documents incorporated by reference in the accompanying prospectus is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement, or any other offering material or of any sale of a security. Our business, financial condition, results of operation and prospects may have changed since those dates.

S-ii

Prospectus Summary

The following summary highlights selected information contained in this prospectus supplement and may not contain all the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference before making an investment decision. Unless otherwise specified or the context otherwise requires, references to “$” or “dollars” in this prospectus supplement are to United States dollars, and the terms “we,” “us,” “our,” “Quaker” and the “Company,” as used in this prospectus supplement, refer to Quaker Chemical Corporation, its subsidiaries and associated companies as a combined entity.

Our Business

We are a global developer and provider of high performance chemical specialty products and services for a range of industrial and manufacturing applications. Our products, which include specialty fluids, lubricants, oils, greases, corrosion preventives and coatings, are used in a wide variety of applications where metals and metal components require treatment and processing, such as in steel, aluminum, metals processing, automotive, tube and pipe, mining and other industries. Our product portfolio includes many custom-tailored productivity solutions that have been developed to optimize the performance of our customers’ manufacturing processes. These solutions are developed through a combination of our manufacturing process knowledge, product application “know-how” and extensive research and development experience. We work closely with our customers to ensure that our products meet their constantly evolving requirements. Our process engineers and support teams work on-site with our customers to maximize the value of our chemical specialty products by improving product performance and reducing operating costs. We also offer customized Chemical Management Services, or “CMS,” where Quaker technical resources are embedded at the customer site to support a scope of contractually agreed upon activities including procurement services, process and product monitoring and environmental compliance.

Over the last decade, we have become a global specialty chemicals company with an extensive manufacturing, sales and distribution footprint that includes over 1,600 employees across 18 countries. In addition to our established presence in North America and Europe, we have expanded our operations significantly in developing, high-growth markets and believe we are well-positioned to capitalize on growth in emerging markets such as Asia-Pacific and South America as we have been steadily investing in these regions over the past two decades. We plan to continue to invest significantly in Brazil, China and India to expand our capacity and refine our capabilities to meet the rapidly growing demand for our products in these regions. We believe that our current scale provides us with a significant competitive advantage because it allows us to serve customers worldwide and follow our existing customers as they enter high growth markets and grow as economic activity increases in all regions following the 2008-2009 global economic crisis. As a result of our global reach and investments we have made, 65% of our total 2010 net sales were generated outside of the U.S., with approximately 37% of our total net sales generated in high growth regions such as Asia-Pacific and South America. Since 2001, our net sales from developing markets have grown substantially. For example between 2001 and 2010, net sales from the Asia-Pacific region grew at a Compounded Annual Growth Rate, or “CAGR,” of 18.6%.

Our products are marketed under the “Quaker” brand name and sold in more than 75 countries to a diverse base of customers. We believe our products are highly effective at lowering our customers’ “total cost of ownership” because fluids extend the useful life of manufacturing equipment and help to increase overall productivity. As a result, we believe our customers view Quaker as a premium brand for metal processing fluids and protective coatings. Our principal products include:

■	Rolling Lubricants (21.2% of net sales in 2010)

■	Machining and Grinding Compounds (20.3% of net sales in 2010)

■	Hydraulic Fluids (13.7% of net sales in 2010)

■	Corrosion Preventives (11.5% of net sales in 2010)

Our business model emphasizes the creation of value through optimization of customer processes. Our employees visit customer facilities regularly and, through training and experience, identify production, quality and safety needs that can be resolved or alleviated either by adapting existing products or by applying new formulations developed in our laboratories. We have engineering and technical professionals who work with our sales representatives to provide a range of important value-added support services. One way in which we help our customers achieve maximum value from our products is through our comprehensive CMS program, which places our technical professionals on-site to ensure that products are used in the most productive and cost effective way possible. Currently, we manage and oversee chemical usage processes at approximately 80 customer plants worldwide which includes (i) process control systems; (ii) inventory control; (iii) lubrication management; (iv) supplier management and continuous improvement; (v) waste management and (vi) training. Our CMS program contributed 3.5%, 8.4% and 11.1% to our net sales during 2010, 2009 and 2008, respectively, and we believe that the program is a vital distribution channel for our products.

Throughout our 93-year history, we have grown by focusing on select industries with high value and/or technically challenging processes that require high performance specialty products by leveraging our technology and reputation, now on a global basis. This has helped us to create a strong foundation for sustained operating leverage and profitability. We have also grown our business through 11 strategic acquisitions over the last nine years. In July 2010, we acquired D.A. Stuart’s U.S. aluminum hot rolling oil business (the “D.A. Stuart Acquisition”) from Houghton International Inc. The D.A. Stuart Acquisition has helped us become one of the leading players in the U.S. aluminum hot rolling market, serving some of the largest aluminum hot rolling mills in the U.S. This acquisition has also helped us expand our overall product portfolio, further our efforts to become a one-stop-shop supplier of fluids for aluminum producers and will enable us to expand globally in the aluminum hot rolling oil market. In December 2010, we acquired Summit Lubricants Inc. (the “Summit Acquisition”), a specialty grease manufacturer. Since Summit produces specialty greases that are used by many of our existing customers, we believe this acquisition will create significant synergies as it will allow our existing sales force to sell Summit’s products. We expect that the Summit Acquisition will allow us to increase our penetration of the specialty grease and lubricant market, expand our existing product portfolio and customer base, and grow our overall share of our customers’ fluid-related expenditures.

As a result of our broad product offering, global footprint and strategic acquisitions, we believe we are well positioned to achieve meaningful growth and strong financial performance going forward.

Our Industry

We estimate that the global market for industrial lubricants and fluids is approximately $12 billion in size. Our focus is in the specialty industrial lubricants and fluids sector, which accounts for approximately half of the broader industrial lubricants and fluids market. Specialty industrial lubricants and fluids are characterized by intimate knowledge of customer operations, product customization and differentiation and are designed to address specific customer needs. Industrial lubricants and fluids are used in virtually all manufacturing and extraction industries including steel, aluminum, automotive, tube and pipe, metal processing and mining.

Global demand for industrial lubricants and fluids is increasing as core end-markets are recovering in the wake of the 2008-2009 global economic downturn. Demand is driven by growth in key end-markets including the steel, automotive, aluminum and other industries. According to the Steel Business Briefing and the World Steel Institute, the CAGR for global steel production is expected to be 7.0% from 2009 to 2014. Similarly, according to the CSM Worldwide Global Light Vehicle Production Summary, the CAGR for global light vehicle production is expected to be 7.7% from 2009 to 2016 and the CAGR for light vehicle production in developing Asian economies is expected to be 11.3% from 2009 to 2016.

Similar to other specialty chemicals, industrial lubricants and fluids are not necessarily standardized and require a degree of customization and technical service to meet machining and processing standards, which are different for every customer. Lubricants and fluids operate in a wide range of applications and must be compatible with machinery, fluid flow systems and seals, operating temperatures and the materials being produced. As a result, product customization and quality of technical service to monitor the chemical usage processes are key differentiators for customers. There is an industry trend towards higher quality lubricants and fluids as customers seek longer operating cycles, less maintenance-related downtime, products that conform to increasingly stringent regulatory requirements and products that are environmentally friendly. In this respect, lubricants and fluids are key consumables for which many customers are willing to pay a premium in exchange for lower overall operating costs resulting from the benefits provided by the differentiated products.

Competition in the industry is based primarily on the ability to provide products and render technical services that meet the needs of the customer, and, to a lesser extent, on price. We believe the quality of our product and service is more significant to our customers than the relatively small cost of lubricants and fluids as a percentage of the total cost of the customer’s end product or their overall operations.

Our Competitive Strengths

We believe that the following strengths differentiate us from our competitors:

Leading market positions in growing markets.

We are a leading global developer and provider of customized, technology-driven chemical specialty products and services for various industrial and manufacturing applications within the $6 billion global market for specialty industrial lubricants and fluids. We hold the #1 global market position with respect to process fluids used by manufacturers of steel, according to Kline & Company. We estimate that Quaker’s global market for process fluids used by steel manufacturers is projected to grow at a CAGR of approximately 6% per year between 2010 and 2015, with China and India leading the way with projected annual growth of approximately 9%. We are also a leading provider of specialty lubricants and fluids to the global automotive industry, for which demand tends to follow overall vehicle production. According to the CSM Worldwide Global Light Vehicle Production Summary, the CAGR for global light vehicle production is expected to be 7.7% from 2009 to 2016 and the CAGR for light vehicle production in developing Asian economies is expected to be 11.3% from 2009 to 2016. We are also gaining share of process fluids and coatings for the tube and pipe market, which mainly supplies the oil and gas industry.

Overall, we believe that we are poised to benefit from significant growth in all of our key end-markets and particularly in steel and automotive that continue to rebound strongly from the recent economic downturn. In the developed economies of North America and Europe, the steel and automotive markets are recovering from the global economic crisis and we expect to continue to see a sustained recovery over the next few years. Our net sales from emerging markets such as South America and Asia-Pacific have increased by more than 275% compared with 2001. We believe that we will continue to see significant growth as a result of ongoing demand for our products in key emerging markets such as Asia-Pacific and South America.

Provider of technically advanced products which result in significant switching costs.

We provide our customers with essential lubricants and fluids for a wide variety of applications where metals and metal components require treatment and processing. Our products are optimized for performance in critical processes by leveraging our manufacturing process and technical knowledge, product application “know-how” and extensive research and development expertise. Lubricants and fluids are non-discretionary purchases that represent a minimal portion (typically less than 1%) of total production costs; therefore, our customers typically focus on product quality, efficacy and customer service rather than price. Our fluids provide benefits such as extended machine and tool life, greater productivity due to less downtime for equipment changes, repairs and adjustments, reduced usage and waste stream processing costs and reductions in energy costs and carbon output. Furthermore, switching suppliers could result in our customers incurring significant costs given the potential for product failure and other risks related to switching suppliers.

Diverse geographic sales mix and global operations position us for superior growth.

With operations in 18 countries, we have a strong presence in developed markets that are global hubs for steel and metal processing and in key emerging countries including Brazil, China and India. This global footprint allows us to pursue opportunities around the world and to service our increasingly global customer base on a regional and local basis. In 2010, we generated 65% of our net sales outside the U.S., with 37% from high growth, emerging markets such as Asia-Pacific and South America. Emerging markets continue to provide a significant portion of our profitability, which we expect to continue to increase as these markets continue to experience economic growth and we leverage technologies developed in more mature markets.

Our global reach positions us for growth alongside customers that continue to expand in growth markets. According to the World Steel Association, China now produces 44% of global steel and 21% of light vehicles, and we believe that our established and growing presence in China positions us well for continued growth.

Diverse, blue-chip customer base with long-standing relationships.

We use our on-site chemical management model to sell our products and manage chemical usage at approximately 80 customer plants worldwide. Our customers range from global steel and automobile manufacturers to regional and local metalworking shops, reducing our dependency on any single customer. Our customer base is composed of large, blue-chip companies such as AK Steel, Alcoa, Anshan Steel, ArcelorMittal, Ball, Bao Steel, BMW, Caterpillar, China Steel Corporation, Chrysler, CSN, Cummins, Daimler, General Motors, Honda, Marcegaglia, Nucor, Renault, Severstal, Tata Steel, ThyssenKrupp, Tianjin Pipe, Timken, United Technologies, U.S. Steel, Volkswagen, and Wuhan Steel. In 2010, our top five customers represented approximately 20% of our consolidated net sales, with the largest, ArcelorMittal (the world’s largest steelmaker), representing approximately 9% of consolidated net sales.

We enjoy long-standing relationships with many of our largest customers. The technical nature of our products, coupled with our strong understanding of customers’ needs and the high level of service, has resulted in a high overall customer retention rate. All of our top 10 customers or their predecessors have been Quaker customers for more than 10 years and several have been Quaker customers for 20 years or longer.

Business model that positions us for strong earnings and attractive financial results.

The technical nature of our products and the value we create for our customers have resulted in our achieving improved earnings through often challenging economic conditions. We work closely with our customers to help reduce or manage our exposure to potential volatile costs of raw materials and to preserve margins. In certain cases, we have entered contracts with customers containing pricing provisions that are based on commonly utilized raw material indices. This has helped to manage our exposure to raw material costs and preserve overall profitability. The consistency of our financial performance through economic cycles has enabled us to increase or maintain our dividend level for 39 consecutive years.

Strong management team with a proven track record.

Our senior management team averages approximately 15 years of chemical specialty industry experience and is responsible for growing Quaker throughout business cycles, building our global platform and developing our reputation for quality and reliability. Over the last nine years, we have completed 11 acquisitions, which have allowed us to expand into new and profitable end-markets, growing our share of customers’ expenditures and our market position.

Our Growth Strategy

Key elements of our business strategy are to:

Capitalize on superior growth in international markets and the continuing economic recovery in developed markets.

We plan to continue our expansion into rapidly growing international markets such as China, Brazil and India. This will allow us to continue to follow our existing customers as they increasingly migrate towards high growth markets, as well as take advantage of opportunities to provide our products to a range of new customers. Our sales to emerging markets in South America and Asia-Pacific doubled from 2005 to 2010 and represented approximately 37% of our net sales in 2010 compared with 23% of sales in 2005. We believe that our existing global footprint and commitment to invest in our business positions us well to capitalize on global growth opportunities, particularly in emerging markets.

In North America and Europe, the steel and automotive markets have seen improvement since the global economic downturn, but they have yet to return to production levels achieved prior to the downturn. For example, according to the CSM Worldwide Global Light Vehicle Production Summary, total North American auto production is not expected to exceed 2008 levels until 2013 with Europe expected to take even longer to return to 2008 levels. We expect to participate in the continuing recovery of these markets as we benefit from growth in emerging markets.

Expand our market share while also pursuing new end-markets.

We have historically served steel, automotive, metals processing, tube and pipe and other industries where our customers rely on our customized solutions and value our customer service. We plan to continue to maintain our leadership positions using our current business model and focusing on increasing our share in these markets through expanding our product offerings and providing formulations that address the specific needs of our customers. We believe that opportunities also exist to apply our capabilities to new end markets and uses that require specialty lubricants and fluids. For example, we plan to leverage the aluminum technology we recently acquired from the D.A. Stuart Acquisition in order to expand into new applications where there is strong demand. Other areas of focus include further penetrating Japanese automotive engine and transmissions, tube and pipe manufacturers, die casting, mining industries and expanding the markets for our premium fire resistant hydraulic fluids.

Leverage our technological capabilities.

We have gained insight into our customers’ needs based upon our long-standing relationships. Through our research and development facilities in Pennsylvania, California, China, and The Netherlands, we continue to innovate and provide solutions for our customers. We continuously seek to improve our formulations, investing in the development of new, differentiated technologies to best fit our customers’ needs. We have increased our focus on our global research capabilities in recent years, and we will continue to invest resources in our research and development activities to allow us to introduce innovative products as customer processes evolve.

Provide the highest levels of customer service.

We build and maintain customer relationships by recognizing customers’ unique needs and working closely with them to devise solutions that optimize their overall production and system efficiencies. Through ongoing dialogue, we monitor our customers’ processes, applications and end product results to ensure that we provide them with the best solutions to meet their changing needs. Many of our customers rely on a small group of suppliers for their fluids, and we continually seek to strengthen relationships as part of our strategy to grow our share of customers’ expenditures.

Selectively pursue investment opportunities.

Acquisitions are a key component of our overall growth strategy. Given the fragmented nature of our industry, we believe that opportunities will develop to pursue acquisitions at attractive valuations in the future. We have identified several potential acquisition opportunities that we believe would enhance our overall product offering.

Corporate Information

Our principal executive offices are located at One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428-2380 and our telephone number at that address is (610) 832-4000.

The Offering

Common stock offered by us	shares

Option to purchase additional shares	We have granted the underwriters an overallotment option to purchase up to an additional shares of common stock.

Public offering price	Per share: $

Common stock to be outstanding after this offering	shares, assuming no exercise of the underwriters’ overallotment option; if the underwriters exercise their overallotment option in full.

New York Stock Exchange Symbol	KWR

Use of Proceeds	All of the net proceeds of this offering will be utilized to repay a portion of the indebtedness outstanding under our primary credit facility.

Risk Factors	See “Risk Factors” in this prospectus supplement and other information included or incorporated by reference in the accompanying prospectus.

The number of shares of common stock to be outstanding after this offering is based on 11,541,330 shares of common stock outstanding on April 30, 2011 and excludes the following:

■	322,373 shares of common stock issuable upon the exercise of outstanding stock options; and

■	353,609 shares of common stock available for future grant or issuance pursuant to our 2001 Global Annual Incentive Plan, 2006 Long-Term Performance Plan or 2003 Director Stock Ownership Plan.

Risk Factors

Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in or incorporated by reference into this prospectus supplement and accompanying prospectus before deciding whether to purchase our common stock. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward-Looking Statement.”

Risks Affecting the Offering and Our Common Stock

The market price of our common stock may be subject to fluctuations and volatility.

Stock markets in general and our common stock, in particular, have experienced price volatility and may continue to do so. The market price of our common stock may continue to be subject to fluctuation due to a change in sentiment in the market regarding our operations or business prospects or in response to commodity price volatility, market shifts, political concerns as well as other factors, the most material of which are discussed under “Information Regarding Forward-Looking Statements” in this prospectus supplement, in the risk factors set forth below and in the “Incorporation of Certain Documents by Reference” into the accompanying prospectus supplement. Increased volatility could result in a decline in the market price of our common stock. Moreover, volatile or depressed market prices for our common stock could make it difficult for you to resell your shares of our common stock when desired or at attractive prices.

We may reduce or cease to pay dividends on our common stock.

We can provide no assurance that we will continue to pay dividends on our common stock at the current rate or at all. The amount of future cash dividends, if any, to be declared and paid on our common stock, will depend upon, among other factors, our financial condition, cash flow and future business prospects. See “Dividend Policy” in this prospectus supplement. While our primary credit facility does not currently limit our ability to pay dividends at the levels at which they have been paid in the past, and we do not believe the facility is likely to materially limit our future payment of dividends, if a default should occur under the facility, the payment of dividends would be prohibited. In addition, it is possible that agreements we enter into in the future, such as new debt arrangements, may impose additional restrictions on our ability to pay dividends.

There may be future dilution of our common stock, which may adversely affect the market price of our common stock.

Except as described under “Underwriting” in this prospectus supplement, we are not restricted from selling or issuing additional shares of our authorized but unissued common stock or securities convertible into or exchangeable for our common stock. As of March 31, 2011, options for the acquisition of 322,373 shares of our common stock were outstanding and 355,809 shares of our common stock were available for future issuance under our equity compensation plans. As of that date, we had an additional 18,468,852 authorized but unissued shares of common stock, including up to            shares that may be issued in this offering if the over-allotment option we have granted the underwriter is exercised in full. Holders of shares of our common stock are not entitled to any preemptive rights and, therefore, any sales or issuances by us of our common stock or securities convertible into or exchangeable for our common stock could result in increased dilution to our shareholders. The market price for our common stock may be adversely affected by sales or issuances of additional shares of our common stock or securities convertible into or exchangeable for our common stock, or by the perception that such a sale or issuance or other dilution may occur.

We are able to issue shares of preferred stock with greater rights than our common stock.

Our Board of Directors is authorized to issue one or more series of preferred stock from time to time without any action on the part of our shareholders. Our Board of Directors also has the power, without shareholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our common stock with respect to dividends and other terms. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or other terms, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Provisions in our organizational documents and Pennsylvania law could discourage potential acquisition proposals, could delay or prevent a change in control of the Company that our shareholders may consider favorable and could adversely affect the market value of our common stock.

Provisions in our organizational documents and under Pennsylvania law could delay or prevent a change in control, which could adversely affect the market price of our common stock. The provisions in our articles of incorporation and bylaws that could delay or prevent an unsolicited change in control include the authority of our Board of Directors to issue preferred stock discussed above, our classified Board of Directors, the advance notice requirements for nominations to the Board of Directors or for proposals that can be acted on at shareholder meetings, and our two tiered voting rights. See “Description of Common Stock” and “Certain Provisions of Our Articles of Incorporation, Bylaws and Statutes” in the accompanying prospectus.

In addition, Subchapter F of Chapter 25 of the Pennsylvania Business Corporation Law of 1988 imposes certain restrictions on mergers and other business combinations between us and any holder of 20% or more of our outstanding common stock. This provision is applicable to us and may have an anti-takeover effect that may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest. In general, Subchapter F could delay for five years and impose conditions upon “business combinations” between an “interested shareholder” and us, unless prior approval by our Board of Directors is given. The term “business combination” is defined broadly to include various merger, consolidation, division, exchange or sale transactions, including transactions using our assets for refinancing purposes. An “interested shareholder,” in general, would be a beneficial owner of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors, a voting threshold that might be attained by the accumulation of significantly less than 20% of the outstanding shares of our common stock under our two tiered voting rights.

Risks Affecting the Business

Changes to the industries and markets that Quaker serves could have a material adverse effect on the Company’s liquidity, financial position and results of operations.

The chemical specialty industry comprises a number of companies of similar size as well as companies larger and smaller than Quaker. It is estimated that Quaker holds a leading and significant global position in the markets for process fluids to produce sheet steel and significant global positions in portions of the automotive and industrial markets. The industry is highly competitive, and a number of companies with significant financial resources and/or customer relationships compete with us to provide similar products and services. Our competitors may be positioned to offer more favorable pricing and service terms, resulting in reduced profitability and loss of market share for us. Historically, competition in the industry has been based primarily on the ability to provide products that meet the needs of the customer and render technical services and laboratory assistance to the customer and, to a lesser extent, on price. Factors critical to the Company’s business include successfully differentiating the Company’s offering from its competition, operating efficiently and profitably as a globally integrated whole, and increasing market share and customer penetration through internally developed business programs and strategic acquisitions.

The business environment in which the Company operates remains uncertain. The Company is subject to the same business cycles as those experienced by steel, automobile, aircraft, appliance, and durable goods manufacturers. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to uncertainties related to downturns in our customers’ business and unanticipated customer production shutdowns or curtailments. The Company has limited ability to adjust its cost level contemporaneously with changes in sales and gross margins. Thus, a significant downturn in sales or gross margins due to weak end-user markets, loss of a significant customer, and/or rising raw material costs could have a material adverse effect on the Company’s liquidity, financial position, and results of operations.

Our business depends on attracting and retaining qualified management personnel.

The unanticipated departure of any key member of our management team could have an adverse effect on our business. Given the relative size of the Company and the breadth of its global operations, there are a limited number of qualified management personnel to assume the responsibilities of management level employees should there be management turnover. In addition, because of the specialized and technical nature of our business, our future performance is dependent on the continued service of, and our ability to attract and retain, qualified management, commercial and technical personnel. Competition for such personnel is intense, and we may be unable to continue to attract or retain such personnel.

Inability to obtain sufficient price increases or contract concessions to offset increases in the costs of raw material could have a material adverse effect on the Company’s liquidity, financial position and results of operations. Price increases implemented could result in the loss of sales.

Quaker uses over 1,000 raw materials, including mineral oils and derivatives, animal fats and derivatives, vegetable oils and derivatives, ethylene derivatives, solvents, surface active agents, chlorinated paraffinic compounds, and a wide variety of other organic and inorganic compounds. In 2010, three raw material groups (mineral oils and derivatives, animal fats and derivatives, and vegetable oils and derivatives) each accounted for as much as 10% of the total cost of Quaker’s raw material purchases. The price of mineral oil can be affected by the price of crude oil and refining capacity. In addition, many of the raw materials used by Quaker are “commodity” chemicals. Accordingly, Quaker’s earnings can be affected by market changes in raw material prices.

Over the past three years, Quaker has experienced significant volatility in its raw material costs, particularly crude oil derivatives. For example, the price of crude oil averaged $79 per barrel in 2010 versus $61 in 2009 and $100 in 2008 and is currently trading in excess of $100 per barrel with market conditions that currently reflect the political instability in the Middle East. In addition, refining capacity has also been constrained by various factors, which has further contributed to volatile raw material costs and negatively impacted margins. Animal fat and vegetable oil prices have been impacted by increased biodiesel consumption. In response, the Company has aggressively pursued price increases to offset the increased raw material costs. Although the Company has been successful in recovering a substantial amount of the raw material cost increases, it has experienced competitive as well as contractual constraints limiting pricing actions. In addition, as a result of the Company’s pricing actions, customers may become more likely to consider competitors’ products, some of which may be available at a lower cost. Significant loss of customers could result in a material adverse effect on the Company’s results of operations.

Availability of raw materials, including sourcing from some single suppliers, could have a material adverse effect on the Company’s liquidity, financial position and results of operations.

The chemical specialty industry can experience some tightness of supply of certain raw materials. In addition, in some cases, we choose to source from a single supplier. Any significant disruption in supply could affect our ability to obtain raw materials, which could have a material adverse effect on our liquidity, financial position and results of operations.

Loss of a significant manufacturing facility may materially and adversely affect the Company’s liquidity, financial position and results of operations.

Quaker has multiple manufacturing facilities throughout the world. In certain countries such as Brazil and China, there is only one such facility. If one of the Company’s facilities is damaged to such extent that production is halted for an extended period, the Company may not be able to timely supply affected customers. This could result in a loss of sales over an extended period or permanently. The Company does take steps to mitigate against this risk including contingency planning and procuring property and casualty insurance (including business interruption insurance). Nevertheless, the loss of sales in any one region over any extended period of time could have a significant material adverse effect on Quaker’s liquidity, financial position and results of operations.

Bankruptcy of a significant customer could have a material adverse effect on our liquidity, financial position and results of operations.

A significant portion of Quaker’s revenues is derived from sales to customers in the U.S. steel and automotive industries, including some of our larger customers, where a number of bankruptcies occurred during recent years and companies have experienced financial difficulties. As part of the bankruptcy process, the Company’s pre-petition receivables may not be realized, customer manufacturing sites may be closed or contracts voided. The bankruptcy of a major customer could have a material adverse effect on the Company’s liquidity, financial position, and results of operations. Steel customers typically have limited manufacturing locations as compared to metalworking customers and generally use higher volumes of products at a single location. The loss or closure of a steel mill or other major site of a significant customer could have a material adverse effect on Quaker’s business.

During 2010, our five largest customers (each composed of multiple subsidiaries or divisions with semi-autonomous purchasing authority) together accounted for approximately 20% of our consolidated net sales with the largest customer (Arcelor-Mittal Group) accounting for approximately 9% of consolidated net sales.

Failure to comply with any material provision of our primary credit facility or other debt agreements could have a material adverse effect on our liquidity, financial position and results of operations.

The Company maintains a $175.0 million unsecured credit facility, which we refer to in this prospectus supplement as our “primary credit facility,” with a group of lenders, which can be increased to $225.0 million at the Company’s option if lenders agree to increase their commitments and the Company satisfies certain conditions. Our primary credit facility, which matures in 2014, provides the availability of revolving credit borrowings. In general, the borrowings under our primary credit facility bear interest at either a base rate or LIBOR rate plus a margin based on the Company’s consolidated leverage ratio.

Our primary credit facility contains limitations on capital expenditures, investments, acquisitions and liens, as well as default provisions customary for facilities of its type. While these covenants and restrictions are not currently considered to be overly restrictive, they could become more difficult to comply with as our business or financial conditions change. In addition, deterioration in the Company’s results of operations or financial position could significantly increase borrowing costs.

Quaker is exposed to market rate risk for changes in interest rates, due to the variable interest rate applied to the Company’s borrowings under our primary credit facility. Accordingly, if interest rates rise significantly, the cost of debt to Quaker will increase, perhaps significantly, depending on the extent of Quaker’s borrowings under our primary credit facility. At March 31, 2011, the Company had $65.0 million outstanding under its primary credit facility. The Company has entered into interest rate swaps in order to fix a portion of its variable rate debt and mitigate the risks associated with higher interest rates. The combined notional value of the swaps was $15.0 million at March 31, 2011.

Failure to generate taxable income could have a material adverse effect on our financial position and results of operations.

At December 31, 2010, the Company had net U.S. deferred tax assets totaling $14.8 million, excluding deferred tax assets relating to additional minimum pension liabilities. In addition, at that date, the Company had $2.1 million in operating loss carryforwards primarily related to certain of its foreign operations. The Company records valuation allowances when necessary to reduce its deferred tax assets to the amount that is more likely than not to be realized. The Company considers future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance. However, in the event the Company were to determine that it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the deferred tax asset would be a non-cash charge to income in the period such determination was made, which could have a material adverse effect on the Company’s financial statements. The Company continues to closely monitor this situation as it relates to its net deferred tax assets and the assessment of valuation allowances.

Environmental laws and regulations and pending legal proceedings may materially and adversely affect the Company’s liquidity, financial position and results of operations.

The Company is a party to proceedings, cases, and requests for information from, and negotiations with, various claimants and Federal and state agencies relating to various matters, including environmental matters. An adverse result in one or more matters could materially and adversely affect the Company’s liquidity, financial position and results of operations. Incorporated herein by reference is the information concerning pending asbestos-related litigation against an inactive subsidiary and amounts accrued associated with certain environmental non-capital remediation costs in Note 12 of Notes to Condensed Consolidated Financial Statements included in this prospectus supplement.

Climate change and greenhouse gas restrictions may materially affect the Company’s liquidity, financial position and results of operations.

The Company is subject to various regulations regarding its emission of greenhouse gases in its manufacturing facilities. In addition, a number of countries have adopted, or are considering the adoption of regulatory frameworks to reduce greenhouse gas emissions. These include adoption of cap and trade regimes, carbon taxes, increased efficiency standards and incentives or mandates for renewable energy. These requirements could make our products more expensive and reduce demand for our products. Current and pending greenhouse gas regulations may also increase our compliance costs.

We might not be able to timely develop, manufacture and gain market acceptance of new and enhanced products required to maintain or expand our business.

We believe that our continued success depends on our ability to continuously develop and manufacture new products and product enhancements on a timely and cost-effective basis, in response to customer demands for higher performance process chemicals, coatings and other chemical products. Our competitors may develop new products or enhancements to their products that offer performance, features and lower prices that may render our products less competitive or obsolete and, as a consequence, we may lose business and/or significant market share. The development and commercialization of new products require significant expenditures over an extended period of time, and some products that we seek to develop may never become profitable. In addition, we may not be able to develop and introduce products incorporating new technologies in a timely manner that will satisfy our customers’ future needs or achieve market acceptance.

The scope of our international operations subjects the Company to risks, including risks from changes in trade regulations, currency fluctuations, and political and economic instability.

Since significant revenues and earnings are generated by non-U.S. operations, Quaker’s financial results are affected by currency fluctuations, particularly between the U.S. Dollar, the E.U. Euro, the Brazilian Real, and the Chinese Renminbi, and the impact of those currency fluctuations on the underlying economies. During the past three years, sales by non-U.S. subsidiaries accounted for approximately 59% to 65% of our annual consolidated net sales. All of these operations use the local currency as their functional currency. The Company generally does not use financial instruments that expose it to significant risk involving foreign currency transactions; however, the size of non-U.S. activities has a significant impact on reported operating results and attendant net assets. Therefore, as exchange rates vary, Quaker’s results can be materially affected.

The Company often sources inventory among its worldwide operations. This practice can give rise to foreign exchange risk resulting from the varying cost of inventory to the receiving location, as well as from the revaluation of intercompany balances. The Company mitigates this risk through local sourcing efforts.

See Note 17 of Notes to Consolidated Financial Statements included in this prospectus supplement.

Additional risks associated with the Company’s international operations include, but are not limited to, the following:

■	changes in economic conditions from country to country,

■	changes in a country’s political condition, such as the current political unrest in the Middle East,

■	trade protection measures,

■	licensing and other legal requirements,

■	longer payment cycles in certain foreign markets,

■	restrictions on the repatriation of our assets, including cash,

■	significant foreign and United States taxes on repatriated cash,

■	the difficulties of staffing and managing dispersed international operations,

■	less protective foreign intellectual property laws,

■	legal systems that may be less developed and predictable than those in the United States, and

■	local tax issues.

The breadth of Quaker’s international operations subjects the Company to various local non-income taxes, including value-added-taxes, or “VAT.” With VAT, the Company essentially operates as an agent for various jurisdictions by collecting VAT from customers and remitting those amounts to the taxing authorities on the goods it sells. The laws and regulations regarding VAT can be complex and vary widely among countries as well as among individual states within a given country for the same products, making full compliance difficult. As VAT is often charged as a percentage of the selling price of the goods sold, the amounts involved can be material. Should there be non-compliance by the Company, it may need to remit funds to the tax authorities prior to collecting the appropriate amounts from customers or jurisdictions which may have been incorrectly paid. In addition, the Company may choose for commercial reasons not to seek repayment from certain customers. This could have a material adverse affect on the Company’s liquidity, financial position and results of operations. Refer to Note 12 of Notes to Condensed Consolidated Financial Statements included in this prospectus supplement.

Terrorist attacks, other acts of violence or armed conflicts may affect the markets in which we operate and our profitability.

Terrorist attacks may negatively affect our operations. There can be no assurance that there will not be further terrorist attacks against the U.S. or U.S. businesses. Terrorist attacks, other acts of violence or armed conflicts may directly impact our physical facilities or those of our suppliers or customers. Additional terrorist attacks may disrupt the global insurance and reinsurance industries with the result that we may not be able to obtain insurance at historical terms and levels for all of our facilities. Furthermore, any of these events may make travel and the transportation of our supplies and products more difficult and more expensive and ultimately affect the sales of our products. The consequences of terrorist attacks, other acts of violence or armed conflicts can be unpredictable and we may not be able to foresee events that could have an adverse effect on our business.

Use of Proceeds

We estimate that our net proceeds from the sale of            shares of common stock in this offering will be approximately $            after deducting estimated offering expenses of $             and underwriting discounts and commissions. Our net proceeds will be approximately $            , after deducting estimated offering expenses and underwriting discounts and commissions, if the underwriters exercise the overallotment option in full.

We intend to use all of the net proceeds from this offering to repay a portion of the indebtedness outstanding under our primary credit facility, which amounted to $65.0 million at March 31, 2011. At March 31, 2011, the rate of interest on our indebtedness under our primary credit facility was approximately 2.25% per annum. Our primary credit facility matures in June 2014.

In addition to providing short term borrowings used for working capital, the Company’s primary credit facility was utilized during the preceding 12 months to supplement funding from other sources for our general corporate purposes, which included, but was not limited to, operating costs, pension and other postretirement benefits contributions, capital expenditures, payments related to acquisitions and payments of dividends.

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2011:

■	on an actual basis; and

■

on an as adjusted basis to give effect to the sale by us of            shares of our common stock in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the estimated net proceeds of $             million from this offering. See “Use of Proceeds.”

This table should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included in this prospectus supplement.

	As of March 31, 2011
	Actual	As Adjusted (1)
	(in thousands, except share data)
Cash and cash equivalents	$23,564	$

Total Debt (2)	$84,575	$
Equity
Common stock, $1 par value; authorized—30,000,000 shares; Issued and Outstanding—11,531,148 shares	11,531
Capital in excess of par value	39,132
Retained earnings	152,237
Accumulated other comprehensive loss	(9,497)

Total Quaker shareholders’ equity	193,403
Noncontrolling interest	7,359

Total equity	200,762

Total capitalization	$285,337	$

(1)

Assumes no exercise of the underwriters’ over-allotment option to purchase up to an additional            shares of common stock. Any additional net proceeds received if the underwriters exercise the overallotment option in whole or in part will be applied to the further reduction of the indebtedness outstanding under our primary credit facility. See “Use of Proceeds”.

(2)	Total Debt includes the indebtedness outstanding under our primary credit facility, which was $65,000 at March 31, 2011 and was $79,000 at May 4, 2011.

The number of shares shown as issued and outstanding in the table above excludes, as of March 31, 2011:

■	322,373 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2011 with a weighted-average exercise price of $16.87 per share; and

■

355,809 shares of common stock available for future grant or issuance pursuant to our 2001 Global Annual Incentive Plan, 2006 Long-Term Performance plan or 2003 Director Stock Ownership Plan as of March 31, 2011.

Price Range of Our Common Stock

Our common stock is traded on the New York Stock Exchange, or “NYSE,” under the trading symbol “KWR.” The following table includes the high and low sales prices for our common stock as reported on the NYSE for the periods presented.

	High	Low
2011
Second quarter (through May 3, 2011)	$46.02	$39.50
First quarter	44.39	35.00

2010
Fourth quarter	$45.80	$32.30
Third quarter	38.16	24.64
Second quarter	36.49	22.55
First quarter	27.71	16.14

2009
Fourth quarter	$23.82	$17.18
Third quarter	23.20	11.97
Second quarter	15.25	7.60
First quarter	16.53	4.65

The closing price of our common stock on the NYSE on May 3, 2011 was $43.03 per share.

As of May 3, 2011, there were 1,040 holders of record of our issued and outstanding common stock.

Dividend Policy

The following table sets forth, for the periods indicated, the amount of the cash dividend per share declared and paid on our common stock. Generally, the quarterly cash dividend on our common stock has been declared in the quarter immediately preceding the quarter of payment and paid in January, April, July and October of each year.

	Dividend
	Declared	Paid
2011
Second Quarter	$—	$0.235
First Quarter	0.235	0.235

2010
Fourth Quarter	$0.235	$0.235
Third Quarter	0.235	0.235
Second Quarter	0.235	0.23
First Quarter	0.23	0.23

2009
Fourth Quarter	$0.23	$0.23
Third Quarter	0.23	0.23
Second Quarter	0.46	0.23
First Quarter	—	0.23

There are no restrictions that currently materially limit the Company’s ability to pay dividends or that the Company believes are likely to materially limit the future payment of dividends. If a default under the Company’s primary credit facility were to occur and continue, the payment of dividends would be prohibited. See the discussion under the heading “Liquidity and Capital Resources” in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section in this prospectus supplement.

We currently intend to continue to pay quarterly cash dividends on our outstanding shares of common stock in the future. However, the determination of the amount of future cash dividends, if any, to be declared and paid will depend upon, among other factors, our financial condition, cash flow and future business prospects. See “Risk Factors” in this prospectus supplement.

Selected Financial Data

The selected consolidated financial information of the Company presented in the table below for each of the five years ended December 31, and the balance sheet data as of the end of each year has been derived from the Company’s audited Consolidated Financial Statements included in its annual reports on Form 10-K filed with the SEC. The selected consolidated financial information of the Company presented in the table below as of and for the three months ended March 31, 2011 and 2010 is unaudited and has been derived from the Company’s Condensed Consolidated Financial Statements included in its quarterly report on Form 10-Q filed with the SEC for the period ended March 31, 2011; however, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods have been included. The results of operations for the three months ended March 31, 2011 may not be indicative of the results of operations to be expected for the full year. The table should be read in conjunction with the Consolidated Financial Statements and notes thereto and the Condensed Consolidated Financial Statements and notes thereto included in this prospectus supplement.

	Three Months Ended March 31,		Year Ended December 31,
	2011 (1)	2010 (2)	2010 (3)	2009 (4)	2008 (5)	2007 (6)	2006
			(In thousands, except per share amounts)
Summary of Operations:
Net sales	$159,865	$128,320	$544,063	$451,490	$581,641	$545,597	$460,451
Income before taxes, equity income and noncontrolling interest	13,693	13,307	46,213	23,692	16,629	22,735	18,440
Net income attributable to Quaker Chemical Corporation	10,600	9,419	31,807	16,220	11,132	15,471	11,667
Per share:
Net income attributable to Quaker Chemical Corporation Common Shareholders—basic*	$0.92	$0.85	$2.82	$1.48	$1.06	$1.53	$1.18
Net income attributable to Quaker Chemical Corporation Common Shareholders—diluted	$0.91	$0.84	$2.77	$1.47	1.05	1.52	1.18
Dividends declared	0.235	0.230	0.935	0.92	0.92	0.86	0.86
Dividends paid	0.235	0.230	0.93	0.92	0.905	0.86	0.86
Financial Position:
Working capital	$132,401	$111,922	$114,291	$98,994	$116,962	$107,150	$96,062
Total assets	476,027	406,830	449,430	395,292	385,439	399,049	357,382
Long-term debt	83,766	71,099	73,855	63,685	84,236	78,487	85,237
Equity	200,762	163,115	187,099	156,295	129,875	134,906	114,866

The following amounts are in thousands, except for the per share data:

*	Unaudited pro forma basic earnings per common share for the year ended December 31, 2010 of $ and the three months ended March 31, 2011 of $ reflect the payment of debt with the net proceeds of this offering, without giving effect to the exercise, in whole or in part, of the underwriters’ over-allotment option.
(1)	The results of operations for the three months ended March 31, 2011 include a $1,238 tax benefit from the derecognition of various uncertain tax positions due to the expiration of applicable statutes of limitations.
(2)	The results of operations for the three months ended March 31, 2010 include a $322 charge related to a currency devaluation at the Company’s 50% owned affiliate in Venezuela and a $1,248 tax benefit from the derecognition of various uncertain tax positions due to the expiration of applicable statutes of limitations.
(3)	The results of operations for 2010 include a pre-tax final charge of $1,317 related to the retirement of the Company’s former Chief Executive Officer in 2008; a net pre-tax charge of $4,132 related to a Non-Income tax contingency; a $322 charge related to a currency devaluation at the Company’s 50% owned affiliate in Venezuela; a $564 charge related to an out-of-period adjustment at the Company’s 40% owned affiliate in Mexico; offset by a $2,441 tax benefit from the derecognition of various uncertain tax positions due to the expiration of applicable statutes of limitations and resolution of tax audits for certain tax years.
(4)	The results of operations for 2009 include a pre-tax charge for restructuring and related activities of $2,289; a pre-tax charge of $2,443 related to the retirement of the Company’s former Chief Executive Officer in 2008; offset by a gain of $1,193 on the disposition of land in Europe and a $583 tax benefit from the derecognition of various uncertain tax positions due to the expiration of applicable statutes of limitations and resolution of tax audits for certain tax years.

(5)	The results of operations for 2008 include a pre-tax charge for restructuring and related activities of $2,916; a pre-tax charge of $3,505 for the incremental charges related to the retirement of the Company’s Chief Executive Officer; offset by a net arbitration award of $956 related to litigation with one of the former owners of the Company’s Italian subsidiary; a tax refund of $460 relating to the Company’s increased investment in China; and a $1,508 tax benefit from the derecognition of various uncertain tax positions due to the expiration of applicable statutes of limitations and resolution of tax audits for certain tax years.
(6)	The results of operations for 2007 include a pre-tax environmental charge of $3,300 for the settlement of the AC Products, Inc. litigation and ongoing remediation activities at the site; a pre-tax charge of $701 related to a discontinued strategic initiative; a pre-tax charge of $487 related to certain customer bankruptcies; a tax refund of $665 related to the Company’s increased investment in China; a non-cash out-of-period tax benefit adjustment of $993 primarily related to deferred tax accounting for the Company’s foreign pension plans; and a $391 tax charge related to the revaluation of deferred tax assets as a result of a tax law change.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

Executive Summary

Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services and technical expertise to a wide range of industries—including steel, aluminum, automotive, mining, aerospace, tube and pipe, coatings and construction materials. Our products, technical solutions and chemical management services, or “CMS,” enhance our customers’ processes, improve their product quality and lower their costs.

First Quarter 2011 Summary

The Company’s revenue and earnings growth for the first quarter of 2011 compared to the first quarter of 2010 was primarily driven by product volume including the Company’s 2010 acquisitions, and selling price and mix increases experienced across the globe. While the Company’s volumes continued to build on the recovery from the global economic crisis, the pace of the escalation in raw material prices exceeded pricing actions taken, resulting in a decreased gross margin. The Company expects to implement further price increases in an effort to restore its margins to more acceptable levels.

Selling, general and administrative expenses, or “SG&A,” increased approximately $5.0 million in the first quarter of 2011 compared to the first quarter of 2010 primarily due to increased business activity, the Company’s 2010 acquisitions and investments in key growth initiatives.

The first quarter 2011 results include a tax benefit of approximately $0.11 per diluted share related to the expiration of applicable statutes of limitations for uncertain tax positions. The first quarter 2010 results included a charge of $0.03 per diluted share related to devaluation of the Venezuelan Bolivar Fuerte, as well as a tax benefit of approximately $0.11 per diluted share related to the expiration of applicable statutes of limitations for uncertain tax positions.

The net result was earnings per diluted share of $0.91 for the first quarter of 2011, compared to $0.84 per diluted share in the first quarter of 2010.

Fiscal Year 2010 Summary

The 21% growth in revenue during the full year 2010 compared to 2009 was principally due to double-digit volume increases experienced across the globe as the Company continued to recover from the global economic downturn. These volume increases were partially offset by lower CMS revenue reported on a gross basis as a result of contract renegotiations. While the Company’s gross margin improved from 34.7% in 2009 to 35.4% in 2010, the Company experienced significantly higher raw material costs as 2010 progressed, only a portion of which were recovered through price increases in 2010. Additional price increases were implemented in early 2011 as part of the Company’s efforts to recover margins. The Company’s SG&A increased 10% during 2010 due to higher selling costs with increased business activity, inflationary costs, increased incentive compensation costs as well as higher professional fees related to acquisitions. However, SG&A as a percentage of sales decreased from 28% in 2009 to 26% in 2010.

In 2010, the Company completed the acquisition of D.A. Stuart’s U.S. aluminum hot rolling oil business from Houghton International for approximately $6.8 million. With this acquisition, Quaker became a leading player in the U.S. aluminum hot rolling market. The Company also completed the acquisition of Summit Lubricants Inc., a leading specialty grease manufacturer and distributor of specialty greases, for approximately $29.1 million. This acquisition is complementary to the Company’s existing business.

The full year 2010 results include some unusual items. The 2010 results include a $4.1 million charge related to a non-income tax contingency discussed below. The Company incurred a final charge related to the former CEO’s supplemental retirement plan of approximately $1.3 million. Equity in net income of associated companies includes charges totaling $0.9 million related to the devaluation of the Venezuelan Bolivar Fuerte and an out-of-period charge related to shortfalls in reserves for pensions and other items. The effective tax rate for 2010 includes approximately $2.4 million of benefit from the derecognition of various uncertain tax positions due to the expiration of applicable statutes of limitations.

The full year 2009 results included some unusual items as well. A $2.3 million restructuring charge was taken in an effort to reduce operating costs as volume declines continued in the U.S. and Europe and extended to other regions. The Company also incurred charges related to the former CEO’s supplemental retirement plan of approximately $2.4 million. Other income for 2009 includes a $1.2 million gain related to the disposition of excess land in Europe. The effective tax rate for 2009 reflected no tax expense being provided on the land sale gain due to the utilization of net operating losses which were previously not benefited and included approximately $0.6 million of benefit from the derecognition of various uncertain tax positions due to the expiration of applicable statutes of limitations and resolution of tax audits for certain tax years.

The net result for the full year 2010 was earnings per diluted share of $2.77, up 88% compared to $1.47 for 2009, with 2010 net income surpassing that of any year in the Company’s history. In addition, the Company raised its dividend in 2010, made two strategic acquisitions and enhanced its financial flexibility for future growth by amending its primary credit facility.

The Company expects to have good growth in 2011 due to its leadership positions in faster growing economies like China, Brazil and India, as well as continued recovery in the more mature markets such as the U.S. and Europe. The Company will also be investing in additional resources to support that growth, especially in the emerging markets. While the current North Africa/Middle East tensions put greater uncertainty on raw material pricing, the Company’s goal is to continue its profit growth and build upon the record profits achieved in 2010. The Company expects to recover most of the raw material cost increases it has experienced, but there will be a time-lag due in part to competitive pressures and contractual constraints. However, the Company’s volumes remain strong, and we continue to make progress in integrating our recent acquisitions as well as focusing on and securing new business. In addition, the Company expects to make further strategic acquisitions and is currently evaluating several opportunities.

Critical Accounting Policies and Estimates

Quaker’s discussion and analysis of its financial condition and results of operations are based upon Quaker’s Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires Quaker to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, Quaker evaluates its estimates, including those related to customer sales incentives, product returns, bad debts, inventories, property, plant, and equipment, investments, goodwill, intangible assets, income taxes, financing operations, restructuring, incentive compensation plans (including equity-based compensation), pensions and other postretirement benefits, and contingencies and litigation. Quaker bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Quaker believes the following critical accounting policies describe the more significant judgments and estimates used in the preparation of its Consolidated Financial Statements:

1.

Accounts receivable and inventory reserves and exposures—Quaker establishes allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of Quaker’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. As part of its terms of trade, Quaker may custom manufacture products for certain large customers and/or may ship product on a consignment basis. Further, a significant portion of Quaker’s revenues is derived from sales to customers in the U.S. steel and automotive industries, where a number of bankruptcies have occurred during recent years and companies have experienced financial difficulties. When a bankruptcy occurs, Quaker must judge the amount of proceeds, if any, that may ultimately be received through the bankruptcy or liquidation process. These matters may increase the Company’s exposure should a bankruptcy occur, and may require write down or disposal of certain inventory due to its estimated obsolescence or limited marketability. Reserves for customers filing for bankruptcy protection are generally dependent on the Company’s evaluation of likely proceeds from the bankruptcy process. Large and/or financially distressed customers are generally reserved for on a specific review basis while a general reserve is established for other customers based on historical experience. The Company’s consolidated allowance for doubtful accounts was $4.3 million and $4.0 million at December 31, 2010 and 2009, respectively. Further, the Company recorded provisions for doubtful accounts of $0.9 million, $1.4 million and $1.1 million in 2010, 2009 and 2008, respectively. An increase of 10% to the recorded provisions would have decreased the Company’s pre-tax earnings by approximately $0.1 million in 2010, 2009 and 2008, respectively.

2.	Environmental and litigation reserves—Accruals for environmental and litigation matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Accrued liabilities are exclusive of claims against third parties and are not discounted. Environmental costs and remediation costs are capitalized if the costs extend the life, increase the capacity or improve the safety or efficiency of the property from the date acquired or constructed, and/or mitigate or prevent contamination in the future. Estimates for accruals for environmental matters are based on a variety of potential technical solutions, governmental regulations and other factors, and are subject to a large range of potential costs for remediation and other actions. A considerable amount of judgment is required in determining the most likely estimate within the range, and the factors determining this judgment may vary over time. Similarly, reserves for litigation and similar matters are based on a range of potential outcomes and require considerable judgment in determining the most probable outcome. If no amount within the range is considered more probable than any other amount, the Company accrues the lowest amount in the range in accordance with generally accepted accounting principles. See Note 22 of Notes to Consolidated Financial Statements and Note 12 of Notes to Condensed Consolidated Financial Statements included in this prospectus supplement.

3.	Realizability of equity investments—Quaker holds equity investments in various foreign companies, whereby it has the ability to influence, but not control, the operations of the entity and its future results. Quaker records an investment impairment charge when it believes an investment has experienced a decline in value that is other than temporary. Future adverse changes in market conditions, poor operating results of underlying investments, or devaluation of foreign currencies could result in losses or an inability to recover the carrying value of the investments that may not be reflected in an investment’s current carrying value. These factors may result in an impairment charge in the future. The carrying amount of the Company’s equity investments at December 31, 2010 was $9.2 million and was comprised of four investments totaling $5.8 million in Nippon Quaker Chemical, Ltd. (Japan) at 50%, $1.7 million in TecniQuimia Mexicana S.A. de C.V. (Mexico) at 40%, $1.5 million in Kelko Quaker Chemical, S.A. (Venezuela) at 50% and $0.2 million in Kelko Quaker Chemical, S.A. (Panama) at 50%, respectively. See Note 6 of Notes to Consolidated Financial Statements included in this prospectus supplement.

4.

Tax exposures, valuation allowances and uncertain tax positions—Quaker records expenses and liabilities for taxes based on estimates of amounts that will be ultimately determined to be deductible in tax returns filed in various jurisdictions. The filed tax returns are subject to audit, often several years subsequent to the date of the financial statements. Disputes or disagreements may arise during audits over the timing or validity of certain items or deductions, which may not be resolved for extended periods of time. Quaker applies the provisions of FASB’s guidance regarding uncertain tax positions. The guidance applies to all income tax positions taken on previously filed tax returns or expected to be taken on a future tax return. The guidance prescribes a benefit recognition model with a two-step approach, a more-likely-than-not recognition criterion, and a measurement attribute that measures the position as the largest amount of tax benefit that is greater than 50% likely of being realized upon effective settlement. The guidance further requires that the amount of interest expense and income to be recognized related to uncertain tax positions be computed by applying the applicable statutory rate of interest to the difference between the tax position recognized in accordance with the guidance, including timing differences, and the amount previously taken or expected to be taken in a tax return. Quaker also records valuation allowances when necessary to reduce its deferred tax assets to the amount that is more likely than not to be realized. While Quaker has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event Quaker were to determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should Quaker determine that it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made which could have a material adverse impact on the Company’s financial statements. U.S. income taxes have not been provided on the undistributed earnings of non-U.S. subsidiaries since it is the Company’s intention to continue to reinvest these earnings in those subsidiaries for working capital needs and growth initiatives. U.S. and foreign income taxes that would be payable if such earnings were distributed may be lower than the amount computed at the U.S. statutory rate due to the availability of foreign tax credits.

5.	Restructuring liabilities—Restructuring charges may consist of charges for employee severance, rationalization of manufacturing facilities and other items. The Company applies FASB’s guidance regarding exit or disposal cost obligations. The guidance requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred.

6.	Goodwill and other intangible assets—The Company records goodwill and intangible assets at fair value as of the acquisition date and amortizes intangible assets which do not have indefinite lives on a straight-line basis over the lives of the intangible assets based on third-party valuations of the assets. Goodwill and intangible assets, which have indefinite lives, are not amortized and are required to be assessed at least annually for impairment. The Company compares the assets’ fair value to their carrying value primarily based on future discounted cash flows in order to determine if an impairment charge is warranted. The estimates of future cash flows involve considerable management judgment and are based upon assumptions about expected future operating performance. Assumptions used in these forecasts are consistent with internal planning. The actual cash flows could differ from management’s estimates due to changes in business conditions, operating performance, and economic conditions. The Company completed its annual impairment assessment as of the end of the third quarter 2010, and no impairment charge was warranted. The Company’s consolidated goodwill and indefinite-lived intangible assets at December 31, 2010 and 2009 were $53.9 million and $47.1 million, respectively. The Company’s assumption of weighted average cost of capital and estimated future net operating profit after tax (NOPAT) are particularly important in determining whether an impairment charge has been incurred. The Company currently uses a weighted average cost of capital of 12% and, at September 30, 2010, this assumption would have had to increase by more than 6.75 percentage points before any of the Company’s reporting units would fail step one of the impairment analysis. Further, at September 30, 2010, the Company’s estimate of future NOPAT would have had to decrease by more than 36% before any of the Company’s reporting units would be considered potentially impaired. As a result, the estimated fair value of each of the Company’s reporting units substantially exceeds their carrying value.

7.	Postretirement benefits—The Company provides certain pension and other postretirement benefits to employees and retirees. Independent actuaries, in accordance with accounting principles generally accepted in the United States, perform the required valuations to determine benefit expense and, if necessary, non-cash charges to equity for additional minimum pension liabilities. Critical assumptions used in the actuarial valuation include the weighted average discount rate, rates of increase in compensation levels, and expected long-term rates of return on assets. If different assumptions were used, additional pension expense or charges to equity might be required. The Company’s U.S. pension plan year-end is November 30, and the measurement date is December 31. The following table highlights the potential impact on the Company’s pre-tax earnings due to changes in assumptions with respect to the Company’s pension plans, based on assets and liabilities at December 31, 2010:

	1/2 Percentage Point Increase			1/2 Percentage Point Decrease
	Foreign	Domestic	Total	Foreign	Domestic	Total
	(Dollars in millions)
Discount rate	$(0.2)	$(0.1)	$(0.3)	$0.3	$0.1	$0.4
Expected rate of return on plan assets	$(0.2)	$(0.2)	$(0.4)	$0.2	$0.2	$0.4

Recently Issued Accounting Standards

The FASB updated its guidance regarding a vendor’s multiple-deliverable arrangements in October 2009. The updated guidance establishes a selling price hierarchy to be followed in determining the selling price for each deliverable in multiple-deliverable arrangements, eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement using the relative selling price method and requires enhanced disclosure regarding multiple-deliverable arrangements. The guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning after June 15, 2010. The first quarter 2011 adoption of this guidance did not have a material effect on the Company’s financial statements.

Liquidity and Capital Resources

Cash Flows

First Quarter 2011 Comparisons

Quaker’s cash and cash equivalents decreased to $23.6 million at March 31, 2011 from $25.8 million at December 31, 2010. The decrease of $2.2 million resulted primarily from $7.1 million of cash used in operating activities, $2.9 million of cash used in investing activities, $7.1 million of cash provided by financing activities and a $0.7 million increase from the effect of exchange rates on cash.

Net cash flows used in operating activities were $7.1 million in the first quarter of 2011 compared to $4.8 million used in operating activities in the first quarter of 2010. The Company’s increase in net income was more than offset by increased business activity resulting in an increased investment in working capital as well as higher pension plan contributions compared to the first quarter of 2010.

Net cash flows used in investing activities were $2.9 million in the first quarter of 2011 compared to $0.3 million provided by investing activities in the first quarter of 2010. Increased investments in the Company’s Middletown, Ohio and Batavia, NY plants, and the Company’s global ERP system, were the primary drivers of the increased investments in property, plant and equipment. In addition, the receipt of the final payment in the first quarter of 2010 from the Company’s insurance settlement (discussed below) and decreases in the Company’s construction fund related to the Company’s expansion of its Middletown, Ohio manufacturing facility in the prior year, also affected the investing cash flow comparisons.

Net cash flows provided by financing activities were $7.1 million in the first quarter of 2011 compared to $5.4 million provided by financing activities in the first quarter of 2010. Increased working capital investments due to increased business activity resulted in higher net borrowings in the first quarter of 2011 compared to the first quarter of 2010. During the first quarter of 2011, the Company recorded $0.1 million of excess tax benefits in capital in excess of par on its Condensed Consolidated Balance Sheet, and as a cash flow from financing activities in its Condensed Consolidated Statement of Cash Flows, related to stock option exercises. During the first quarter of 2010, the Company recorded approximately $2.0 million of these benefits on its Condensed Consolidated Balance Sheet and recognized $0.3 million as a cash inflow from financing activities in its Condensed Consolidated Statement of Cash Flows, related to stock option exercises which occurred over prior years. Prior to 2010, the Company’s actual taxable income in affected jurisdictions was not sufficient to recognize these benefits, while the Company’s 2010 taxable income was sufficient to recognize the benefits.

Fiscal Year 2010 Comparisons

Quaker’s cash and cash equivalents increased to $25.8 million at December 31, 2010 from $25.1 million at December 31, 2009. The $0.7 million increase resulted primarily from $37.5 million of cash provided by operating activities, $41.0 million of cash used in investing activities, $4.3 million of cash provided by financing activities and a $0.1 million decrease from the effect of exchange rates on cash.

Net cash flows provided by operating activities were $37.5 million in 2010, compared to $41.6 million provided by operating activities in 2009. The Company’s improvement in net income was more than offset by increased investment in working capital. During 2009, the Company experienced significantly lower business activity as it was still recovering from the global economic downturn, which in turn greatly reduced the Company’s investment in working capital. As business volumes began to recover later in 2009 and continued to increase in 2010, the

Company’s need for working capital investment correspondingly increased. The Company’s first quarter 2009 disposition of land in Europe, reduced pension contributions compared to 2009, and the 2009 completion of restructuring activities also impacted the operating cash flow comparisons.

Net cash flows used in investing activities were $41.0 million in 2010, compared to $6.6 million of cash used in investing activities in 2009. Payments related to acquisitions were the primary driver in the change in cash flows used in investing activities. During the third quarter of 2010, the Company completed the acquisition of D.A. Stuart’s U.S. aluminum hot rolling business from Houghton International for $6.8 million and, in the fourth quarter of 2010, the Company completed the acquisition of Summit Lubricants, Inc. for $29.1 million. Cash paid for acquisitions in 2009 included the final $1.0 million payment related to the 2005 acquisition of the remaining 40% interest in the Company’s Brazilian joint venture and the final payment related to the 2006 acquisition of the remaining minority interest in its China joint venture for approximately $1.0 million. In addition, the 2009 proceeds from the disposition of land in Europe were offset by lower capital expenditures in 2010 as the Company completed its Middletown, Ohio expansion project. Reductions in the use of restricted cash related to the expansion project also affected the investing cash flow comparisons.

In the first quarter of 2007, an inactive subsidiary of the Company reached a settlement agreement and release with one of its insurance carriers for $20.0 million. The proceeds of the settlement are restricted and can only be used to pay claims and costs of defense associated with this subsidiary’s asbestos litigation. The payments were structured to be received over a four-year period with annual installments of $5.0 million, the final installment of which was received in the first quarter of 2010. During the third quarter of 2007, the same inactive subsidiary and another of its insurance carriers entered into a Claim Handling and Funding Agreement under which the carrier will pay 27% of the defense and indemnity costs incurred by or on behalf of the subsidiary in connection with asbestos bodily injury claims for a minimum of five years beginning July 1, 2007. See Notes 20, 21, and 22 of Notes to Consolidated Financial Statements and Note 12 of Notes to Condensed Consolidated Financial Statements included in this prospectus supplement.

Net cash flows provided by financing activities were $4.3 million in 2010, compared to $32.8 million of cash used in financing activities in 2009. The majority of the change was the result of debt repayments in 2009 compared to debt borrowings in 2010. In 2009, the cash flow generated from reduced working capital investments as a result of significantly curtailed business volumes enabled the debt repayments. In 2010, debt borrowings were needed to supplement the Company’s cash flow from operations for its acquisition activity, noted above. In addition, a significantly higher number of stock options were exercised in 2010, which impacted the change in cash flows.

Debt Financing

In June 2010, the Company amended its primary credit facility to increase the maximum principal amount available for revolving credit borrowings from $125.0 million to $175.0 million. This amount can be increased to $225.0 million at the Company’s option if the lenders agree to increase their commitments and the Company satisfies certain conditions. At March 31, 2011, December 31, 2010 and December 31, 2009, the Company had approximately $65.0 million, $55.0 million and $46.4 million, respectively, outstanding under its credit facilities. The amendment also extended the maturity date of the Company’s credit line from August 2012 to June 2014 and amended certain acquisition and other covenants, including a reduced interest rate spread and a new interest rate tier for leverage ratios below one times EBITDA that would allow for a further interest rate spread reduction. The Company’s access to this credit is largely dependent on its consolidated leverage ratio covenant, which cannot exceed 3.5 to 1, and at March 31, 2011, December 31, 2010 and December 31, 2009, the consolidated leverage ratio was below 2.0 to 1. Under this covenant, the Company could have borrowed an additional $120.0 million at December 31, 2010. The Company has entered into interest rate swaps with a combined notional value of $15.0 million as of March 31, 2011, in order to fix the interest rate on a portion of its variable rate debt. Outstanding financial derivative instruments may expose the Company to credit loss in the event of nonperformance by the counterparties to the agreements. To manage credit risk, the Company limits its exposure to any single counterparty. However, the Company does not expect any of the counterparties to fail to meet their obligations.

Shelf Registration Statement

In 2009, the Company filed a shelf registration statement on Form S-3 with the SEC. The registration statement was declared effective on January 29, 2010 and permits the Company to offer and sell from time to time in one or more public offerings up to $100.0 million aggregate dollar amount of its securities, which may be shares of preferred stock (either separately or represented by depositary shares), common stock, debt securities and warrants to purchase our debt or equity securities, as well as units that include any of these securities, on terms, in each case, established at the time of the offering. This registration statement provides the Company with the ability to issue registered debt or equity securities on an accelerated basis.

Tax Positions

At March 31, 2011, the Company’s gross liability for uncertain tax positions, including accrued interest and penalties, was $13.6 million. The Company cannot determine a reliable estimate of the timing of cash flows by period related to its uncertain tax position liability. However, should the entire liability be paid, the amount of the payment may be reduced by up to $7.6 million as a result of offsetting benefits in other tax jurisdictions. At December 31, 2010, the Company’s gross liability for uncertain tax positions, including accrued interest and penalties, was $13.1 million. The Company cannot determine a reliable estimate of the timing of cash flows by period related to its uncertain tax position liability. However, should the entire liability be paid, the amount of the payment may be reduced by $7.0 million as a result of offsetting benefits in other tax jurisdictions.

The Company believes it is capable of supporting its operating requirements, including pension plan contributions, payments of dividends to shareholders, possible acquisitions and business opportunities, capital expenditures and possible resolution of contingencies through internally generated funds supplemented with debt or equity as needed.

Contractual Obligations

The following table summarizes the Company’s contractual obligations at December 31, 2010, and the effect such obligations are expected to have on its liquidity and cash flow in future periods. Pension and other postretirement plan contributions beyond 2011 are not determinable since the amount of any contribution is heavily dependent on the future economic environment and investment returns on pension trust assets. The timing of payments related to other long-term liabilities, which consist primarily of deferred compensation agreements cannot be readily determined due to their uncertainty. Interest obligations on the Company’s short and long-term debt are included assuming the debt levels will be outstanding for the entire period and assuming the interest rates in effect at December 31, 2010. Interest obligations on the contingent acquisition consideration is included assuming the discount rate in effect at the time of acquisition.

	Payments due by period
Contractual Obligations (Amounts in millions)	Total	2011	2012	2013	2014	2015	2016 and Beyond
Short-term debt	$0.077	$0.077	$—	$—	$—	$—	$—
Long-term debt	89.868	2.695	2.423	1.999	56.567	1.175	25.009
Capital lease obligations	1.471	0.570	0.404	0.246	0.064	0.064	0.123
Non-cancelable operating leases	20.189	4.937	4.270	3.195	2.483	2.210	3.094
Purchase obligations	5.915	5.415	0.500	—	—	—	—
Pension and other postretirement plan contributions	9.220	9.220	—	—	—	—	—
Contingent acquisition consideration	8.031	—	—	8.031	—	—	—
Other long-term liabilities (see Note 21 of Notes to Consolidated Financial Statements)	3.359	—	—	—	—	—	3.359

Total contractual cash obligations	$138.130	$22.914	$7.597	$13.471	$59.114	$3.449	$31.585

Operations

CMS Discussion

The Company currently has more than 40 CMS contracts in North America, as well as additional CMS contracts in other areas of the world. Under its traditional CMS approach, the Company effectively acts as an agent, and the revenues and costs from these sales are reported on a net sales or “pass-through” basis. Under certain of its CMS contracts, the contracts are structured differently in that the Company’s revenue received from the customer is a fee for products and services provided to the customer, which are indirectly related to the actual costs incurred. Profit is dependent on how well the Company controls product costs and achieves product conversions from other third-party suppliers to its own products. As a result, under the alternative structure, the Company recognizes in reported revenue the gross revenue received from the CMS site customer, and in cost of goods sold the third-party product purchases, which substantially offset each other until the Company achieves significant product conversions, which may result in a decrease in reported gross margin as a percentage of sales.

In 2009, the Company had a mix of contracts with both the traditional product pass-through structure and fixed price contracts covering all services and products. As a result of the global economic downturn and its impact in the automotive sector, during 2009 and early 2010, the Company experienced a shift in customer requirements and business circumstances where almost all of CMS contracts have reverted to the traditional product pass-through structure. However, the Company’s offerings will continue to include both approaches to CMS.

Comparison of the First Quarter of 2011 with the First Quarter of 2010

Net sales for the first quarter of 2011 were $159.9 million, an increase of 25% from $128.3 million in the first quarter of 2010. The increase in net sales was primarily the result of higher volumes and selling prices across the globe. Product volumes were higher by approximately 16% including the effects of acquisitions. Selling prices and mix increased revenues by approximately 7%, as the Company continues to implement price increases to help offset higher raw material costs. Foreign exchange rates also increased revenues by approximately 2%.

Gross profit increased by approximately $5.4 million, but gross margin decreased from 36.9% in the first quarter of 2010 to 33% in the first quarter of 2011, as raw material costs continued to escalate, particularly in the first quarter of 2011. The Company continues to implement price increases to recover these higher costs.

SG&A increased approximately $5.0 million compared to the first quarter of 2010. Higher selling costs related to increased business activity, our 2010 acquisitions, foreign exchange rate translation and higher professional fees accounted for approximately 62% of the increase. Higher inflationary and other costs, partially offset by lower incentive compensation accounted for the remainder of the increase. SG&A as a percentage of sales decreased to 24.2% in the first quarter of 2011 from 26.2% in the first quarter of 2010.

Net interest expense decreased due to lower interest rates despite higher average borrowings. Equity in net income of associated companies increased compared to the first quarter of 2010 as the prior year quarter reflected a charge of approximately $0.03 related to the first quarter 2010 devaluation of the Venezuelan Bolivar Fuerte.

The Company’s low first quarter 2011 and 2010 effective tax rates include the expiration of applicable statutes of limitations for uncertain tax positions of approximately $0.11 per diluted share in each period. In addition, the first quarter 2011 effective tax rate includes a higher utilization of foreign tax credits, which were previously unbenefited. The Company has experienced and expects to further experience volatility in its quarterly effective tax rates due to the varying timing of tax audits and the expiration of applicable statutes of limitations as they relate to uncertain tax positions. However, the Company expects a higher effective tax rate for the full year 2011 as compared to the first quarter 2011 rate. At the end of 2010, the Company had net U.S. deferred tax assets totaling $14.8 million, excluding deferred tax assets related to additional minimum pension liabilities. The Company records valuation allowances when necessary to reduce its deferred tax assets to the amount that is more likely than not to be realized. The Company considers future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance. However, in the event the Company were to determine that it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the deferred tax assets would be a non-cash charge to income in the period such determination was made, which could have a material adverse impact on the Company’s financial statements. The Company continues to closely monitor the factors affecting its net deferred tax assets and the assessment of valuation allowances.

Segment Reviews—Comparison of the First Quarter of 2011 with the First Quarter of 2010

Metalworking Process Chemicals:

Metalworking Process Chemicals consists of industrial process fluids for various heavy industrial and manufacturing applications and represented approximately 94% of the Company’s net sales in the first quarter of 2011. Net sales were up $29.5 million, or 24%. Foreign exchange translation positively impacted net sales by approximately 2%, primarily driven by the Brazilian Real to U.S. Dollar exchange rate. The average U.S. Dollar to Brazilian Real exchange rate was 0.60 in the first quarter of 2011 compared to 0.55 in the first quarter of 2010. Net sales were positively impacted by increases of 33% in North America, 21% in Europe, 22% in Asia/Pacific and 11% in South America, all on a constant currency basis. The Company’s 2010 acquisition activity accounted for approximately 20% of the North America sales increase. The remaining increase in this segment’s sales was due to both volume and selling price and mix increases across the globe. The Company continues to implement price increases to help offset higher raw material costs. This segment’s operating income increased $1.4 million, with the volume and sales price increases noted above, which were largely offset by higher raw material costs and higher SG&A costs as the Company is investing in additional resources to support its growth initiatives.

Coatings:

The Company’s coatings segment, which represented approximately 5% of the Company’s net sales in the first quarter of 2011, contains products that provide temporary and permanent coatings for metal and concrete products and chemical milling maskants. Net sales for this segment were higher by $1.7 million, or 25%, due to increased sales in both chemical milling maskants sold to the aerospace industry and certain coatings product lines. This segment’s operating income increased by $0.6 million, consistent with the volume increases noted above.

Other Chemical Products:

Other Chemical Products, which represented less than 1% of the Company’s net sales in the first quarter of 2011, consists of sulfur removal products for industrial gas streams sold by the Company’s Q2 Technologies joint venture. Net sales increased approximately $0.3 million due to increased activity in the oil and gas market. Operating income was slightly above break-even, compared to a slight loss in the first quarter of 2010.

Comparison of 2010 with 2009

Net sales for 2010 were $544.1 million, an increase of $92.6 million, or approximately 21%, compared to $451.5 million in 2009. The increase in sales was driven by significant increases in volume across the globe, as the comparisons to the prior year continue to reflect recovery from the global economic downturn. The volume increases were partially offset by lower CMS revenue reported on a gross basis, which decreased revenues by approximately 4%. Changes in price/mix and foreign exchange rate translation each increased revenues by approximately 1%.

Gross profit increased $36.0 million, or 23%, compared to 2009, largely as a result of increased volumes. The gross margin increased to 35.4% in 2010 from 34.7% in 2009. Raw material costs did not begin to significantly increase until the middle of the second quarter of 2010 and continued through the end of 2010. Only a portion of these higher costs were recovered through price increases in 2010. Additional price increases are being implemented in early 2011 as part of the Company’s effort to recover margins. However, the reduction in gross margin from higher raw material costs was tempered by reduced automotive CMS revenues reported on a gross basis which increased the gross margin by approximately 1 percentage point.

SG&A increased $13.2 million, or 10%, compared to 2009. Higher selling costs with increased business activity, inflationary costs as well as increased incentive compensation were the primary drivers of the increase, representing 66% of the increase. Differences in foreign exchange rates, higher professional fees related to acquisitions and other costs accounted for the remainder of the increase. SG&A as a percentage of sales decreased from 28% in 2009 to 26% in 2010.

As initially disclosed in the Company’s second quarter Form 10-Q, one of the Company’s subsidiaries may have paid certain VAT incorrectly and, in certain cases, may not have collected sufficient VAT from certain customers. The VAT rules and regulations at issue are complex, vary among the jurisdictions and can be contradictory, in particular as to how they relate to the subsidiary’s products and to sales between jurisdictions.

Since its inception, the subsidiary had been consistent in its VAT collection and remittance practices and had never been contacted by any tax authority relative to VAT. Now the subsidiary has determined that for certain products, a portion of the VAT was incorrectly paid and that the total VAT due exceeds the amount originally collected and remitted by the subsidiary. In 2010, several jurisdictions contacted the subsidiary requesting information, but no tax assessments were received. In two jurisdictions, the subsidiary has either participated in an amnesty program or entered into a settlement whereby it paid a reduced portion of the amounts owed in resolution of those jurisdictions’ claims. At this time, the subsidiary has either modified or is in the process of modifying its VAT invoicing and payment procedures to eliminate or mitigate future exposure.

In analyzing the subsidiary’s exposure, it is difficult to estimate both the probability and the amount of any potential liabilities due to a number of factors, including: the decrease in exposure over time due to applicable statutes of limitations and actions taken by the subsidiary, the joint liability of customers and suppliers for a portion of the VAT, the availability of a VAT refund for VAT incorrectly paid through an administrative process, any amounts which may have already been, or will be paid by customers, as well as the timing and structure of any tax amnesties or settlements. In addition, interest and penalties on any VAT due can be a multiple of the base tax. The subsidiary may contest any tax assessment administratively and/or judicially for an extended period of time, but may ultimately resolve its disputes through participation in tax amnesty programs, which are a common practice for settling tax disputes in the jurisdictions in question and which have historically occurred on a regular basis resulting in significant reductions of interest and penalties. Also, the timing of payments and refunds of VAT may not be contemporaneous, and, if additional VAT is owed, it may not be fully recoverable from customers. As a result, this matter has the potential to have a material adverse impact on the Company’s financial position, liquidity and capital resources and the results of operations.

Included in the 2010 results is a net charge of $4.1 million, which consists of a net $3.9 million charge related to two tax dispute settlements entered into by the subsidiary, as well as a net $0.2 million charge representing management’s best estimate, based on the information available to it, including the factors noted above, of the amount that ultimately may be paid related to the other jurisdiction that has made inquiries. These charges assume a successful recovery of the VAT incorrectly paid, as well as reductions in interest and penalties from anticipated future amnesty programs or settlements. On a similar basis, if all other potentially impacted jurisdictions were to initiate audits and issue assessments, the range of the remaining exposure, net of refunds, could be from $0 to $22.0 million, with one jurisdiction representing approximately 82 percent of this additional exposure, assuming the continued availability of future amnesty programs or settlements to reduce the interest and penalties. If there are future assessments but no such future amnesty programs or settlements, the potential exposure could be higher.

In 2009, the Company implemented and completed a restructuring program totaling $2.3 million, or approximately $0.14 per diluted share. The Company incurred a final charge related to the former CEO’s supplemental retirement plan of approximately $1.3 million, or $0.08 per diluted share, in 2010, compared to a charge of $2.4 million, or $0.14 per diluted share, in 2009.

Other income for 2010 includes higher license fees from increased business activities as well as foreign exchange rate gains versus losses in 2009, which partially offset a gain related to the disposition of land in Europe of approximately $0.11 per diluted share in 2009. Net interest expense decreased due to lower interest rates, lower average debt balances as well as higher interest income.

The Company’s effective tax rate for 2010 was 27.3% compared to 29.8% in 2009. The 2010 effective tax rate includes a benefit of approximately $0.21 per diluted share, while 2009 includes a benefit of approximately $0.05 per diluted share, due to the expiration of applicable statutes of limitations for uncertain tax positions. In addition, the 2010 effective tax rate was impacted by significantly improved profitability in certain higher rate jurisdictions, which has also allowed for the utilization of the domestic production activities deduction for the first time in the Company’s history. The effective tax rate for 2009 reflects no tax provided for the land sale gain, due to the utilization of net operating losses, which were previously not benefited. The Company has experienced, and expects to experience, further volatility in its quarterly effective tax rates due to the varying timing of tax audits and the expiration of applicable statutes of limitations as they relate to uncertain tax positions. During 2010, the Company recorded $2.6 million of excess tax benefits in capital in excess of par on its Consolidated Balance Sheet and in its Consolidated Statement of Cash Flows, related to stock option exercises, which occurred over the current and prior years. Previously, the Company’s actual taxable income in affected jurisdictions was not sufficient to recognize these benefits, while the Company’s 2010 taxable income was sufficient to recognize these benefits.

Equity in net income of associated companies includes charges totaling approximately $0.08 per diluted share related to the first quarter 2010 devaluation of the Venezuelan Bolivar Fuerte and an out-of-period charge relating to errors the Company identified for shortfalls in reserves for pensions and other items at the Company’s Mexican affiliate. The affiliate adjusted for these items in the fourth quarter of 2010, and the Company does not believe these adjustments are material to the Company’s consolidated financial statements for the years ended December 31, 2007, 2008, 2009 or 2010 and, therefore has not restated any prior period amounts.

The increase in net income attributable to noncontrolling interests reflects improved profitability from these affiliates, as the prior year comparisons are affected by the global economic downturn.

Segment Reviews—Comparison of 2010 with 2009

Metalworking Process Chemicals:

Metalworking Process Chemicals consists of industrial process fluids for various heavy industrial and manufacturing applications and represented approximately 94% of the Company’s net sales in 2010. Net sales were up $92.1 million, or 22%, compared to 2009. Foreign currency translation positively impacted net sales by approximately 1%, driven by the Brazilian Real to U.S. Dollar exchange rate offset by the E.U. Euro to U.S. Dollar exchange rate. The average U.S. Dollar to Brazilian Real exchange rate was 0.57 in 2010 compared to 0.51 in 2009, while the average E.U. Euro to U.S. Dollar exchange rate was 1.33 in 2010 compared to 1.39 in 2009. Net sales were positively impacted by increases of 15% in North America, 19% in Europe, 28% in Asia/Pacific and 30% in South America, all on a constant currency basis. The increase in this segment’s sales was primarily attributable to increased volumes of 24% with double-digit increases in all regions, as the prior year results continued to reflect the global economic downturn. The product volume increases were partially offset by a reduction in automotive CMS revenue, which was due, in part, to the renegotiation of certain contracts now reported on a pass-through versus gross basis. Consistent with the significant volume increases, this segment’s operating income increased $26.0 million over 2009.

Coatings:

The Company’s coatings segment, which represented approximately 6% of the Company’s net sales in 2010, contains products that provide temporary and permanent coatings for metal and concrete products and chemical milling maskants. Net sales for this segment were up $0.6 million, or 2% for 2010 compared with the prior year, primarily due to higher encapsulant coatings sales. This segment’s operating income was up $0.3 million, consistent with the noted volume increases.

Other Chemical Products:

Other Chemical Products, which represented less than 1% of the Company’s net sales in 2010, consists of sulfur removal products for industrial gas streams sold by the Company’s Q2 Technologies joint venture. Net sales were down $0.1 million and operating income was at a slight loss due to reduced volumes with the downturn in the oil and gas markets.

Comparison of 2009 with 2008

Net sales for 2009 were $451.5 million, a decline of $130.2 million, or approximately 22%, compared to $581.6 million for 2008. Volumes declined approximately 20%, reflective of the global economic downturn. Changes in foreign exchange rates also decreased revenue by approximately 2%.

Gross profit decreased by $6.2 million, or 4%, compared to 2008, reflective of the above noted volume declines which were tempered by gross margin expansion. The gross margin increased to 34.7% in 2009, compared to 28.0% in 2008, primarily due to cost reduction actions taken, a more favorable raw material cost environment and reduced automotive chemical management services revenue reported on a gross basis.

SG&A decreased $10.7 million, or 8%, compared to 2008. Savings from cost reduction programs, lower travel and entertainment expenses and lower commissions, partially offset by higher incentive compensation accruals, accounted for 64% of the decline. Changes in foreign exchange rates accounted for the remainder.

In response to the global economic downturn, the Company initiated restructuring programs and incurred charges of approximately $2.3 million, or approximately $0.14 per diluted share in 2009, and $2.9 million, or approximately $0.18 per diluted share in 2008. The Company completed both initiatives in 2009.

The Company incurred charges related to the former CEO’s supplemental retirement plan of approximately $2.4 million in 2009, or approximately $0.14 per diluted share. The CEO transition costs incurred in 2008 were approximately $3.5 million, or approximately $0.22 per diluted share.

Other income for 2009 included a $1.2 million gain related to the disposition of excess land in Europe, while other income for 2008 included a net arbitration award of approximately $1.0 million related to litigation with one of the former owners of the Company’s Italian subsidiary. Lower foreign exchange rate losses in 2009 compared to 2008 also contributed to the change in other income in 2009. The increase in net interest expense was primarily due to lower interest income, as lower average debt balances were offset by higher interest rates. The increase in equity in net income of associated companies and net income attributable to noncontrolling interests was due to stronger financial performances from those affiliates as they began to recover from the global economic downturn.

The Company’s effective tax rate for 2009 was 29.8%, compared to 29.9% in 2008. The 2009 effective tax rate reflected no tax expense being provided for the land sale gain due to the utilization of net operating losses, which were previously not benefited, while the 2008 effective tax rate included a tax refund of $0.5 million related to the Company’s increased investment in China.

Segment Reviews—Comparison of 2009 with 2008

Metalworking Process Chemicals:

Metalworking Process Chemicals consists of industrial process fluids for various heavy industrial and manufacturing applications and represented approximately 93% of the Company’s net sales in 2009. Net sales were down $120.9 million, or 22%, compared to 2008. Foreign currency translation negatively impacted net sales by approximately 2%, driven by the E.U. Euro to U.S. Dollar, and Brazilian Real to U.S. Dollar exchange rates. The average Euro to U.S. Dollar exchange rate was 1.39 in 2009 compared to 1.47 in 2008, and the average Brazilian Real exchange rate was 0.51 in 2009 compared to 0.55 in 2008. Net sales were negatively impacted by declines of 32% in North America, 22% in Europe, 3% in Asia/Pacific and 14% in South America, all on a constant currency basis. The decline in this segment’s sales was primarily attributable to volume declines of approximately 20% impacting all regions, reflective of the global economic downturn. Part of this segment’s volume decline was due to reduced automotive CMS revenue reported on a gross versus pass-through basis. Despite the significant volume declines, this segment’s operating income increased $11.3 million reflective of savings from the Company’s restructuring programs and reduced discretionary spending as well as a more favorable raw material environment.

Coatings:

The Company’s coatings segment, which represented approximately 7% of the Company’s net sales in 2009, contains products that provide temporary and permanent coatings for metal and concrete products and chemical milling maskants. Net sales for this segment were down $7.0 million, or 19%, for 2009 compared with the prior year, primarily due to reduced volumes of chemical milling maskants sold to the aerospace industry as well as reduced coating sales to the construction industry. This segment’s operating income was down $1.9 million, consistent with the volume decline noted above.

Other Chemical Products:

Other Chemical Products, which represented less than 1% of the Company’s net sales in 2009, consists of sulfur removal products for industrial gas streams sold by the Company’s Q2 Technologies joint venture. Net sales were down $2.3 million as a result of reduced volumes due to the downturn in the oil and gas market. Operating income was a slight loss for 2009, reflective of the above noted volume declines.

Restructuring and Related Activities

In the fourth quarter of 2008, Quaker’s management approved restructuring plans (the 2008 4th Quarter Program) to reduce operating costs, primarily in North America and Europe. Included in restructuring plans were provisions for severance for 57 employees. The Company recognized a $2.9 million restructuring charge in the fourth quarter of 2008. Employee separation benefits varied depending on local regulations within certain foreign countries and included severance and other benefits. The Company implemented an additional restructuring program in the first quarter of 2009 (the 2009 1st Quarter Program) which included provisions for severance for 60 employees totaling approximately $2.3 million. The Company completed the initiatives contemplated under these programs during 2009.

Environmental Clean-up Activities

The Company is involved in environmental clean-up activities in connection with an existing plant location and former waste disposal sites. In April of 1992, the Company identified certain soil and groundwater contamination at AC Products, Inc. (“ACP”), a wholly owned subsidiary. In voluntary coordination with the Santa Ana California Regional Water Quality Board, ACP is remediating the contamination. Effective October 17, 2007, ACP agreed to operate the two existing groundwater treatment systems associated with the extraction wells P-2 and P-3 so as to hydraulically contain groundwater contamination emanating from ACP’s site until such time as the concentrations of contaminants are below the current Federal maximum contaminant level for four consecutive quarterly sampling events. At March 31, 2011 and December 31, 2010, the Company believes that the remaining potential-known liabilities associated with the ACP contamination, namely estimated future cost of the soil and water remediation program, is approximately $1.3 million to $2.3 million, for which the Company has sufficient reserves. Notwithstanding the foregoing, the Company cannot be certain that liabilities in the form of remediation expenses and damages will not be incurred in excess of the amount reserved. See Note 22 of Notes to Consolidated Financial Statements and Note 12 of Notes to Condensed Consolidated Financial Statements included in this prospectus supplement.

General

The Company generally does not use financial instruments that expose it to significant risk involving foreign currency transactions; however, the size of non-U.S. activities has a significant impact on reported operating results and the attendant net assets. During the past three years, sales by non-U.S. subsidiaries accounted for approximately 59% to 65% of our consolidated net annual sales. See Note 17 of Notes to Consolidated Financial Statements included in this prospectus supplement.

Business

Overview

We are a global developer and provider of high performance chemical specialty products and services for a range of industrial and manufacturing applications. Our products, which include specialty fluids, lubricants, oils, greases, corrosion preventives and coatings, are used in a wide variety of applications where metals and metal components require treatment and processing, such as in steel, aluminum, metals processing, automotive, tube and pipe, mining and other industries. Our product portfolio includes many custom-tailored productivity solutions that have been developed to optimize the performance of our customers’ manufacturing processes. These solutions are developed through a combination of our manufacturing process knowledge, product application “know-how” and extensive research and development experience. We work closely with our customers to ensure that our products meet their constantly evolving requirements. Our process engineers and support teams work on-site with our customers to maximize the value of our chemical specialty products by improving product performance and reducing operating costs. We also offer customized Chemical Management Services (CMS) where Quaker technical resources are embedded at the customer site to support a scope of contractually agreed upon activities including procurement services, process and product monitoring and environmental compliance.

Over the last decade, we have become a global specialty chemicals company with an extensive manufacturing, sales and distribution footprint that includes over 1,600 employees across 18 countries. In addition to our established presence in North America and Europe, we have expanded our operations significantly in developing, high-growth markets and believe we are well-positioned to capitalize on growth in emerging markets such as Asia-Pacific and South America as we have been steadily investing in these regions over the past two decades. We plan to continue to invest significantly in Brazil, China and India to expand our capacity and refine our capabilities to meet the rapidly growing demand for our products in these regions. We believe that our current scale provides us with a significant competitive advantage because it allows us to serve customers worldwide and follow our existing customers as they enter high growth markets and grow as economic activity increases in all regions following the 2008-2009 global economic crisis. As a result of our global reach and investments we have made, 65% of our total 2010 net sales were generated outside of the U.S., with approximately 37% of our total net sales generated in high growth regions such as Asia-Pacific and South America. Since 2001, our net sales from developing markets have grown substantially. For example, between 2001 and 2010, net sales from the Asia-Pacific region grew at a Compounded Annual Growth Rate, or “CAGR,” of 18.6%.

Our products are marketed under the “Quaker” brand name and sold in more than 75 countries to a diverse base of customers. We believe our products are highly effective at lowering our customers’ “total cost of ownership” because fluids extend the useful life of manufacturing equipment and help to increase overall productivity. As a result, we believe our customers view Quaker as a premium brand for metal processing fluids and protective coatings. Our principal products include:

1.	Rolling Lubricants

Used by manufacturers of steel in the hot and cold rolling of steel and by manufacturers of aluminum in the hot rolling of aluminum. Cold rolling applications include using synthetics, semi-synthetics and fully natural products with lubricant delivery systems designed to reduce steel sheet to the gauge and shape required by the container, automotive, and appliance industries. Hot rolling applications include products designed to increase roll life and improve quality of both long and roll steel as well as stainless and carbon steel products. Non-ferrous rolling products provide lubrication needed for the reduction of aluminum, copper, brass, zinc and other metals;

2.	Machining and Grinding Compounds

Used by customers in cutting, shaping, drawing, and grinding metal parts which require special treatment to enable them to tolerate the manufacturing process, achieve closer tolerance, and improve tool life. Products include water-soluble, metal removal fluids containing soluble oils, synthetics, semi-synthetics, or true solution synthetics, and emulsion synthetics to meet a wide range of industrial requirements in metal-cutting operations;

3.	Hydraulic Fluids

Used by steel, metalworking, and other customers to operate hydraulically activated equipment. Products include fire resistant and biodegradable hydraulic fluids used in steel mills, foundries, tube and pipe and other manufacturing facilities as well as longwall mining and other applications;

4.	Corrosion Preventives

Used by steel and metalworking customers to protect metal during manufacture, storage, and shipment. Products include temporary or permanent corrosion preventives which are typically used in the steel and metalworking industries to protect metal surfaces from corrosion for up to one year. These products may also be formulated to be readily removed through cleaning or degreasing procedures where further metal finishing is required.

The following table shows the contribution of each of our principal product lines to net sales during the past three years:

	2010	2009	2008
Rolling lubricants	21.2%	20.8%	19.7%
Machining and grinding compounds	20.3%	18.1%	17.7%
Hydraulic fluids	13.7%	12.9%	11.1%
Corrosion preventives	11.5%	9.9%	10.2%

Our business model emphasizes the creation of value through optimization of customer processes. Our employees visit customers’ facilities regularly and, through training and experience, identify production, quality and safety needs that can be resolved or alleviated either by adapting existing products or by applying new formulations developed in our laboratories. We have engineering and technical professionals who work with our sales representatives to provide a range of important value-added support services. One way in which we help our customers achieve maximum value from our products is through our comprehensive CMS program, which places our technical professionals on-site to ensure that products are used in the most productive and cost effective way possible. Currently, we manage and oversee chemical usage processes at approximately 80 customer plants worldwide which includes (i) process control systems; (ii) inventory control; (iii) lubrication management; (iv) supplier management and continuous improvement; (v) waste management and (vi) training. Our CMS program contributed 3.5%, 8.4% and 11.1% to our net sales during 2010, 2009 and 2008, respectively, and we believe that the program is a vital distribution channel for our products. The reductions in 2009 and 2010 were principally due to a shift in customer requirements stemming from the global economic crisis. This resulted in the Company reporting CMS revenue on a net basis under a more traditional product pass-through structure rather than on a gross basis.

Throughout our 93-year history, we have grown by focusing on select industries with high value and/or technically challenging processes that require high performance specialty products by leveraging our technology and reputation, now on a global basis. This has helped us to create a strong foundation for sustained operating leverage and profitability. We have also grown our business through 11 strategic acquisitions over the last nine years. In July 2010, we acquired D.A. Stuart’s U.S. aluminum hot rolling oil business (the “D.A. Stuart Acquisition”) from Houghton International Inc. The D.A. Stuart Acquisition has helped us become one of the leading players in the U.S. aluminum hot rolling market, serving some of the largest aluminum hot rolling mills in the U.S. This acquisition has also helped us expand our overall product portfolio, further our efforts to become a one-stop-shop supplier of fluids for aluminum producers and will enable us to expand globally in the aluminum hot rolling oil market. In December 2010, we acquired Summit Lubricants Inc. (the “Summit Acquisition”), a specialty grease manufacturer. Since Summit produces specialty greases that are used by many of our existing customers, we believe this acquisition will create significant synergies as it will allow our existing sales force to sell Summit’s products. We expect that the Summit Acquisition will allow us to increase our penetration of the specialty grease and lubricant market, expand our existing product portfolio and customer base, and grow our overall share of our customers’ fluid-related expenditures.

As a result of our broad product offering, global footprint and strategic acquisitions, we believe we are well positioned to achieve meaningful growth and strong financial performance going forward.

Our Industry

We estimate that the global market for industrial lubricants and fluids is approximately $12 billion in size. Our focus is in the specialty industrial lubricants and fluids sector, which accounts for approximately half of the broader industrial lubricants and fluids market. Specialty industrial lubricants and fluids are characterized by intimate knowledge of customer operations, product customization and differentiation and are designed to address specific customer needs. Industrial lubricants and fluids are used in virtually all manufacturing and extraction industries including steel, aluminum, automotive, tube and pipe, metal processing and mining.

Global demand for industrial lubricants and fluids is increasing as core end-markets are recovering in the wake of the 2008-2009 global economic downturn. Demand is driven by growth in key end-markets including the steel, automotive, aluminum and other industries. According to Steel Business Briefing, World Steel Institute, the CAGR for global steel production is expected to be 7.0% from 2009 to 2014. Similarly, according to the CSM Worldwide Global Light Vehicle Production Summary, the CAGR for global light vehicle production is expected to be 7.7% from 2009 to 2016 and the CAGR for light vehicle production in developing Asian economies is expected to be 11.3% from 2009 to 2016.

Similar to other specialty chemicals, industrial lubricants and fluids are not necessarily standardized and require a degree of customization and technical service to meet machining and processing standards, which are different for every customer. Lubricants and fluids operate in a wide range of applications and must be compatible with machinery, fluid flow systems and seals, operating temperatures and the materials being produced. As a result, product customization and quality of technical service to monitor the chemical usage processes are key differentiators for customers. There is an industry trend towards higher quality lubricants and fluids as customers seek longer operating cycles, less maintenance-related downtime, products that conform to increasingly stringent regulatory requirements and products that are environmentally friendly. In this respect, lubricants and fluids are key consumables for which many customers are willing to pay a premium in exchange for lower overall operating costs resulting from the benefits provided by the differentiated products.

Competition in the industry is based primarily on the ability to provide products and render technical services that meet the needs of the customer, and, to a lesser extent, on price. We believe the quality of our product and service is more significant to our customers than the relatively small cost of lubricants and fluids as a percentage of the total cost of the customer’s end product or their overall operations.

Our Competitive Strengths

We believe that the following strengths differentiate us from our competitors:

Leading market positions in growing markets.

We are a leading global developer and provider of customized, technology-driven chemical specialty products and services for various industrial and manufacturing applications within the $6 billion global market for specialty industrial lubricants and fluids. We hold the #1 global market position with respect to process fluids used by manufacturers of steel, according to Kline & Company. We estimate that Quaker’s global market for process fluids used by steel manufacturers is projected to grow at a CAGR of approximately 6% per year between 2010 and 2015, with China and India leading the way with projected annual growth of approximately 9%. We are also a leading provider of specialty lubricants and fluids to the global automotive industry, for which demand tends to follow overall vehicle production. According to the CSM Worldwide Global Light Vehicle Production Summary, the CAGR for global light vehicle production is expected to be 7.7% from 2009 to 2016 and the CAGR for light vehicle production in developing Asian economies is expected to be 11.3% from 2009 to 2016. We are also gaining share of process fluids and coatings for the tube and pipe market, which mainly supplies the oil and gas industry.

Overall, we believe that we are poised to benefit from significant growth in all of our key end-markets and particularly in steel and automotive which continue to rebound strongly from the recent economic downturn. In the developed economies of North America and Europe, the steel and automotive markets are recovering from the global economic crisis and we expect to continue to see a sustained recovery over the next few years. Our net sales from emerging markets such as South America and Asia-Pacific have increased by more than 275% compared with 2001. We believe that we will continue to see significant growth as a result of ongoing demand for our products in key emerging markets such as Asia-Pacific and South America.

Provider of technically advanced products which result in significant switching costs.

We provide our customers with essential lubricants and fluids for a wide variety of applications where metals and metal components require treatment and processing. Our products are optimized for performance in critical processes by leveraging our manufacturing process and technical knowledge, product application “know-how” and extensive research and development expertise. Lubricants and fluids are non-discretionary purchases that represent a minimal portion (typically less than 1%) of total production costs; therefore, our customers typically focus on product quality, efficacy and customer service rather than price. Our fluids provide benefits such as extended machine and tool life, greater productivity due to less downtime for equipment changes, repairs and adjustments, reduced usage and waste stream processing costs and reductions in energy costs and carbon output. Furthermore, switching suppliers could result in our customers incurring significant costs given the potential for product failure and other risks related to switching suppliers.

Diverse geographic sales mix and global operations position us for superior growth.

With operations in 18 countries, we have a strong presence in developed markets that are global hubs for steel and metal processing and in key emerging countries including Brazil, China and India. This global footprint allows us to pursue opportunities around the world and to service our increasingly global customer base on a regional and local basis. In 2010, we generated 65% of our net sales outside the U.S., with 37% from high growth, emerging markets such as Asia-Pacific and South America. Emerging markets continue to provide a significant portion of our profitability, which we expect to continue to increase as these markets continue to experience economic growth and we leverage technologies developed in more mature markets.

Our global reach positions us for growth alongside customers that continue to expand in growth markets. According to World Steel Association, China now produces 44% of global steel and 21% of light vehicles, and we believe that our established and growing presence in China positions us well for continued growth.

Diverse, blue-chip customer base with long-standing relationships.

We use our on-site chemical management model to sell our products and manage chemical usage at approximately 80 customer plants worldwide. Our customers range from global steel and automobile manufacturers to regional and local metalworking shops, reducing our dependency on any single customer. Our customer base is composed of large, blue-chip companies such as AK Steel, Alcoa, Anshan Steel, ArcelorMittal, Ball, Bao Steel, BMW, Caterpillar, China Steel Corporation, Chrysler, CSN, Cummins, Daimler, General Motors, Honda, Marcegaglia, Nucor, Renault, Severstal, Tata Steel, ThyssenKrupp, Tianjin Pipe, Timken, United Technologies, U.S. Steel, Volkswagen, and Wuhan Steel. In 2010, our top five customers represented approximately 20% of our consolidated net sales, with the largest, ArcelorMittal (the world’s largest steelmaker), representing approximately 9% of consolidated net sales.

We enjoy long-standing relationships with many of our largest customers. The technical nature of our products, coupled with our strong understanding of customers’ needs and the high level of service, has resulted in a high overall customer retention rate. All of our top 10 customers or their predecessors have been Quaker customers for more than 10 years and several have been Quaker customers for 20 years or longer.

Business model that positions us for strong earnings and attractive financial results.

The technical nature of our products and the value we create for our customers have resulted in our achieving improved earnings through often challenging economic conditions. We work closely with our customers to help reduce or manage our exposure to potential volatile costs of raw materials and to preserve margins. In certain cases, we have entered contracts with customers containing pricing provisions that are based on commonly utilized raw material indices. This has helped to manage our exposure to raw material costs and preserve overall profitability. The consistency of our financial performance through economic cycles has enabled us to increase or maintain our dividend level for 39 consecutive years.

Strong management team with a proven track record.

Our senior management team averages approximately 15 years of chemical specialty industry experience and is responsible for growing Quaker throughout business cycles, building our global platform and developing our reputation for quality and reliability. Over the last nine years, we have completed 11 acquisitions, expanding into new, profitable end-markets, growing our share of customers’ expenditures and our market position.

Our Growth Strategy

Key elements of our business strategy are to:

Capitalize on superior growth in international markets and the continuing economic recovery in developed markets.

We plan to continue our expansion into rapidly growing international markets such as China, Brazil, and India. This will allow us to continue to follow our existing customers as they increasingly migrate towards high growth markets, as well as take advantage of opportunities to provide our products to a range of new customers. Our sales to emerging markets in South America and Asia-Pacific doubled from 2005 to 2010 and represented approximately 37% of our net sales in 2010 compared with 23% of sales in 2005. We believe that our existing global footprint and commitment to invest in our business positions us well to capitalize on global growth opportunities, particularly in emerging markets.

In North America and Europe, the steel and automotive markets have seen improvement since the global economic downturn, but they have yet to return to production levels achieved prior to the downturn. For example, according to CSM, total North American auto production is not expected to exceed 2008 levels until 2013 with Europe expected to take even longer to return to 2008 levels. We expect to participate in the continuing recovery of these markets as we benefit from growth in emerging markets.

Expand our market share while also pursuing new end-markets.

We have historically served steel, automotive, metals processing, tube and pipe and other industries where our customers rely on our customized solutions and value our customer service. We plan to continue to maintain our leadership positions using our current business model and focusing on increasing our share in these markets through expanding our product offerings and providing formulations that address the specific needs of our customers. We believe that opportunities also exist to apply our capabilities to new end markets and uses that require specialty lubricants and fluids. For example, we plan to leverage the aluminum technology we recently acquired from the D.A. Stuart Acquisition in order to expand into new applications where there is strong demand. Other areas of focus include further penetrating Japanese automotive engine and transmissions, tube and pipe manufacturers, die casting, mining industries and expanding the markets for our premium fire resistant hydraulic fluids.

Leverage our technological capabilities.

We have gained insight into our customers’ needs based upon our long-standing relationships. Through our research and development facilities in Pennsylvania, California, China, and The Netherlands, we continue to innovate and provide cutting edge solutions. We continuously seek to improve our formulations, investing in the development of new, differentiated technologies to best fit our customers’ needs. We have increased our focus on our global research capabilities, in recent years, and we will continue to invest resources in our research and development activities to allow us to introduce innovative products as customer processes evolve.

Provide the highest levels of customer service.

We build and maintain customer relationships by recognizing customers’ unique needs and working closely with them to devise solutions that optimize their overall production and system efficiencies. Through ongoing dialogue, we monitor our customers’ processes, applications and end product results to ensure that we provide them with the best solutions to meet their changing needs. Many of our customers rely on a small group of suppliers for their fluids, and we continually seek to strengthen relationships as part of our strategy to grow our share of customers’ expenditures.

Selectively pursue investment opportunities.

Acquisitions are a key component of our overall growth strategy. Given the fragmented nature of our industry, we believe that opportunities will develop to pursue acquisitions at attractive valuations in the future. We have identified several potential acquisition opportunities that we believe would enhance our overall product offering.

Competition

The chemical specialty industry comprises a number of companies of similar size as well as companies larger and smaller than Quaker. Quaker cannot readily determine its precise position in every industry it serves. Based on information available to Quaker, however, it is estimated that Quaker holds a leading and significant global position (among a group in excess of 25 other suppliers) in the market for process fluids to produce sheet steel. It is also believed that Quaker holds significant global positions in the markets for process fluids in portions of the automotive and industrial markets. The offerings of many of our competitors differ from Quaker, with some who offer a broad portfolio of fluids including general lubricants to those who have a more specialized product range and all of whom provide different levels of technical services to individual customers. Competition in the industry is based primarily on the ability to provide products that meet the needs of the customer and render technical services and laboratory assistance to customers and, to a lesser extent, on price.

Major Customers and Markets

In 2010, Quaker’s five largest customers (each composed of multiple subsidiaries or divisions with semi-autonomous purchasing authority) accounted for approximately 20% of its consolidated net sales with the largest customer (Arcelor-Mittal Group) accounting for approximately 9% of consolidated net sales. A significant portion of Quaker’s revenues are realized from the sale of process fluids and services to manufacturers of steel, automobiles, appliances, and durable goods, and, therefore, Quaker is subject to the same business cycles as those experienced by these manufacturers and their customers. Furthermore, steel customers typically have limited manufacturing locations as compared to metalworking customers and generally use higher volumes of products at a single location. Accordingly, the loss or closure of a steel mill or other major customer site can have a material adverse effect on Quaker’s business.

Raw Materials

Quaker uses over 1,000 raw materials, including mineral oils and derivatives, animal fats and derivatives, vegetable oils and derivatives, ethylene derivatives, solvents, surface active agents, chlorinated paraffinic compounds, and a wide variety of other organic and inorganic compounds. In 2010, three raw material groups (mineral oils and derivatives, animal fats and derivatives, and vegetable oils and derivatives) each accounted for as much as 10% of the total cost of Quaker’s raw material purchases. The price of mineral oil can be affected by the price of crude oil and refining capacity. In addition, animal fat and vegetable oil prices are impacted by increased biodiesel consumption. Accordingly, significant fluctuations in the price of crude oil can have a material effect upon the Company’s business. Many of the raw materials used by Quaker are “commodity” chemicals, and, therefore, Quaker’s earnings can be affected by market changes in raw material prices. In certain cases, Quaker has entered into fixed-price purchase contracts having a term of up to two years. These contracts provide for protection to Quaker if the price for the contracted raw materials rises, however, in certain limited circumstances, Quaker will not realize the benefit if such prices decline.

Patents and Trademarks

Quaker has a limited number of patents and patent applications, including patents issued, applied for, or acquired in the United States and in various foreign countries, some of which may prove to be material to its business. Principal reliance is placed upon Quaker’s proprietary formulae and the application of its skills and experience to meet customer needs. Quaker’s products are identified by trademarks that are registered throughout its marketing area.

Research and Development—Laboratories

Quaker’s research and development laboratories are directed primarily toward applied research and development since the nature of Quaker’s business requires continual modification and improvement of formulations to provide chemical specialties to satisfy customer requirements. Quaker maintains quality control laboratory facilities in each of its manufacturing locations. In addition, Quaker maintains in Conshohocken, Pennsylvania, Santa Fe Springs, California, Uithoorn, The Netherlands and Qingpu, China laboratory facilities that are devoted primarily to applied research and development.

Research and development costs are expensed as incurred. Research and development expenses during 2010, 2009 and 2008 were $15.7 million, $15.0 million and $16.9 million, respectively.

Most of Quaker’s subsidiaries and associated companies also have laboratory facilities. Although not as complete as the Conshohocken, Santa Fe Springs, Uithoorn or Qingpu laboratories, these facilities are generally sufficient for the requirements of the customers being served. If problems are encountered which cannot be resolved by local laboratories, such problems may be referred to the laboratory staff in Conshohocken or Uithoorn.

Regulatory Matters

In order to facilitate compliance with applicable Federal, state, and local statutes and regulations relating to occupational health and safety and protection of the environment, the Company has an ongoing program of site assessment for the purpose of identifying capital expenditures or other actions that may be necessary to comply with such requirements. The program includes periodic inspections of each facility by Quaker and/or independent experts, as well as ongoing inspections and training by on-site personnel. Such inspections address operational matters, record keeping, reporting requirements and capital improvements. In 2010, capital expenditures directed solely or primarily to regulatory compliance amounted to approximately $0.7 million compared to $0.7 million and $1.7 million in 2009 and 2008, respectively. In 2011, the Company expects to incur approximately $1.9 million for capital expenditures directed primarily to regulatory compliance.

Number of Employees

On December 31, 2010, Quaker’s consolidated companies had 1,385 full-time employees of whom 513 were employed by the parent company and its U.S. subsidiaries and 872 were employed by its non-U.S. subsidiaries. Associated companies of Quaker (in which it owns 50% or less) employed 225 people on December 31, 2010.

Product Classification

The Company organizes its segments by type of product sold. The Company’s reportable segments are as follows:

(1)	Metalworking process chemicals—industrial process fluids for various heavy industrial and manufacturing applications.

(2)	Coatings—temporary and permanent coatings for metal and concrete products and chemical milling maskants.

(3)	Other chemical products—other various chemical products.

See Note 17 of Notes to Consolidated Financial Statements included in this prospectus supplement.

Non-U.S. Activities

Since significant revenues and earnings are generated by non-U.S. operations, Quaker’s financial results are affected by currency fluctuations, particularly between the U.S. Dollar, the E.U. Euro, the Brazilian Real, and the Chinese Renminbi, and the impact of those currency fluctuations on the underlying economies. See Note 17 of Notes to Consolidated Financial Statements included in this prospectus supplement.

Certain United States Federal Income Tax Considerations Applicable to Non-U.S. Holders

The following is a summary of certain United States federal income tax considerations related to the purchase, ownership and disposition of our common stock applicable to a “non-U.S. holder” (defined below) of our common stock.

This summary:

■	does not purport to be a complete analysis of all of the potential tax considerations that may be applicable to an investor as a result of the investor’s particular tax situation;

■

is based on the Internal Revenue Code of 1986, as amended (the “Code”), the existing applicable United States federal income tax regulations promulgated or proposed under the Code, which we refer to as the “Treasury Regulations,” judicial authority and currently effective published rulings and administrative pronouncements, each as of the date hereof and each of which are subject to change or differing interpretations at any time, possibly with retroactive effect;

■	is applicable only to beneficial owners of common stock who hold their common stock as a “capital asset,” within the meaning of section 1221 of the Code;

■

does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or who are subject to special treatment under United States federal income tax laws, including but not limited to:

■	certain former citizens and long-term residents of the United States;

■	banks, financial institutions, or “financial services entities”;

■	insurance companies;

■	tax-exempt organizations;

■	dealers in securities;

■	investors holding the stock as part of a “straddle”, “hedge”, “conversion transaction” or other risk reduction transaction;

■	“foreign governments” and “international organizations” within the meaning of section 892 of the Code;

■	“controlled foreign corporations” and “passive foreign investment companies”;

■	partnerships, other pass-through entities and investors in these entities; and

■	investors that expect to receive dividends or realize gain in connection with the investors’ conduct of a trade or business, permanent establishment or fixed base within the United States.

■

does not discuss any possible applicability of any United States state or local taxes, non-United States taxes or any United States federal tax other than the income tax, including, but not limited to, the federal gift tax and estate tax and the alternative minimum tax.

This summary of certain United States federal income tax considerations constitutes neither tax nor legal advice. Prospective investors are urged to consult their own tax advisors to determine the specific tax consequences and risks to them of purchasing, holding and disposing of our common stock, including the application to their particular situation of any United States federal estate and gift, United States alternative minimum, United States state and local, non-United States and other tax laws and of any applicable income tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, a non-U.S. holder is a beneficial owner of our common stock that is neither a “United States person” nor a partnership or entity or arrangement treated as a partnership for United States federal income tax purposes. A “United States person” is:

■	an individual citizen or resident of the United States;

■

a corporation, or other entity treated as an association taxable as a corporation for United States federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

■	an estate the income of which is subject to United States federal income taxation regardless of its source; or

■

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable the Treasury Regulations to be treated as a United States person.

If a partnership (or an entity or arrangement treated as a partnership for United States federal income tax purposes) owns our common stock, then the United States federal income tax treatment of a partner in that partnership generally will depend on the status of the partner and the partnership’s activities. Partners and partnerships should consult their own tax advisors with regard to the United States federal income tax treatment of an investment in our common stock.

Distributions

Distributions, if any, paid to a non-U.S. holder of our common stock, other than certain non-taxable pro rata distributions of common stock, will constitute a “dividend” for United States federal income tax purposes to the extent paid out of our current or accumulated earnings and profits as of the end of our taxable year of the distribution, as determined for United States federal income tax purposes. Any distributions that exceed both our current and accumulated earnings and profits would first constitute a non-taxable return of capital, which would reduce the basis in the holder’s shares, but not below zero, and thereafter would be treated as gain from the sale of stock (see “—Sale or Taxable Disposition of Common Stock” below).

Subject to the following paragraphs, dividends on our common stock generally will be subject to United States federal withholding tax at a 30% gross rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty. We may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution we project will be a dividend, based upon a reasonable estimate of both our current and our accumulated earnings and profits for the taxable year in which the distribution is made. If tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, then you may obtain a refund of such excess amounts by timely filing a claim for refund with the Internal Revenue Service.

In order to claim the benefit of a reduced rate of or an exemption from withholding tax under an applicable income tax treaty, a non-U.S. holder will be required (a) to satisfy certain certification requirements, which may be made by providing us or our agent with a properly executed and completed Internal Revenue Service Form W-8BEN (or other applicable form) certifying, under penalty of perjury, that the holder qualifies for treaty benefits and is not a United States person or (b) if our common stock is held through certain non-United States intermediaries, to satisfy the relevant certification requirements of the Treasury Regulations. Special certification and other requirements apply to certain non-U.S. holders that are partnerships or other pass-through entities.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or, in the case of an individual non-U.S. holder, a fixed base, that is maintained by the non-U.S. holder in the United States) are not subject to the withholding tax, provided that the non-U.S. holder so certifies, under penalty of perjury, on a properly executed and delivered Internal Revenue Service Form W-8ECI (or other applicable form). Instead, such dividends generally would be subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person. Corporate non-U.S. holders who receive effectively connected dividends may also be subject to an additional U.S. “branch profits tax” at a gross rate of 30% on their earnings and profits for the taxable year that are effectively connected with the holder’s conduct of a trade or business within the United States, subject to any exemption or reduction provided by an applicable income tax treaty.

Sale or Taxable Disposition of Common Stock

Any gain realized on the sale, exchange or other taxable disposition of our common stock generally will not be subject to United States federal income tax unless:

■

the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder or, in the case of an individual, a fixed base, that is maintained by the non-U.S. holder in the United States);

■	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

■

we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of such disposition and the non-U.S. holder’s holding period in the common stock.

A non-U.S. holder described in the first bullet point above generally will be subject to United States federal income tax on the net gain derived from the sale or disposition at regular graduated United States federal income tax rates, as if the holder were a United States person. If such non-U.S. holder is a corporation, then it may also, under certain circumstances, be subject to an additional U.S. “branch profits” tax at a gross rate of 30% on its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business within the United States, subject to exemption or reduction provided by any applicable income tax treaty.

An individual non-U.S. holder described in the second bullet point immediately above will be subject to a tax at 30% gross rate, subject to any reduction or reduced rate under an applicable income tax treaty, on the net gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States for U.S. federal income tax purposes.

We generally believe we are not, have not been and will not become a “United States real property holding corporation” for United States federal income tax purposes, but we have not performed a formal analysis supporting this conclusion. In the event that we are or become a United States real property holding corporation at any time during the applicable period described in the third bullet point above, any gain recognized on a sale or other taxable disposition of our common stock may be subject to United States federal income tax, including any applicable withholding tax, if either (1) the non-U.S. holder beneficially owns, or has owned, more than 5% of the total fair value of our common stock at any time during the applicable period, or (2) our common stock ceases to be traded on an “established securities market” within the meaning of the Code. Non-U.S. holders who own or may own more than 5% of our common stock are encouraged to consult their tax advisors with respect to the United States tax consequences of a disposition of our common stock.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to U.S. backup withholding, currently at a 28% rate, for dividends paid to such holder unless such holder certifies under penalty of perjury as to non-United States person status or such holder otherwise establishes an exemption (and neither we nor the paying agent has actual knowledge or reason to know that such holder is a United States person or that the conditions of any other exemptions are not in fact satisfied).

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury as to non-United States person status or such owner otherwise establishes an exemption (and neither we nor the paying agent has actual knowledge or reason to know that such holder is a United States person or that the conditions of any other exemptions are not in fact satisfied).

Back-up withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability, if any, provided the required information is timely furnished to the Internal Revenue Service.

Recent Legislation Relating to Foreign Accounts.

Legislation enacted on March 18, 2010 may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain non-U.S. holders. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation applies to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding this legislation and any potential impact on an investment in our common stock.

Underwriting

Subject to the terms and conditions set forth in the underwriting agreement dated                     , 2011, by and between us and Jefferies & Company, Inc., as representative of the underwriters, we have agreed to sell to the underwriters and the underwriters have severally agreed to purchase from us, the number of shares of common stock indicated in the table below:

Underwriter	Number of Shares
Jefferies & Company, Inc.
Janney Montgomery Scott LLC
KeyBanc Capital Markets Inc.

Total

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of the shares of common stock are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that they currently intend to make a market in the shares of common stock. However, the underwriters are not obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the shares of common stock.

The underwriters are offering the shares of our common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority without the consent of the customer.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per share of common stock. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $             per share of common stock to certain brokers and dealers. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the underwriters. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $            , which includes legal, accounting and printing costs and various other fees associated with this offering.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “KWR”.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of                      additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares of common stock proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more shares than the total number set forth on the cover page of this prospectus.

No Sales of Similar Securities

We, our directors and our executive officers have agreed, subject to specified exceptions, not to, directly or indirectly:

■

sell (including, without limitation, any short sale), offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act,

■

otherwise dispose of any common stock, options or warrants to acquire common stock, or securities exchangeable or exercisable for or convertible into common stock, currently or hereafter owned either of record or beneficially, or

■	publicly announce an intention to do any of the foregoing without the prior written consent of Jefferies & Company, Inc.

This restriction terminates after the close of trading of the common stock on and including the 90th day after the date of this prospectus. However, subject to certain exceptions, in the event that either:

■	during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or

■	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period,

then in either case the expiration of the 90-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless Jefferies & Company, Inc. waives, in writing, such an extension.

Jefferies & Company, Inc. may, in its sole discretion and at any time or from time to time before the termination of the 90-day period, without public notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our directors or executive officers who will execute a lock-up agreement, providing consent to the sale of our common stock prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, they may engage in transactions, including over-allotment, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Establishing short sales positions may involve either “covered” short sales or “naked” short sales. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional common stock or purchasing common stock in the open market. In determining the source of common stock to close out the covered short position, the underwriters will consider, among other things, the price of common stock available for purchase in the open market as compared to the price at which they may purchase common stock through the option to purchase additional common stock. “Naked” short sales are sales in excess of the option to purchase additional common stock. The underwriters must close out any naked short position by purchasing common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. A stabilizing bid is a bid for the purchase of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raiding or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Affiliations

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and certain of their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (as defined below) (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer of our common stock to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to our common stock which has either been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer to the public in that Relevant Member State of our common stock may be made at any time:

■	to any legal entity which is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

■

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43.0 million and (3) an annual net turnover of more than €50.0 million, as shown in its last annual or consolidated accounts;

■

to fewer than 100 natural or legal persons per Relevant Member State (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

■	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of our common stock to the public” in relation to any of the common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Legal Matters

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Duane Morris LLP, Philadelphia, Pennsylvania. Certain legal matters will be passed upon for the underwriters by Jones Day, New York, New York.

Experts

The financial statements as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 have been included and incorporated in this prospectus and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2010 has been incorporated by reference in this prospectus in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E., Room 1580

Washington, D.C. 20549

You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy and information statements and other information that we electronically file with the SEC, which you can access over the Internet at http://www.sec.gov. We maintain an internet website at http://www.quakerchem.com with information about our company. Information contained on our website or any other website is not incorporated into this prospectus and does not constitute a part of this prospectus. Our website address referenced above is intended to be an inactive textual reference only and not an active hyperlink to our Web site. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

For information with regard to the documents incorporated by reference in the accompanying prospectus, see “Incorporation of Certain Documents by Reference” in the accompanying prospectus.

You may obtain a copy of any documents incorporated by reference, at no cost, by writing or telephoning us at the following address or telephone number:

Quaker Chemical Corporation

Investor Relations

One Quaker Park

901 E. Hector Street

Conshohocken, Pennsylvania 19428-2380

(610) 832-4119

Exhibits to our filings will not be sent, however, unless those exhibits have specifically been incorporated by reference.

Special Note Regarding Forward-Looking Statements

Some of the statements in this prospectus supplement, the accompanying prospectus, any other offering material and any documents we incorporate by reference may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. The Private Securities Litigation Reform Act of 1995 provides certain “safe harbor” provisions for forward-looking statements. All forward-looking statements made in this prospectus supplement, the accompanying prospectus, any other offering material and any documents we incorporate by reference are made pursuant to the Private Securities Litigation Reform Act. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “may,” “will,” “should,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our current and future business activities, operational matters, cash needs, cash reserves, liquidity, operating and capital expenses, financing options, including the state of the capital markets and our ability to access the capital markets, expense reductions, the future outlook of Quaker, operating results and pending litigation. Although we believe our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations, and actual results, performance or achievements may differ materially from those that might be anticipated from our forward-looking statements. This can occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties. Factors that may cause our actual results, performance or achievements to differ materially from that contemplated by such forward-looking statements include, among others, the following:

■	changes in the industries and markets that we serve could have a material adverse effect on our liquidity, financial position and results of operations;

■	the loss of management and other key personnel could significantly harm our business;

■	we may be unable to achieve sufficient price increases or contract concessions to offset increases in the costs of raw materials, or price increases that we implement may result in the loss of sales;

■	availability of raw materials could have a material adverse effect on our liquidity, financial position and results of operations;

■	where our manufacturing facilities are limited, loss of a significant manufacturing facility may materially and adversely affect our liquidity, financial position and results of operations;

■	bankruptcy of one or more significant customers could have a material adverse effect on our liquidity, financial position and results of operations;

■

our primary credit facility contains limitations on our ability to make capital expenditures, investments and acquisitions and on our ability to incur liens, and includes default provisions that permit our lenders, among other things, to decline to make further advances and/or to accelerate our obligation to repay all of our outstanding obligations under the primary credit facility in the event of our inability to comply with the terms of the primary credit facility;

■

we may not be able to renew or extend our primary credit facility when its current term expires in 2014 or enter into a new credit facility. If we are able to renew or extend our credit facility, it may be on terms substantially less favorable than those of our current primary credit facility;

■

in the event we determine that we will not be able in the future to realize all or part of our net deferred tax asset, we will be required to make an adjustment to the amount of our deferred tax asset that will result in a non-cash charge to income in the period the determination is made and, depending on the amount of the charge, it can have a material adverse effect on our financial statements;

■

we are a party to proceedings, cases and requests for information from, and negotiations with, various claimants and federal and state agencies relating to various matters, including environmental matters, and an adverse result in one or more of these matters could materially and adversely affect our liquidity, financial position and results of operations;

■	changes in climate and greenhouse gas restrictions may materially affect our liquidity, financial position and results of operations;

■

our continued success depends on our ability to continuously develop and manufacture new products and product enhancements on a timely and cost-effective basis in response to customers’ demands, and we may not be able to develop and introduce products incorporating new technologies in a timely manner that will satisfy our customers’ future needs or achieve market acceptance;

■

since significant revenues and earnings are generated by non-U.S. operations, our financial results are affected by currency fluctuations, particularly between the U.S. dollar, the E.U. Euro, the Brazilian Real and the Chinese Renminbi, and the impact of those currency fluctuations on the underlying economies;

■	our international operations involve additional risks that include, but are not limited to, the following:

■	changes in economic conditions from country to country,

■	changes in a country’s political condition, such as the current political unrest in the Middle East,

■	trade protection measures,

■	licensing and other legal requirements,

■	longer payment cycles in certain foreign markets,

■	restrictions on the repatriation of our assets, including cash,

■	significant foreign and United States taxes on repatriated cash,

■	the difficulties of staffing and managing dispersed international operations,

■	less protective foreign intellectual property laws,

■	legal systems that may be less developed and predictable than those in the United States, and

■	local tax issues; and

■	the industry in which we operate is very competitive and increased competition could adversely affect our profitability; and

■	our results of operations and financial condition could be materially adversely affected by the occurrence of natural disasters or other catastrophic events, including war and terrorism.

In addition, these statements could be affected by general domestic and international economic and political conditions, uncertainty as to the future direction of the economy and vulnerability of the economy to domestic or international incidents, as well as market conditions in our industry. Other factors that could cause our actual results, performance or achievements to differ materially from that contemplated by forward-looking statements are those discussed under the heading “Risk Factors” in this prospectus supplement, as well as in our reports filed from time to time with the SEC that are incorporated by reference into the accompanying prospectus.

We caution the reader that the factors described above may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results, performance or achievements to differ materially from those projected in any forward-looking statements. We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus or in the information incorporated by reference in the accompanying prospectus.

Quaker Chemical Corporation

Quaker Chemical Corporation

Condensed Consolidated Balance Sheet

	Unaudited (Dollars in thousands, except par value and share amounts)
	March 31, 2011	December 31, 2010*
ASSETS
Current assets
Cash and cash equivalents	$23,564	$25,766
Accounts receivable, net	130,948	116,266
Inventories
Raw materials and supplies	37,559	31,909
Work-in-process and finished goods	32,671	28,932
Prepaid expenses and other current assets	13,899	12,609

Total current assets	238,641	215,482

Property, plant and equipment, at cost	212,213	205,359
Less accumulated depreciation	(133,719)	(128,824)

Net property, plant and equipment	78,494	76,535
Goodwill	53,675	52,758
Other intangible assets, net	23,579	24,030
Investments in associated companies	9,439	9,218
Deferred income taxes	27,303	28,846
Other assets	44,896	42,561

Total assets	$476,027	$449,430

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$809	$890
Accounts and other payables	76,595	63,893
Accrued compensation	9,728	17,140
Other current liabilities	19,108	19,268

Total current liabilities	106,240	101,191

Long-term debt	83,766	73,855
Deferred income taxes	6,410	6,108
Other non-current liabilities	78,849	81,177

Total liabilities	275,265	262,331

Equity
Common stock $1 par value; authorized 30,000,000 shares; issued and outstanding 2011—11,531,148 shares; 2010—11,492,142 shares	11,531	11,492
Capital in excess of par value	39,132	38,275
Retained earnings	152,237	144,347
Accumulated other comprehensive loss	(9,497)	(13,736)

Total Quaker shareholders’ equity	193,403	180,378

Noncontrolling interest	7,359	6,721

Total equity	200,762	187,099

Total liabilities and equity	$476,027	$449,430

*	Condensed from audited financial statements

The accompanying notes are an integral part of these condensed consolidated financial statements.

Quaker Chemical Corporation

Condensed Consolidated Statement of Income

	Unaudited (Dollars in thousands, except per share and share amounts)
	Three Months Ended March 31,
	2011	2010
Net sales	$159,865	$128,320
Cost of goods sold	107,131	80,980

Gross profit	52,734	47,340
Selling, general and administrative expenses	38,634	33,669

Operating income	14,100	13,671
Other income, net	539	763
Interest expense	(1,218)	(1,311)
Interest income	272	184

Income before taxes and equity in net income (loss) of associated companies	13,693	13,307
Taxes on income before equity in net income (loss) of associated companies	2,822	3,181

Income before equity in net income (loss) of associated companies	10,871	10,126
Equity in net income (loss) of associated companies	359	(89)

Net income	11,230	10,037
Less: Net income attributable to noncontrolling interest	630	618

Net income attributable to Quaker Chemical Corporation	$10,600	$9,419

Per share data:
Net income attributable to Quaker Chemical Corporation Common Shareholders—basic	$0.92	$0.85
Net income attributable to Quaker Chemical Corporation Common Shareholders—diluted	$0.91	$0.84
Dividends declared	$0.235	$0.23

The accompanying notes are an integral part of these condensed consolidated financial statements.

Quaker Chemical Corporation

Condensed Consolidated Statement of Cash Flows

	Unaudited (Dollars in thousands) For the Three Months Ended March 31,
	2011	2010
Cash flows from operating activities
Net income	$11,230	$10,037
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	2,656	2,593
Amortization	486	254
Equity in net (income) loss of associated companies, net of dividends	(262)	89
Deferred compensation and other, net	1,967	289
Stock-based compensation	868	727
Gain on disposal of property, plant and equipment	(40)	(32)
Insurance settlement realized	(365)	(345)
Pension and other postretirement benefits	(4,910)	(2,265)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(12,478)	(3,606)
Inventories	(8,309)	(5,332)
Prepaid expenses and other current assets	(2,397)	(1,360)
Accounts payable and accrued liabilities	4,455	(5,818)

Net cash used in operating activities	(7,099)	(4,769)

Cash flows from investing activities
Investments in property, plant and equipment	(3,475)	(2,042)
Proceeds from disposition of assets	170	41
Insurance settlement received and interest earned	22	5,038
Change in restricted cash, net	343	(2,742)

Net cash (used in) provided by investing activities	(2,940)	295

Cash flows from financing activities
Proceeds from long-term debt	10,000	7,583
Repayment of long-term debt	(231)	(122)
Dividends paid	(2,701)	(2,550)
Stock options exercised, other	(50)	135
Excess tax benefit related to stock option exercises	78	321

Net cash provided by financing activities	7,096	5,367

Effect of exchange rate changes on cash	741	(1,124)

Net decrease in cash and cash equivalents	(2,202)	(231)
Cash and cash equivalents at beginning of period	25,766	25,051

Cash and cash equivalents at end of period	$23,564	$24,820

Supplemental cash flow disclosures:
Non-cash activities:
Excess tax benefit related to stock option exercises	$—	$1,633
Restricted insurance receivable (See also Note 12 of Notes to Condensed Consolidated Financial Statements)	—	5,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

Quaker Chemical Corporation

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

(Unaudited)

Note 1—Condensed Financial Information

The condensed consolidated financial statements included herein are unaudited and have been prepared in accordance with generally accepted accounting principles in the United States for interim financial reporting and the United States Securities and Exchange Commission regulations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the financial statements reflect all adjustments (consisting only of normal recurring adjustments, except as discussed below) which are necessary for a fair statement of the financial position, results of operations and cash flows for the interim periods. The results for the three months ended March 31, 2011 are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2010.

Effective January 1, 2010, the Venezuelan economy was considered to be hyperinflationary under generally accepted accounting principles in the United States, since it has experienced a rate of general inflation in excess of 100% over the latest three-year period, based upon the blended Consumer Price Index and National Consumer Price Index. Accordingly, all gains and losses resulting from the remeasurement of the Company’s Venezuelan 50% equity affiliate (Kelko Quaker Chemical, S.A.) are required to be recorded directly in the statement of operations. On January 8, 2010, the Venezuelan government announced the devaluation of the Bolivar Fuerte and the establishment of a two-tiered exchange structure. As a result of the devaluation, the Company recorded a charge of approximately $0.03 per diluted share in the first quarter of 2010.

As part of the Company’s chemical management services, certain third-party product sales to customers are managed by the Company. Where the Company acts as principal, revenue is recognized on a gross reporting basis at the selling price negotiated with customers. Where the Company acts as agent, such revenue is recorded using net reporting as service revenues, at the amount of the administrative fee earned by the Company for ordering the goods. Third-party products transferred under arrangements resulting in net reporting totaled $11,964 and $12,559 for the three months ended March 31, 2011 and 2010, respectively.

Note 2—Income Taxes and Uncertain Income Tax Positions

The Company’s first quarter 2011 effective tax rate of 21% reflects the expiration of applicable statutes of limitations for uncertain tax positions of approximately $0.11 per diluted share and the utilization of foreign tax credits previously unbenefited. This compares to the Company’s first quarter 2010 effective tax rate of 24%, which also included the expiration of applicable statutes of limitations for uncertain tax positions of approximately $0.11 per diluted share.

The FASB’s guidance regarding accounting for uncertainty in income taxes prescribes the recognition threshold and measurement attributes for financial statement recognition and measurement of tax positions taken or expected to be taken on a tax return. The guidance further requires the determination of whether the benefits of tax positions will be more likely than not sustained upon audit based upon the technical merits of the tax position. For tax positions that are determined to be more likely than not sustained upon audit, a company recognizes the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement in the financial statements. For tax positions that are not determined to be more likely than not sustained upon audit, a company does not recognize any portion of the benefit in the financial statements. Additionally, the guidance provides for derecognition, classification, penalties and interest, accounting in interim periods, disclosure and transition.

At December 31, 2010, the Company’s cumulative liability for gross unrecognized tax benefits was $10,464. As of March 31, 2011, the Company’s cumulative liability for gross unrecognized tax benefits was $10,607.

Quaker Chemical Corporation

Notes to Condensed Consolidated Financial Statements—Continued

(Dollars in thousands, except per share amounts)

(Unaudited)

The Company continues to recognize interest and penalties associated with uncertain tax positions as a component of taxes on income in its Consolidated Statement of Income. The Company had accrued $1,824 for cumulative interest and $857 for cumulative penalties at December 31, 2010. The Company has recognized ($125) for interest and $279 for penalties on its Consolidated Statement of Income for the three months ended March 31, 2011 and, at that date, the Company had accrued $1,790 for cumulative interest and $1,176 for cumulative penalties.

During the quarter ended March 31, 2011, the Company derecognized uncertain tax positions due to expiration of the applicable statutes of limitations for certain tax years. As a result, the Company recognized a $922 decrease in its cumulative liability for gross unrecognized tax benefits. The Company estimates that during the year ended December 31, 2011 it will reduce its cumulative liability for gross unrecognized tax benefits by approximately $1,400 to $1,600 due to the expiration of the statute of limitations with regard to certain tax positions. This estimated reduction in the cumulative liability for unrecognized tax benefits does not consider any increase in liability for unrecognized tax benefits with regard to existing tax positions or any increase in cumulative liability for unrecognized tax benefits with regard to new tax positions for the year ended December 31, 2011.

The Company and its subsidiaries are subject to U.S. Federal income tax, as well as the income tax of various state and foreign tax jurisdictions. Tax years that remain subject to examination by major tax jurisdictions include the Netherlands from 2005, United Kingdom, Italy, Brazil, and Spain from 2006, China and the United States from 2007 and various domestic state tax jurisdictions from 1993.

Note 3—Fair Value Measurements

The FASB’s guidance regarding fair value measurements establishes a common definition for fair value to be applied to guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. The guidance does not require any new fair value measurements, but rather applies to all other accounting guidance that requires or permits fair value measurements.

The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

■	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

■

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

■	Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

Quaker Chemical Corporation

Notes to Condensed Consolidated Financial Statements—Continued

(Dollars in thousands, except per share amounts)

(Unaudited)

The Company values its interest rate swaps, company-owned life insurance policies and various deferred compensation assets and liabilities, as well as acquisition related contingent consideration at fair value. The Company’s assets and liabilities subject to fair value measurement are as follows (in thousands):

Assets	Fair Value as of March 31, 2011	Fair Value Measurements at March 31, 2011 Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Company-owned life insurance	$1,551	$—	$1,551	$—
Company-owned life insurance—Deferred compensation assets	557	—	557	—
Other deferred compensation assets
Large capitalization registered investment companies	69	69	—	—
Mid capitalization registered investment companies	4	4	—	—
Small capitalization registered investment companies	8	8	—	—
International developed and emerging markets registered investment companies	39	39	—	—
Fixed income registered investment companies	9	9	—	—

Total	$2,237	$129	$2,108	$—

Liabilities	Fair Value as of March 31, 2011	Fair Value Measurements at March 31, 2011 Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Deferred compensation liabilities
Large capitalization registered investment companies	$342	$342	$—	$—
Mid capitalization registered investment companies	90	90	—	—
Small capitalization registered investment companies	74	74	—	—
International developed and emerging markets registered investment companies	203	203	—	—
Fixed income registered investment companies	48	48	—	—
Fixed general account	171	—	171	—
Interest rate derivatives	879	—	879	—
Acquisition related contingent consideration	5,544	—	—	5,544

Total	$7,351	$757	$1,050	$5,544

Quaker Chemical Corporation

Notes to Condensed Consolidated Financial Statements—Continued

(Dollars in thousands, except per share amounts)

(Unaudited)

Assets	Fair Value as of December 31, 2010	Fair Value Measurements at December 31, 2010 Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Company-owned life insurance	$2,033	$—	$2,033	$—
Company-owned life insurance—Deferred compensation assets	593	—	593	—
Other deferred compensation assets
Large capitalization registered investment companies	69	69	—	—
Mid capitalization registered investment companies	4	4	—	—
Small capitalization registered investment companies	8	8	—	—
International developed and emerging markets registered investment companies	40	40	—	—
Fixed income registered investment companies	10	10	—	—

Total	$2,757	$131	$2,626	$—

Liabilities	Fair Value as of December 31, 2010	Fair Value Measurements at December 31, 2010 Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Deferred compensation liabilities
Large capitalization registered investment companies	$347	$347	$—	$—
Mid capitalization registered investment companies	88	88	—	—
Small capitalization registered investment companies	71	71	—	—
International developed and emerging markets registered investment companies	213	213	—	—
Fixed income registered investment companies	52	52	—	—
Fixed general account	182	—	182	—
Interest rate derivatives	1,026	—	1,026	—
Acquisition related contingent consideration	5,350	—	—	5,350

Total	$7,329	$771	$1,208	$5,350

Quaker Chemical Corporation

Notes to Condensed Consolidated Financial Statements—Continued

(Dollars in thousands, except per share amounts)

(Unaudited)

The fair values of Company-owned life insurance (“COLI”) and COLI deferred compensation assets are based on quotes for like instruments with similar credit ratings and terms. The fair values of Other deferred compensation assets and liabilities are based on quoted prices in active markets, with the exception of the fixed general account, which is based on quotes for like instruments with similar credit ratings and terms. The fair values of interest rate derivatives are based on quoted market prices from various banks for similar instruments. The fair value of the acquisition related contingent consideration is based on unobservable inputs and is classified as Level 3. Significant inputs and assumptions are management’s estimate of the probability of the earnout ultimately being met/paid and the discount rate used to present value the liability.

Changes in the fair value of the Level 3 liability during the three months ended March 31, 2011 was as follows:

Contingent Consideration
Balance at December 31, 2010	$5,350
Interest accretion	194

Balance at March 31, 2011	$5,544

Note 4—Hedging Activities

The Company is exposed to the impact of changes in interest rates, foreign currency fluctuations, changes in commodity prices and credit risk. The Company does not use derivative instruments to mitigate the risks associated with foreign currency fluctuations, changes in commodity prices or credit risk. Quaker uses interest rate swaps to mitigate the impact of changes in interest rates. The swaps convert a portion of the Company’s variable interest rate debt to fixed interest rate debt and are designated as cash flow hedges and reported on the balance sheet at fair value. The effective portions of the hedges are reported in Other Comprehensive Income (“OCI”) until reclassified to earnings during the same period the hedged item affects earnings. The Company has no derivatives designated as fair value hedges and only has derivatives designated as hedging instruments under the FASB’s guidance. The notional amount of the Company’s interest rate swaps was $15,000 as of March 31, 2011 and December 31, 2010.

Information about the Company’s interest rate derivatives is as follows (in thousands of dollars):

		Fair Value
	Balance Sheet Location	March 31, 2011	December 31, 2010
Derivatives designated as cash flow hedges:
Interest rate swaps	Other non-current liabilities	879	1,026

		$879	$1,026

Quaker Chemical Corporation

Notes to Condensed Consolidated Financial Statements—Continued

(Dollars in thousands, except per share amounts)

(Unaudited)

Cash Flow Hedges

Interest Rate Swaps

		Three Months Ended March 31,
		2011	2010
Amount of Gain (Loss) Recognized in Accumulated OCI on Derivative (Effective Portion)		$96	$105

Amount and Location of Gain (Loss) Reclassified from Accumulated OCI into Income

(Effective Portion)	Interest Expense	$(163)	$(454)

Amount and Location of Gain (Loss) Recognized in Income on Derivative (Ineffective

Portion and Amount Excluded from Effectiveness Testing)	Other Income	$—	$—

Note 5—Stock-Based Compensation

The Company recognized approximately $868 of share-based compensation expense for the three months ended March 31, 2011. The compensation expense was comprised of $105 related to stock options, $312 related to nonvested stock awards, $12 related to the Company’s Employee Stock Purchase Plan, $407 related to the Company’s non elective 401(k) matching contribution and a portion of its elective 401(k) matching contribution in stock, and $32 related to the Company’s Director Stock Ownership Plan.

Based on historical experience, the Company has assumed a forfeiture rate of 13% on the nonvested stock. The Company will record additional expense if the actual forfeiture rate is lower than estimated, and will record a recovery of prior expense if the actual forfeiture is higher than estimated.

The Company has a long-term incentive program (“LTIP”) for key employees which provides for the granting of options to purchase stock at prices not less than market value on the date of the grant. Most options become exercisable between one and three years after the date of the grant for a period of time determined by the Company not to exceed seven years from the date of grant. Common stock awards issued under the LTIP program are subject only to time vesting over a three to five-year period. In addition, as part of the Company’s Global Annual Incentive Plan (“GAIP”), nonvested shares may be issued to key employees, which generally vest over a two to five-year period.

Stock option activity under all plans is as follows:

	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term (years)
Balance at December 31, 2010	303,444	$14.19
Options granted	36,835	37.37
Options exercised	(6,888)	13.47
Options forfeited	(11,018)	13.67

Balance at March 31, 2011	322,373	$16.87	4.8

Exercisable at March 31, 2011	167,270	$14.57	3.8

Quaker Chemical Corporation

Notes to Condensed Consolidated Financial Statements—Continued

(Dollars in thousands, except per share amounts)

(Unaudited)

As of March 31, 2011, the total intrinsic value of options outstanding was approximately $7,470, and the total intrinsic value of exercisable options was $4,261. Intrinsic value is calculated as the difference between the current market price of the underlying security and the strike price of a related option.

A summary of the Company’s outstanding stock options at March 31, 2011 is as follows:

Range of Exercise Prices	Number Outstanding at 3/31/2011	Weighted Average Contractual Life	Weighted Average Exercise Price	Number Exercisable at 3/31/2011	Weighted Average Exercise Price
$ 3.74 – $ 7.47	125,155	4.8	$6.93	74,595	$6.93
$ 7.48 – $ 18.69	—	—	—	—	—
$ 18.70 – $ 22.42	122,539	5.4	18.93	54,831	19.07
$ 22.43 – $ 26.16	37,844	0.5	23.13	37,844	23.13
$ 26.17 – $ 33.63	—	—	—	—	—
$ 33.64 – $ 37.37	36,835	6.9	37.37	—	—

	322,373	4.8	16.87	167,270	14.57

As of March 31, 2011, unrecognized compensation expense related to options granted during 2009 was $97, for options granted during 2010 was $395 and for options granted in 2011 was $485.

During the first quarter of 2011, the Company granted 36,835 stock options under the Company’s LTIP plan that are subject only to time vesting over a three-year period. For the purposes of determining the fair value of stock option awards, the Company uses the Black-Scholes option pricing model and the assumptions set forth in the table below:

2011
Dividend Yield	5.00%
Expected Volatility	62.13%
Risk-free interest rate	1.99%
Expected term (years)	5.0
Expected forfeiture rate	3.00%

Nonvested shares granted under the Company’s LTIP plan are shown below:

	Number of Shares	Weighted Average Grant Date Fair Value (per share)
Nonvested awards, December 31, 2010	163,076	$14.89
Granted	30,922	$38.64
Vested	(23,941)	$19.45
Forfeited	(5,901)	$10.32

Nonvested awards, March 31, 2011	164,156	$18.86

Quaker Chemical Corporation

Notes to Condensed Consolidated Financial Statements—Continued

(Dollars in thousands, except per share amounts)

(Unaudited)

The fair value of the nonvested stock is based on the trading price of the Company’s common stock on the date of grant. The Company adjusts the grant date fair value for expected forfeitures based on historical experience for similar awards. As of March 31, 2011, unrecognized compensation expense related to these awards was $1,723 to be recognized over a weighted average remaining period of 2.2 years.

Nonvested shares granted under the Company’s GAIP plan are shown below:

	Number of Shares	Weighted Average Grant Date Fair Value (per share)
Nonvested awards, December 31, 2010	63,250	$7.72
Granted	—	$—
Vested	—	$—
Forfeited	(500)	$7.72

Nonvested awards, March 31, 2011	62,750	$7.72

As of March 31, 2011, unrecognized compensation expense related to these awards was $161, to be recognized over a weighted average remaining period of 1.0 year.

Employee Stock Purchase Plan

In 2000, the Board adopted an Employee Stock Purchase Plan (“ESPP”) whereby employees may purchase Company stock through a payroll deduction plan. Purchases are made from the plan and credited to each participant’s account at the end of each month, the “Investment Date.” The purchase price of the stock is 85% of the fair market value on the Investment Date. The plan is compensatory and the 15% discount is expensed on the Investment Date. All employees, including officers, are eligible to participate in this plan. A participant may withdraw all uninvested payment balances credited to a participant’s account at any time by giving written notice to the Company. An employee whose stock ownership of the Company exceeds five percent of the outstanding common stock is not eligible to participate in this plan.

2003 Director Stock Ownership Plan

In March 2003, the Company’s Board of Directors approved a stock ownership plan for each member of the Company’s Board to encourage the Directors to increase their investment in the Company. The Plan was effective on the date it was approved and remains in effect for a term of ten years or until it is earlier terminated by the Board. The maximum number of shares of Common Stock which may be issued under the Plan is 75,000, subject to certain conditions that the Compensation/Management Development Committee (the “Committee”) may elect to adjust the number of shares. As of March 31, 2011, the Committee has not made any elections to adjust the shares under this plan. Each Director is eligible to receive an annual retainer for services rendered as a member of the Board of Directors. Currently, each Director who owns less than 7,500 shares of Company Common Stock is required to receive 75% of the annual retainer in Common Stock and 25% of the annual retainer in cash. Each Director who owns 7,500 or more shares of Company Common Stock may elect to receive payment of a percentage (up to 100%) of the annual retainer in shares of common stock. Currently, the annual retainer is $40. The number of shares issued in payment of the fees is calculated based on an amount equal to the average of the closing prices per share of Common Stock as reported on the composite tape of the New York Stock Exchange for the two trading days immediately preceding the retainer payment date. The retainer payment date is June 1. The Company recorded $32 for each of the three months ended March 31, 2011 and 2010, respectively.

Quaker Chemical Corporation

Notes to Condensed Consolidated Financial Statements—Continued

(Dollars in thousands, except per share amounts)

(Unaudited)

Note 6—Earnings Per Share

The Company applies FASB’s guidance regarding the calculation of earnings per share using the two-class method. The Company includes nonvested stock awards with rights to non-forfeitable dividends as part of its basic weighted average share calculation.

The following table summarizes earnings per share (EPS) calculations:

	Three Months Ended March 31,
	2011	2010
Basic Earnings per Common Share
Net income attributable to Quaker Chemical Corporation	$10,600	$9,419
Less: income allocated to participating securities	(203)	(202)

Net income (loss) available to common shareholders	$10,397	$9,217
Basic weighted average common shares outstanding	11,289,286	10,879,225
Basic earnings per common share	$0.92	$0.85

Diluted Earnings per Common Share
Net income attributable to Quaker Chemical Corporation	$10,600	$9,419
Less: income allocated to participating securities	(200)	(201)

Net income (loss) available to common shareholders	$10,400	$9,218
Basic weighted average common shares outstanding	11,289,286	10,879,225
Effect of dilutive securities, common shares outstanding	177,349	118,513

Diluted weighted average common shares outstanding	11,466,635	10,997,738
Diluted earnings per common share	$0.91	$0.84

The following number of stock options are not included in the diluted earnings per share since in each case the exercise price is greater than the average market price during the period and the effect would have been anti-dilutive: 12,165 and 142,413 for the three months ended March 31, 2011 and 2010, respectively.

Note 7—Business Segments

The Company organizes its segments by type of product sold. The Company’s reportable segments are as follows:

(1)	Metalworking process chemicals—industrial process fluids for various heavy industrial and manufacturing applications.

(2)	Coatings—temporary and permanent coatings for metal and concrete products and chemical milling maskants.

(3)	Other chemical products—other various chemical products.

Segment data includes direct segment costs as well as general operating costs.

Quaker Chemical Corporation

Notes to Condensed Consolidated Financial Statements—Continued

(Dollars in thousands, except per share amounts)

(Unaudited)

The table below presents information about the reported segments:

	Three Months Ended March 31,
	2011	2010
Metalworking Process Chemicals
Net sales	$150,733	$121,205
Operating income for reportable segments	26,935	25,519
Coatings
Net sales	8,482	6,764
Operating income for reportable segments	1,963	1,408
Other Chemical Products
Net sales	650	351
Operating income (loss) for reportable segments	35	(57)

Total
Net sales	159,865	128,320
Operating income for reportable segments	28,933	26,870
Non-operating expenses	(14,347)	(12,945)
Amortization	(486)	(254)
Interest expense	(1,218)	(1,311)
Interest income	272	184
Other income, net	539	763

Consolidated income before taxes and equity in net income (loss) of associated companies	$13,693	$13,307

Operating income comprises revenue less related costs and expenses. Non-operating items primarily consist of general corporate expenses identified as not being a cost of operation, interest expense, interest income, and license fees from non-consolidated affiliates.

Quaker Chemical Corporation

Notes to Condensed Consolidated Financial Statements—Continued

(Dollars in thousands, except per share amounts)

(Unaudited)

Note 8—Equity, Noncontrolling Interest and Comprehensive Income

The following table presents the changes in equity, noncontrolling interest and comprehensive income for the three months ended March 31, 2011 and 2010:

	Common stock	Capital in excess of par value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Comprehensive Income (Loss)	Total
Balance at December 31, 2010	$11,492	$38,275	$144,347	$(13,736)	$6,721		$187,099
Net income	—	—	10,600		630	$11,230
Currency translation adjustments	—	—	—	3,813	8	3,821
Defined benefit retirement plans	—	—	—	324	—	324
Current period changes in fair value of derivatives	—	—	—	96	—	96
Unrealized gain on available-for-sale securities	—	—	—	6	—	6

Comprehensive income						15,477	15,477

Comprehensive loss attributable to noncontrolling interest						(638)

Comprehensive income attributable to Quaker Chemical Corporation						$14,839

Dividends ($0.235 per share)	—	—	(2,710)	—	—		(2,710)
Share issuance and equity-based compensation plans	39	779	—	—	—		818
Excess tax benefit from stock option exercises	—	78	—	—	—		78

Balance at March 31, 2011	$11,531	$39,132	$152,237	$(9,497)	$7,359		$200,762

Balance at December 31, 2009	$11,086	$27,527	$123,140	$(10,439)	$4,981		$156,295
Net income	—	—	9,419		618	$10,037
Currency translation adjustments	—	—	—	(3,998)	151	(3,847)
Defined benefit retirement plans	—	—	—	269	—	269
Current period changes in fair value of derivatives	—	—	—	105	—	105
Unrealized gain on available-for-sale securities	—	—	—	5	—	5

Comprehensive income						6,569	6,569

Comprehensive loss attributable to noncontrolling interest						(769)

Comprehensive income attributable to Quaker Chemical Corporation						$5,800

Dividends ($0.23 per share)	—	—	(2,565)	—	—		(2,565)
Share issuance and equity-based compensation plans	66	796	—	—	—		862
Excess tax benefit from stock option exercises	—	1,954	—	—	—		1,954

Balance at March 31, 2010	$11,152	$30,277	$129,994	$(14,058)	$5,750		$163,115

Quaker Chemical Corporation

Notes to Condensed Consolidated Financial Statements—Continued

(Dollars in thousands, except per share amounts)

(Unaudited)

During the first quarter of 2011, the Company recorded $78 of excess tax benefits in capital in excess of par value on its Condensed Consolidated Balance Sheet, related to stock option exercises. During the first quarter of 2010, the Company recorded $1,954 of these benefits. Prior to the first quarter of 2010, the Company’s actual taxable income in affected jurisdictions was not sufficient to recognize these benefits, while the Company’s full-year 2010 taxable income was sufficient to recognize these benefits. As a result, the Company recognized $78 and $321 of these benefits as a cash inflow from financing activities in its Condensed Consolidated Statement of Cash Flows which represents the Company’s estimate of cash savings through March 31, 2011 and 2010, respectively.

Note 9—Business Acquisitions and Divestitures

In July 2010, the Company completed the acquisition of the assets of D.A. Stuart’s U.S. aluminum hot rolling oil business from Houghton International for $6,793. This acquisition strategically strengthens the Company’s position in the non-ferrous industry, as the acquired product portfolio is complementary to its existing business. The Company allocated $2,351 to intangible assets, comprised of customer lists, to be amortized over 15 years; trade names, to be amortized over 10 years; and a trademark, to be amortized over one year. In addition, the Company recorded $3,133 of goodwill, all of which will be tax-deductible, and was assigned to the metalworking process chemicals segment.

In December 2010, the Company completed the acquisition of Summit Lubricants, Inc. for approximately $29,116, subject to certain post closing adjustments. Summit Lubricants manufactures and distributes specialty greases and lubricants and is complementary to the Company’s existing business. The Company allocated $17,100 to intangible assets, comprised of formulations, to be amortized over 15 years; customer lists, to be amortized over 20 years; a non-competition agreement, to be amortized over 5 years; and a trademark, which was assigned an indefinite life. In addition, the Company recorded $3,087 of goodwill, all of which will be tax deductible, and was assigned to the metalworking process chemicals segment. Liabilities assumed include an earnout to be paid to the former shareholders if certain earnings targets are met by the end of 2013.

The following table shows the allocation of the purchase price of the assets and liabilities acquired as of March 31, 2011. The pro forma results of operations have not been provided because the effects were not material:

	D.A. Stuart	Summit Lubricants	Total
Current assets	$1,176	$6,198	$7,374
Fixed assets	133	9,430	9,563
Intangibles	2,351	17,100	19,451
Goodwill	3,133	3,087	6,220

Total assets	6,793	35,815	42,608

Current liabilities	—	(1,349)	(1,349)
Earnout	—	(5,350)	(5,350)

Total liabilities assumed	—	(6,699)	(6,699)

Cash paid	$6,793	$29,116	$35,909

Subsequent to March 31, 2011, as part of its post closing adjustment settlement, an additional payment to the Summit Lubricants shareholders of $717 was made, which will be allocated to goodwill.

Quaker Chemical Corporation

Notes to Condensed Consolidated Financial Statements—Continued

(Dollars in thousands, except per share amounts)

(Unaudited)

Note 10—Goodwill and Other Intangible Assets

The changes in carrying amount of goodwill for the three months ended March 31, 2011 are as follows. The Company has recorded no impairment charges in the past:

	Metalworking Process Chemicals	Coatings	Total
Balance as of December 31, 2010	$44,677	$8,081	$52,758
Currency translation adjustments	917	—	917

Balance as of March 31, 2011	$45,594	$8,081	$53,675

Gross carrying amounts and accumulated amortization for definite-lived intangible assets as of March 31, 2011 and December 31, 2010 are as follows:

	Gross Carrying Amount		Accumulated Amortization
	2011	2010	2011	2010
Amortized intangible assets
Customer lists and rights to sell	$24,489	$24,379	$5,392	$4,974
Trademarks and patents	2,035	2,035	1,807	1,800
Formulations and product technology	5,278	5,278	2,803	2,708
Other	4,008	4,004	3,329	3,284

Total	$35,810	$35,696	$13,331	$12,766

The Company recorded $486 and $254 of amortization expense in the three months ended March 31, 2011 and 2010, respectively. Estimated annual aggregate amortization expense for the current year and subsequent five years is as follows:

For the year ended December 31, 2011	$1,937
For the year ended December 31, 2012	$1,838
For the year ended December 31, 2013	$1,659
For the year ended December 31, 2014	$1,425
For the year ended December 31, 2015	$1,425
For the year ended December 31, 2016	$1,252

The Company has two indefinite-lived intangible assets totaling $1,100 for trademarks recorded in connection with the Company’s 2002 acquisition of Epmar and its 2010 acquisition of Summit Lubricants.

Quaker Chemical Corporation

Notes to Condensed Consolidated Financial Statements—Continued

(Dollars in thousands, except per share amounts)

(Unaudited)

Note 11—Pension and Other Postretirement Benefits

The components of net periodic benefit cost for the three months ended March 31, are as follows:

	Three Months Ended March 31,
	Pension Benefits		Other Postretirement Benefits
	2011	2010	2011	2010
Service Cost	$571	$511	$5	$4
Interest Cost and other	1,522	1,530	89	99
Expected return on plan assets	(1,424)	(1,384)	—	—
Other amortization, net	460	402	31	13

Net periodic benefit cost	$1,129	$1,059	$125	$116

Employer Contributions:

The Company previously disclosed in its financial statements for the year ended December 31, 2010, that it expected to make minimum cash contributions of $8,397 to its pension plans and $823 to its other postretirement benefit plan in 2011. As of March 31, 2011, $5,994 and $207 of contributions have been made, respectively.

Note 12—Commitments and Contingencies

In April of 1992, the Company identified certain soil and groundwater contamination at AC Products, Inc. (“ACP”), a wholly owned subsidiary. In voluntary coordination with the Santa Ana California Regional Water Quality Board, ACP has been remediating the contamination, the principal contaminant of which is perchloroethylene (“PERC”). On or about December 18, 2004, the Orange County Water District (“OCWD”) filed a civil complaint in Superior Court in Orange County, California against ACP and other parties potentially responsible for groundwater contamination. OCWD was seeking to recover compensatory and other damages related to the investigation and remediation of the contamination in the groundwater. Effective October 17, 2007, ACP and OCWD settled all claims related to this litigation. Pursuant to the settlement agreement with OCWD, ACP agreed to pay $2,000. In addition to the $2,000 payment, ACP agreed to operate the two existing groundwater treatment systems associated with its extraction wells P-2 and P-3 so as to hydraulically contain groundwater contamination emanating from ACP’s site until such time as the concentrations of PERC are below the current Federal maximum contaminant level for four consecutive quarterly sampling events. As of March 31, 2011 the Company believes that the range of potential-known liabilities associated with ACP contamination including the water and soil remediation program is approximately $1,300 to $2,300, for which the Company has sufficient reserves.

The low and high ends of the range are based on the length of operation of the two extraction wells as determined by groundwater modeling with planned higher maintenance costs in later years if a longer treatment period is required. Costs of operation include the operation and maintenance of the extraction wells, groundwater monitoring and program management. The duration of the well operation was estimated based on historical trends in concentrations in the monitoring wells within the proximity of the applicable extraction wells. Also factored into the model was the impact of water injected into the underground aquifer from a planned recharge basin adjacent to ACP. Based on the modeling, it is estimated that P-2 will operate for another three to five years and P-3 will operate for one and one-half years to up to two years. Operation and maintenance costs were based on historical expenditures and

Quaker Chemical Corporation

Notes to Condensed Consolidated Financial Statements—Continued

(Dollars in thousands, except per share amounts)

(Unaudited)

estimated inflation. As mentioned above, a significantly higher maintenance expense was factored into the range if the system operates for the longer period. Also included in the reserve are anticipated expenditures to operate an on-site soil vapor extraction system.

The Company believes, although there can be no assurance regarding the outcome of other unrelated environmental matters, that it has made adequate accruals for costs associated with other environmental problems of which it is aware. Approximately $438 and $374 were accrued at March 31, 2011 and December 31, 2010, respectively, to provide for such anticipated future environmental assessments and remediation costs.

An inactive subsidiary of the Company that was acquired in 1978 sold certain products containing asbestos, primarily on an installed basis, and is among the defendants in numerous lawsuits alleging injury due to exposure to asbestos. The subsidiary discontinued operations in 1991 and has no remaining assets other than the proceeds from insurance settlements received. To date, the overwhelming majority of these claims have been disposed of without payment and there have been no adverse judgments against the subsidiary. Based on a continued analysis of the existing and anticipated future claims against this subsidiary, it is currently projected that the subsidiary’s total liability over the next 50 years for these claims is approximately $7,700 (excluding costs of defense). Although the Company has also been named as a defendant in certain of these cases, no claims have been actively pursued against the Company, and the Company has not contributed to the defense or settlement of any of these cases pursued against the subsidiary. These cases were handled by the subsidiary’s primary and excess insurers who had agreed in 1997 to pay all defense costs and be responsible for all damages assessed against the subsidiary arising out of existing and future asbestos claims up to the aggregate limits of the policies. A significant portion of this primary insurance coverage was provided by an insurer that is now insolvent, and the other primary insurers have asserted that the aggregate limits of their policies have been exhausted. The subsidiary has challenged the applicability of these limits to the claims being brought against the subsidiary. In response, two of the three carriers entered into separate settlement and release agreements with the subsidiary in late 2005 and in the first quarter of 2007 for $15,000 and $20,000, respectively. The payments under the latest settlement and release agreement were structured to be received over a four-year period with annual installments of $5,000, the final installment of which was received in the first quarter of 2010. The proceeds of both settlements are restricted and can only be used to pay claims and costs of defense associated with the subsidiary’s asbestos litigation. During the third quarter of 2007, the subsidiary and the remaining primary insurance carrier entered into a Claim Handling and Funding Agreement, under which the carrier will pay 27% of defense and indemnity costs incurred by or on behalf of the subsidiary in connection with asbestos bodily injury claims for a minimum of five years beginning July 1, 2007. At the end of the term of the agreement, the subsidiary may choose to again pursue its claim against this insurer regarding the application of the policy limits. The Company also believes that, if the coverage issues under the primary policies with the remaining carrier are resolved adversely to the subsidiary and all settlement proceeds are used, the subsidiary may have limited additional coverage from a state guarantee fund established following the insolvency of one of the subsidiary’s primary insurers. Nevertheless, liabilities in respect of claims may exceed the assets and coverage available to the subsidiary.

If the subsidiary’s assets and insurance coverage were to be exhausted, claimants of the subsidiary may actively pursue claims against the Company because of the parent-subsidiary relationship. Although asbestos litigation is particularly difficult to predict, especially with respect to claims that are currently not being actively pursued against the Company, the Company does not believe that such claims would have merit or that the Company would be held to have liability for any unsatisfied obligations of the subsidiary as a result of such claims. After evaluating the nature of the claims filed against the subsidiary and the small number of such claims that have resulted in any payment, the potential availability of additional insurance coverage at the subsidiary level, the additional availability of the Company’s own insurance and the Company’s strong defenses to claims that it should be held responsible for the subsidiary’s obligations because of the parent-subsidiary relationship, the Company believes it is not probable that the Company will incur any material losses. All of the active asbestos cases against the Company challenging the parent-subsidiary relationship are in the early stages of

Quaker Chemical Corporation

Notes to Condensed Consolidated Financial Statements—Continued

(Dollars in thousands, except per share amounts)

(Unaudited)

litigation. The Company has been successful in the past having claims naming it dismissed during initial proceedings. Since the Company may be in this early stage of litigation for some time, it is not possible to estimate additional losses or range of loss, if any.

As initially disclosed in the Company’s second quarter 2010 Form 10-Q, one of the Company’s subsidiaries may have paid certain value-added-taxes (“VAT”) incorrectly and, in certain cases, may not have collected sufficient VAT from certain customers. The VAT rules and regulations at issue are complex, vary among the jurisdictions and can be contradictory, in particular as to how they relate to the subsidiary’s products and to sales between jurisdictions.

Since its inception, the subsidiary had been consistent in its VAT collection and remittance practices and had never been contacted by any tax authority relative to VAT. Now the subsidiary has determined that for certain products, a portion of the VAT was incorrectly paid and that the total VAT due exceeds the amount originally collected and remitted by the subsidiary. In 2010, three jurisdictions contacted the subsidiary. In two jurisdictions, the subsidiary has either participated in an amnesty program or entered into a settlement whereby it paid a reduced portion of the amounts owed in resolution of those jurisdictions’ claims. In April 2011, the subsidiary received a notice requesting payment of VAT from the third jurisdiction. At this time, the subsidiary has either modified or is in the process of modifying its VAT invoicing and payment procedures to eliminate or mitigate future exposure.

In analyzing the subsidiary’s exposure, it is difficult to estimate both the probability and the amount of any potential liabilities due to a number of factors, including: the decrease in exposure over time due to applicable statutes of limitations and actions taken by the subsidiary, the joint liability of customers and suppliers for a portion of the VAT, the availability of a VAT refund for VAT incorrectly paid through an administrative process, any amounts which may have already been or will be paid by customers, as well as the timing and structure of any tax amnesties or settlements. In addition, interest and penalties on any VAT due can be a multiple of the base tax. The subsidiary may contest any tax assessment administratively and/or judicially for an extended period of time, but may ultimately resolve its disputes through participation in tax amnesty programs, which are a common practice for settling tax disputes in the jurisdictions in question and which have historically occurred on a regular basis, resulting in significant reductions of interest and penalties. Also, the timing of payments and refunds of VAT may not be contemporaneous, and, if additional VAT is owed, it may not be fully recoverable from customers. As a result, this matter has the potential to have a material adverse impact on the Company’s financial position, liquidity and capital resources and the results of operations.

In 2010, the Company recorded a net charge of $4,132, which consisted of a net $3,901 charge related to two tax dispute settlements entered into by the subsidiary, as well as a net $231 charge representing management’s best estimate based on the information available to it, including the factors noted above, of the amount that ultimately may be paid related to the other jurisdiction that has made inquiries. At March 31, 2011 and December 31, 2010, the Company had $1,154 and $1,560, respectively, accrued for remaining payments to be made under tax dispute settlements entered into by the subsidiary. The change in the accrual from December 31, 2010 reflects a first quarter 2011 payment made in accordance with the Company’s tax dispute settlements. In addition, the Company had $245 accrued at December 31, 2010 and $265 accrued at March 31, 2011, related to the other jurisdiction that has made inquiries.

The charges taken by the Company in 2010 assume a successful recovery of the VAT incorrectly paid, as well as reductions in interest and penalties from anticipated future amnesty programs or settlements. On a similar basis, if all other potentially impacted jurisdictions were to initiate audits and issue assessments, the remaining exposure, net of refunds, could be from $0 to $24,000 with one jurisdiction representing approximately 83 percent of this additional exposure, assuming the continued availability of future amnesty programs or settlements to reduce the interest and penalties. If there are future assessments but no such future amnesty programs or settlements, the potential exposure could be higher.

The Company is party to other litigation which management currently believes will not have a material adverse effect on the Company’s results of operations, cash flows or financial condition.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

of Quaker Chemical Corporation:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Quaker Chemical Corporation and its subsidiaries at December 31, 2010 and December 31, 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting under Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control over Financial Reporting under Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, management has excluded Summit Lubricants, Inc. from its assessment of internal control over financial reporting as of December 31, 2010 because it was acquired by the Company in a purchase business combination on December 31, 2010. We have also excluded Summit Lubricants, Inc. from our audit of internal control over financial reporting. Summit Lubricants, Inc. is a wholly-owned subsidiary whose total assets and total revenues represent 8% and 0%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2010.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

March 2, 2011

QUAKER CHEMICAL CORPORATION

CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,
	2010	2009	2008
	(In thousands, except per share amounts)
Net sales	$544,063	$451,490	$581,641

Costs and expenses:
Cost of goods sold	351,274	294,652	418,580
Selling, general, and administrative expenses	139,209	126,018	136,697
Non-income tax contingency charge	4,132	—	—
CEO transition costs	1,317	2,443	3,505
Restructuring and related activities	—	2,289	2,916

	495,932	425,402	561,698

Operating income	48,131	26,088	19,943
Other income, net	2,106	2,409	1,095
Interest expense	(5,225)	(5,533)	(5,509)
Interest income	1,201	728	1,100

Income before taxes and equity in net income of associated companies	46,213	23,692	16,629
Taxes on income before equity in net income of associated companies	12,616	7,065	4,977

Income before equity in net income of associated companies	33,597	16,627	11,652
Equity in net income of associated companies	494	863	388

Net income	34,091	17,490	12,040
Less: Net income attributable to noncontrolling interest	2,284	1,270	908

Net income attributable to Quaker Chemical Corporation	$31,807	$16,220	$11,132

Earnings per common share data:
Net income attributable to Quaker Chemical Corporation Common shareholders—basic	$2.82	$1.48	$1.06
Net income attributable to Quaker Chemical Corporation Common shareholders—diluted	$2.77	$1.47	$1.05

The accompanying notes are an integral part of these consolidated financial statements.

QUAKER CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEET

	December 31,
	2010	2009
	(In thousands, except par value and share amounts)
ASSETS
Current assets
Cash and cash equivalents	$25,766	$25,051
Construction fund (restricted cash)	—	2,358
Accounts receivable, net	116,266	108,793
Inventories	60,841	50,040
Current deferred tax assets	4,624	5,523
Prepaid expenses and other current assets	7,985	7,409

Total current assets	215,482	199,174

Property, plant and equipment, net	76,535	67,426
Goodwill	52,758	46,515
Other intangible assets, net	24,030	5,579
Investments in associated companies	9,218	8,824
Non-current deferred tax assets	28,846	28,237
Other assets	42,561	39,537

Total assets	$449,430	$395,292

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$890	$2,431
Accounts payable	61,192	58,389
Dividends payable	2,701	2,550
Accrued compensation	17,140	16,656
Accrued pension and postretirement benefits	1,672	4,717
Current deferred tax liabilities	181	213
Other current liabilities	17,415	15,224

Total current liabilities	101,191	100,180

Long-term debt	73,855	63,685
Non-current deferred tax liabilities	6,108	5,213
Accrued pension and postretirement benefits	30,016	27,602
Other non-current liabilities	51,161	42,317

Total liabilities	262,331	238,997

Commitments and contingencies	—	—
Equity
Common stock, $1 par value; authorized 30,000,000 shares; Issued: 2010-11,492,142 shares, 2009-11,085,549 shares	11,492	11,086
Capital in excess of par value	38,275	27,527
Retained earnings	144,347	123,140
Accumulated other comprehensive loss	(13,736)	(10,439)

Total Quaker shareholders’ equity	180,378	151,314
Noncontrolling interest	6,721	4,981

Total equity	187,099	156,295

Total liabilities and equity	$449,430	$395,292

The accompanying notes are an integral part of these consolidated financial statements.

QUAKER CHEMICAL CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2010	2009	2008
	(In thousands)
Cash flows from operating activities
Net income	$34,091	$17,490	$12,040
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,867	9,525	10,879
Amortization	988	1,078	1,177
Equity in net income of associated companies, net of dividends	19	(833)	(275)
Deferred income taxes	1,849	(505)	1,014
Uncertain tax positions (non-deferred portion)	(1,130)	1,266	211
Deferred compensation and other, net	(628)	652	819
Stock-based compensation	3,096	2,130	3,901
Restructuring and related activities	—	2,289	2,916
Loss (gain) on disposal of property, plant and equipment	32	(1,202)	(10)
Insurance settlement realized	(1,640)	(1,608)	(1,556)
Pension and other postretirement benefits	(2,636)	(7,929)	(3,527)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(4,469)	(6,816)	15,582
Inventories	(7,153)	9,765	(73)
Prepaid expenses and other current assets	(814)	(129)	(181)
Accounts payable and accrued liabilities	5,511	16,540	(27,892)
Change in restructuring liabilities	—	(4,473)	(749)
Estimated taxes on income	564	4,363	(885)

Net cash provided by operating activities	37,547	41,603	13,391

Cash flows from investing activities
Capital expenditures	(9,354)	(13,834)	(11,742)
Payments related to acquisitions, net of cash acquired	(35,909)	(1,975)	(1,859)
Proceeds from disposition of assets	229	1,666	177
Insurance settlement received and interest earned	5,122	5,204	5,306
Change in restricted cash, net	(1,124)	2,327	(12,031)

Net cash used in investing activities	(41,036)	(6,612)	(20,149)

Cash flows from financing activities
Net (decrease) increase in short-term borrowings	(1,456)	(1,755)	743
Proceeds from long-term debt	9,841	3,500	10,000
Repayment of long-term debt	(636)	(23,973)	(3,401)
Dividends paid	(10,449)	(10,111)	(9,503)
Stock options exercised, other	5,500	412	11,919
Excess tax benefit related to stock option exercises	2,558	—	—
Distributions to noncontrolling shareholders	(1,021)	(890)	(404)

Net cash provided by (used in) financing activities	4,337	(32,817)	9,354

Effect of exchange rate changes on cash	(133)	1,985	(1,899)
Net increase in cash and cash equivalents	715	4,159	697
Cash and cash equivalents at beginning of the period	25,051	20,892	20,195

Cash and cash equivalents at end of the period	$25,766	$25,051	$20,892

Supplemental cash flow disclosures
Cash paid during the year for:
Income taxes	$7,799	$180	$4,561
Interest	4,884	5,113	5,314
Non-cash activities:
Restricted insurance receivable (See also Note 20 of Notes to Consolidated Financial Statements)	$5,000	$5,000	$5,000
Property, plant and equipment acquired by capital lease	848	432	—

The accompanying notes are an integral of these consolidated financial statements

QUAKER CHEMICAL CORPORATION

CONSOLIDATED STATEMENT OF COMPREHENSIVE (LOSS) INCOME AND CHANGES IN EQUITY

	Common stock	Capital in excess of par value	Retained earnings	Accumulated other comprehensive loss	Noncontrolling Interest	Comprehensive Income (Loss)	Total
(In thousands)
Balance at December 31, 2007	$10,147	$10,104	$115,767	$(5,625)	$4,513		$134,906
Net income	—	—	11,132		908	$12,040
Currency translation adjustments	—	—	—	(10,110)	(1,065)	(11,175)
Defined benefit retirement plans:
Net gain (loss) arising during the period, other	—	—	—	(10,238)	—	(10,238)
Amortization of actuarial (gain) loss	—	—	—	888	—	888
Amortization of prior service cost (credit)	—	—	—	(477)	—	(477)
Amortization of initial net asset	—	—	—	(148)	—	(148)
Current period changes in fair value of derivatives	—	—	—	(1,302)	—	(1,302)
Unrealized gain on available-for-sale securities	—	—	—	(255)	—	(255)

Comprehensive loss	—	—	—	—	—	(10,667)	(10,667)

Comprehensive income attributable to noncontrolling interest						157

Comprehensive loss attributable to Quaker Chemical Corporation						$(10,510)

Effects of adjustment to apply change of measurement date provisions of defined benefit retirement plans guidance:
Service cost, interest cost and expected return on plan assets for December 1, 2007 – December 31, 2007, net of tax	—	—	7	—	—		7
Amortization of prior service cost for December 1, 2007—December 31, 2007, net of tax	—	—	—	30	—		30
Dividends ($0.92 per share)	—	—	(9,817)	—	—		(9,817)
Dividends paid to noncontrolling interests	—	—	—	—	(404)		(404)
Shares issued upon exercise of options and other	590	11,066	—	—	—		11,656
Shares issued for employee stock purchase plan	13	250	—	—	—		263
Equity-based compensation plans	83	3,818	—	—	—		3,901

Balance at December 31, 2008	10,833	25,238	117,089	(27,237)	3,952		129,875
Net income	—	—	16,220		1,270	$17,490
Currency translation adjustments	—	—	—	10,497	649	11,146
Defined benefit retirement plans:
Net gain (loss) arising during the period, other	—	—	—	3,075	—	3,075
Amortization of actuarial (gain) loss	—	—	—	2,633	—	2,633
Amortization of prior service cost (credit)	—	—	—	65	—	65
Amortization of initial net asset	—	—	—	(140)	—	(140)
Current period changes in fair value of derivatives	—	—	—	642	—	642
Unrealized gain on available-for-sale securities	—	—	—	26	—	26

Comprehensive income	—	—	—	—	—	34,937	34,937

Comprehensive loss attributable to noncontrolling interest						(1,919)

Comprehensive income attributable to Quaker Chemical Corporation						$33,018

Dividends ($0.92 per share)	—	—	(10,169)	—	—		(10,169)
Dividends paid to noncontrolling interests	—	—	—	—	(890)		(890)
Shares issued upon exercise of options and other	10	120	—	—	—		130
Shares issued for employee stock purchase plan	26	256	—	—	—		282
Equity-based compensation plans	217	1,913	—	—	—		2,130

Balance at December 31, 2009	$11,086	$27,527	$123,140	$(10,439)	$4,981		$156,295
Net income	—	—	31,807		2,284	$34,091
Currency translation adjustments	—	—	—	328	477	805
Defined benefit retirement plans:
Net gain (loss) arising during the period, other	—	—	—	(6,267)	—	(6,267)
Amortization of actuarial (gain) loss	—	—	—	1,832	—	1,832
Amortization of prior service cost (credit)	—	—	—	91	—	91
Amortization of initial net asset	—	—	—	(3)	—	(3)
Current period changes in fair value of derivatives	—	—	—	708	—	708
Unrealized gain on available-for-sale securities	—	—	—	14	—	14

Comprehensive income	—	—	—	—	—	31,271	31,271

Comprehensive loss attributable to noncontrolling interest						(2,761)

Comprehensive income attributable to Quaker Chemical Corporation						$28,510

Dividends ($0.935 per share)	—	—	(10,600)	—	—		(10,600)
Dividends paid to noncontrolling interests	—	—	—	—	(1,021)		(1,021)
Shares issued upon exercise of options and other	297	4,965	—	—	—		5,262
Shares issued for employee stock purchase plan	10	228	—	—	—		238
Equity-based compensation plans	99	2,997	—	—	—		3,096
Excess tax benefit from stock option exercises	—	2,558	—	—	—		2,558

Balance at December 31, 2010	$11,492	$38,275	$144,347	$(13,736)	$6,721		$187,099

The accompanying notes are an integral part of these consolidated financial statements

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands except per share amounts)

Note 1—Significant Accounting Policies

Principles of consolidation: All majority-owned subsidiaries are included in the Company’s consolidated financial statements, with appropriate elimination of intercompany balances and transactions. Investments in associated (less than majority-owned) companies are accounted for under the equity method. The Company’s share of net income or losses of investments is included in the consolidated statement of income. The Company periodically reviews these investments for impairments and, if necessary, would adjust these investments to their fair value when a decline in market value is deemed to be other than temporary.

The Financial Accounting Standards Board’s (“FASB’s”) guidance regarding the consolidation of certain Variable Interest Entities (“VIEs”) generally requires that assets, liabilities and results of the activities of a VIE be consolidated into the financial statements of the enterprise that is considered the primary beneficiary. The consolidated financial statements include the accounts of the Company and all of its subsidiaries in which a controlling interest is maintained and would include any VIEs if the Company was the primary beneficiary pursuant to the provisions of the guidance.

Reclassifications: Certain reclassifications of prior years’ data have been made to improve comparability.

Translation of foreign currency: Assets and liabilities of non-U.S. subsidiaries and associated companies are translated into U.S. Dollars at the respective rates of exchange prevailing at the end of the year. Income and expense accounts are translated at average exchange rates prevailing during the year. Translation adjustments resulting from this process are recorded directly in equity and will be included in income only upon sale or liquidation of the underlying investment. All non-U.S. subsidiaries use their local currency as its functional currency.

Cash and cash equivalents: The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Inventories: Inventories are valued at the lower of cost or market value. Inventories are valued using the first-in, first-out (“FIFO”) method. See also Note 8 of Notes to Consolidated Financial Statements.

Long-lived assets: Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method on an individual asset basis over the following estimated useful lives: buildings and improvements, 10 to 45 years; and machinery and equipment, 3 to 15 years. The carrying value of long-lived assets is periodically evaluated whenever changes in circumstances or current events indicate the carrying amount of such assets may not be recoverable. An estimate of undiscounted cash flows produced by the asset, or the appropriate group of assets, is compared with the carrying value to determine whether impairment exists. If necessary, the Company recognizes an impairment loss for the difference between the carrying amount of the assets and their estimated fair value. Fair value is based on current and anticipated future undiscounted cash flows. Upon sale or other dispositions of long-lived assets, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount, less proceeds from disposals is recorded to income. Expenditures for renewals and betterments, which increase the estimated useful life or capacity of the assets, are capitalized; expenditures for repairs and maintenance are expensed when incurred.

Capitalized software: The Company capitalizes certain costs incurred in connection with developing or obtaining software for internal use. In connection with the upgrade and implementations of the Company’s global transaction and consolidation systems, approximately $2,338 and $1,319 of net costs were capitalized at December 31, 2010 and 2009, respectively. These costs are amortized over a period of five years once the assets are ready for their intended use.

Goodwill and other intangible assets: The Company records goodwill and indefinite-lived intangible assets at fair value at acquisition. Goodwill and indefinite-lived intangible assets are not amortized, but tested for impairment at least annually. These tests will be performed more frequently if there are triggering events. Definite-lived intangible

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

assets are amortized over their estimated useful lives, generally for periods ranging from 5 to 20 years. The Company continually evaluates the reasonableness of the useful lives of these assets. See also Note 19 of Notes to Consolidated Financial Statements.

Revenue recognition: The Company recognizes revenue in accordance with the terms of the underlying agreements, when title and risk of loss have been transferred, collectability is reasonably assured, and pricing is fixed or determinable. This generally occurs for product sales when products are shipped to customers or, for consignment arrangements, upon usage by the customer and when services are performed. License fees and royalties are recognized in accordance with agreed-upon terms, when performance obligations are satisfied, the amount is fixed or determinable, and collectability is reasonably assured, and are included in other income. As part of the Company’s chemical management services, certain third-party product sales to customers are managed by the Company. Where the Company acts as principal, revenues are recognized on a gross reporting basis at the selling price negotiated with customers. Where the Company acts as an agent, such revenue is recorded using net reporting as service revenue at the amount of the administrative fee earned by the Company for ordering the goods. Third-party products transferred under arrangements resulting in net reporting totaled $56,528, $27,483 and $32,194 for 2010, 2009 and 2008, respectively.

Research and development costs: Research and development costs are expensed as incurred. Research and development expenses are included in selling, general and administrative expenses, and during 2010, 2009 and 2008 were $15,690, $14,991 and $16,877, respectively.

Concentration of credit risk: Financial instruments, which potentially subject the Company to a concentration of credit risk, principally consist of cash equivalents, short-term investments, and trade receivables. The Company invests temporary and excess funds in money market securities and financial instruments having maturities typically within 90 days. The Company has not experienced losses from the aforementioned investments. See also Note 7 of Notes to Consolidated Financial Statements.

Environmental liabilities and expenditures: Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. If no amount in the range is considered more probable than any other amount, the Company records the lowest amount in the range in accordance with generally accepted accounting principles. Accrued liabilities are exclusive of claims against third parties and are not discounted. Environmental costs and remediation costs are capitalized if the costs extend the life, increase the capacity or improve safety or efficiency of the property from the date acquired or constructed, and/or mitigate or prevent contamination in the future.

Comprehensive income (loss): The Company presents comprehensive income (loss) in its Statement of Comprehensive (Loss) Income and Changes in Equity. The components of accumulated other comprehensive loss at December 31, 2010 include: accumulated foreign currency translation adjustments of $13,368, minimum pension liability of $(26,448), unrealized holding gains on available-for-sale securities of $11, and the fair value of derivative instruments of $(667). The components of accumulated other comprehensive loss at December 31, 2009 include: accumulated foreign currency translation adjustments of $13,232, minimum pension liability of $(22,293), unrealized holding losses on available-for-sale securities of $(3), and the fair value of derivative instruments of $(1,375).

Income taxes and uncertain tax positions: The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of the Company’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The Company applies the FASB’s guidance regarding uncertain tax positions to all income tax positions taken on previously filed tax returns or expected to be taken on a future tax return. The guidance prescribes a benefit recognition model with a two-step approach, a more-likely-than-not recognition criterion, and a measurement attribute that measures the position as the largest amount of tax benefit that is greater than 50% likely of being realized upon effective settlement. The guidance also requires that the amount of interest expense and income to be recognized related to uncertain tax positions be computed by applying the applicable statutory rate of interest to the difference between the tax position recognized, including timing differences, and the amount previously taken or expected to be taken in a tax return. The Company’s continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense.

Derivatives: The Company uses derivative financial instruments primarily for purposes of hedging exposures to fluctuations in interest rates. The Company does not enter into derivative contracts for trading or speculative purposes. The Company recognizes all derivatives on the balance sheet at fair value. For derivative instruments designated as cash flow hedges, the effective portion of any hedge is reported in Accumulated Other Comprehensive Income (Loss) until it is cleared to earnings during the same period in which the hedged item affects earnings. The Company uses no derivative instruments designated as fair value hedges.

The Company has entered into interest rate swaps in order to fix a portion of its variable rate debt. The swaps had a combined notional value of $15,000 and $40,000 and a fair value of $(1,026) and $(2,160) at December 31, 2010 and December 31, 2009, respectively. The counterparties to the swaps are major financial institutions. Refer to Note 5—Hedging Activities for more information.

Recently issued accounting standards:

The FASB updated its guidance regarding a vendor’s multiple-deliverable arrangements in October 2009. The updated guidance establishes a selling price hierarchy to be followed in determining the selling price for each deliverable in multiple-deliverable arrangements, eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement using the relative selling price method and requires enhanced disclosure regarding multiple-deliverable arrangements. The guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning after June 15, 2010. The Company is currently assessing the impact of this guidance on its financial statements.

Accounting estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosure of contingencies at the date of the financial statements and the reported amounts of net sales and expenses during the reporting period. Actual results could differ from such estimates.

Note 2—Restructuring and Related Activities

In the fourth quarter of 2008, Quaker’s management approved a restructuring plan (2008 4th Quarter Program) to reduce operating costs, primarily in North America and Europe. Included in the restructuring plans were provisions for severance for 57 employees. The Company recognized a $2,916 restructuring charge in the fourth quarter of 2008. Employee separation benefits varied depending on local regulations within certain foreign countries and included severance and other benefits. The Company completed the initiatives under this program during 2009.

In the first quarter of 2009, Quaker’s management implemented an additional restructuring program (2009 1st Quarter Program) which included provisions for severance for 60 employees totaling $2,289. The Company completed the initiatives under this program during 2009.

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

Note 3—Fair Value Measures

The FASB’s guidance regarding fair value measurements establishes a common definition for fair value to be applied to guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. The guidance does not require any new fair value measurements, but rather applies to all other accounting guidance that requires or permits fair value measurements.

The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

■	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

■

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

■	Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

The Company values its interest rate swaps, company-owned life insurance policies, various deferred compensation assets and liabilities at fair value and acquisition related contingent consideration at fair value. The Company’s assets and liabilities subject to fair value measurement are as follows (in thousands):

	Fair Value as of December 31, 2010	Fair Value Measurements at December 31, 2010 Using Fair Value Hierarchy

		Level 1	Level 2	Level 3
Assets
Company-owned life insurance	$2,033	$—	$2,033	$—
Company-owned life insurance—Deferred compensation assets	593	—	593	—
Other deferred compensation assets
Large capitalization registered investment companies	69	69	—	—
Mid capitalization registered investment companies	4	4	—	—
Small capitalization registered investment companies	8	8	—	—
International developed and emerging markets registered investment companies	40	40	—	—
Fixed income registered investment companies	10	10	—	—

Total	$2,757	$131	$2,626	$—

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

	Fair Value as of December 31, 2010	Fair Value Measurements at December 31, 2010 Using Fair Value Hierarchy

		Level 1	Level 2	Level 3
Liabilities
Deferred compensation liabilities
Large capitalization registered investment companies	$347	$347	$—	$—
Mid capitalization registered investment companies	88	88	—	—
Small capitalization registered investment companies	71	71	—	—
International developed and emerging markets registered investment companies	213	213	—	—
Fixed income registered investment companies	52	52	—	—
Fixed general account	182	—	182	—
Interest rate derivatives	1,026	—	1,026	—
Acquisition related contingent consideration	5,350	—	—	5,350

Total	$7,329	$771	$1,208	$5,350

	Fair Value as of December 31, 2009	Fair Value Measurements at December 31, 2009 Using Fair Value Hierarchy

		Level 1	Level 2	Level 3
Assets
Company-owned life insurance	$1,869	$—	$1,869	$—
Company-owned life insurance—Deferred compensation assets	622	—	622	—
Other deferred compensation assets
Large capitalization registered investment companies	64	64	—	—
Mid capitalization registered investment companies	4	4	—	—
Small capitalization registered investment companies	7	7	—	—
International developed and emerging markets registered investment companies	39	39	—	—
Fixed income registered investment companies	11	11	—	—

Total	$2,616	$125	$2,491	$—

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

	Fair Value as of December 31, 2009	Fair Value Measurements at December 31, 2009 Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Liabilities
Deferred compensation liabilities
Large capitalization registered investment companies	$557	$557	$—	$—
Mid capitalization registered investment companies	98	98	—	—
Small capitalization registered investment companies	108	108	—	—
International developed and emerging markets registered investment companies	205	205	—	—
Fixed income registered investment companies	64	64	—	—
Fixed general account	184	—	184	—
Interest rate derivatives	2,160	—	2,160	—

Total	$3,376	$1,032	$2,344	$—

The fair values of Company-owned life insurance (“COLI”) and COLI deferred compensation assets are based on quotes for like instruments with similar credit ratings and terms. The fair values of Other deferred compensation assets and liabilities are based on quoted prices in active markets. The fair values of interest rate derivatives are based on quoted market prices from various banks for similar instruments. Upon review of the underlying assets upon which the deferred compensation liabilities are based, the Company reclassified the fixed general account from Level 1 to Level 2 as of December 31, 2009. The fair value of the acquisition related contingent consideration is based on unobservable inputs and is classified as Level 3. Significant inputs and assumptions are management’s estimate of the probability of the earnout ultimately being met/paid and the discount rate used to present value the liability.

Changes in the fair value of the Level 3 liability during the year ended December 31, 2010 was as follows:

Contingent Consideration
Balance at December 31, 2009	$—
Purchases, sales, acquisitions and settlements, net	5,350
Realized gains	—
Unrealized gains	—

Balance at December 31, 2010	$5,350

Note 4—Uncertain Tax Positions

The FASB’s guidance regarding accounting for uncertainty in income taxes prescribes the recognition threshold and measurement attributes for financial statement recognition and measurement of tax positions taken or expected to be taken on a tax return. The guidance further requires the determination of whether the benefits of tax positions will be more likely than not sustained upon audit based upon the technical merits of the tax position. For tax positions that are determined to be more likely than not sustained upon audit, a company recognizes the largest amount of

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

benefit that is greater than 50% likely of being realized upon ultimate settlement in the financial statements. For tax positions that are not determined to be more likely than not sustained upon audit, a company does not recognize any portion of the benefit in the financial statements. Additionally, the guidance provides for derecognition, classification, penalties and interest, accounting in interim periods, disclosure and transition.

As of December 31, 2010, the Company’s cumulative liability for gross unrecognized tax benefits was $10,464. The Company had accrued $857 for cumulative penalties and $1,824 for cumulative interest at December 31, 2010.

The Company continues to recognize interest and penalties associated with uncertain tax positions as a component of Taxes on Income in its Consolidated Statement of Income. The Company has recognized $(12) for penalties and $80 for interest (net of expirations and settlements) on its Consolidated Statement of Income for the twelve-month period ended December 31, 2010.

The Company estimates that during the year ending December 31, 2011 it will reduce its cumulative liability for gross unrecognized tax benefits by approximately $1,400 to $1,600 due to the expiration of the statute of limitations with regard to certain tax positions. This estimated reduction in the cumulative liability for unrecognized tax benefits does not consider any increase in liability for unrecognized tax benefits with regard to existing tax positions or any increase in cumulative liability for unrecognized tax benefits with regard to new tax positions for the year ended December 31, 2011.

The Company and its subsidiaries are subject to U.S. Federal income tax, as well as the income tax of various state and foreign tax jurisdictions. Tax years that remain subject to examination by major tax jurisdictions include the Netherlands from 2004, United Kingdom, Brazil, Italy and Spain from 2006, China and the United States from 2007 and various domestic state tax jurisdictions from 1993.

During 2010, the Company derecognized several uncertain tax positions due to expiration of the applicable statutes of limitations for certain tax years. As a result, the Company recognized a $1,828 decrease in its cumulative liability for gross unrecognized tax benefits.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits for the years ended December 31, 2010, 2009 and 2008, respectively, is as follows:

	2010	2009	2008
Unrecognized tax benefits at January 1	$10,686	$10,012	$10,861
Increase unrecognized tax benefits taken in prior periods	—	14	—
(Decrease) unrecognized tax benefits taken in prior periods	—	—	(115)
Increase unrecognized tax benefits taken in current period	2,249	1,272	1,824
(Decrease) unrecognized tax benefits taken in current period	—	—	—
Increase unrecognized tax benefits due to settlements	—	—	—
(Decrease) unrecognized tax benefits due to settlements	—	(402)	(1,030)
(Decrease) in unrecognized tax benefits due to lapse of statute of limitations	(1,828)	(422)	(1,114)
Increase (decrease)—foreign exchange rates	(643)	212	(414)

Unrecognized tax benefits at December 31	$10,464	$10,686	$10,012

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

Note 5—Hedging Activities

Effective January 1, 2009, the Company adopted FASB’s guidance regarding disclosure of derivative instruments and hedging activities. The guidance requires additional disclosure about the Company’s derivative activities, but does not require any new accounting related to derivative activities. The Company has applied the requirements of the guidance on a prospective basis. Accordingly, disclosures related to periods prior to the date of adoption have not been presented.

The Company is exposed to the impact of changes in interest rates, foreign currency fluctuations, changes in commodity prices and credit risk. The Company does not use derivative instruments to mitigate the risks associated with foreign currency fluctuations, changes in commodity prices or credit risk. Quaker uses interest rate swaps to mitigate the impact of changes in interest rates. The swaps are designated as cash flow hedges and reported on the Consolidated Balance Sheet at fair value. The effective portions of the hedges are reported in Other Comprehensive Income (“OCI”) until reclassified to earnings during the same period the hedged item affects earnings. The Company has no derivatives designated as fair value hedges and only has derivatives designated as hedging instruments under the FASB’s authoritative guidance. The notional amount of the Company’s interest rate swaps was $15,000 as of December 31, 2010, and $40,000 as of December 31, 2009.

Information about the Company’s interest rate derivatives is as follows:

		Fair Value
	Consolidated Balance Sheet Location	December 31, 2010	December 31, 2009
Derivatives designated as cash flow hedges:
Interest rate swaps	Other current liabilities	$—	$1,006
Interest rate swaps	Other non-current liabilities	1,026	1,154

		$1,026	$2,160

Cash Flow Hedges

Interest Rate Swaps

		For the Years Ended December 31,
		2010	2009
Amount of Gain (Loss) Recognized in Accumulated OCI on Derivative (Effective Portion)		$708	$642

Amount and Location of Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Interest Expense	$(1,590)	$(1,594)

Amount and Location of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Other Income	$—	$—

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

Note 6—Investments in Associated Companies

Investments in associated (less than majority-owned) companies are accounted for under the equity method. The Company has a 50% investment in Kelko Quaker Chemical, S.A. (Venezuela), a 50% investment in Nippon Quaker Chemical, Ltd. (Japan), a 40% investment in TecniQuimia Mexicana S.A. de C.V. (Mexico) and a 50% investment in Kelko Quaker Chemical S.A. (Panama).

Effective January 1, 2010, Venezuela’s economy was considered to be highly inflationary under U.S. generally accepted accounting principles since it has experienced a rate of general inflation in excess of 100% over the latest three-year period, based upon the blended Consumer Price Index and National Consumer Price Index. Accordingly, all gains and losses resulting from the remeasurement of the Company’s Venezuelan 50% owned equity affiliate (Kelko Quaker Chemical, S.A.) are required to be recorded directly in the Consolidated Statement of Income. On January 8, 2010, the Venezuelan government announced the devaluation of the Bolivar Fuerte and the establishment of a two-tier exchange structure. The Company recorded a charge in the first quarter of 2010 of approximately $0.03 per diluted share to reflect the devaluation.

During the fourth quarter of 2010, the Company identified errors in reserves for pension and certain other items at its TecniQuimia Mexicana S.A. de C.V. affiliate. The affiliate adjusted for these items in the fourth quarter of 2010, which had the effect of reducing Equity Income and Net Income by $564 in the fourth quarter and year-to-date periods of 2010. The Company does not believe this adjustment is material to the Consolidated Financial Statements for the years ended December 31, 2007, 2008, 2009 or 2010 and, therefore, has not restated any prior period amounts.

Summarized financial information of the associated companies, in the aggregate, is as follows:

	December 31,
	2010	2009
Current assets	$34,830	$29,739
Noncurrent assets	5,689	5,072
Current liabilities	17,581	14,572
Noncurrent liabilities	4,333	494

	Year Ended December 31,
	2010	2009	2008
Net sales	$65,592	$52,099	$60,407
Gross margin	24,810	20,215	20,072
Operating income	5,211	4,508	3,456
Net income	1,071	1,856	806

Note 7—Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and generally do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in existing accounts receivable. Reserves for customers filing for bankruptcy protection are dependent on the Company’s evaluation of likely proceeds from the bankruptcy process. Large and/or financially distressed customers are generally reserved for on a specific review basis while a general reserve is established for other customers based on historical experience. The Company performs a formal review of its allowance for doubtful accounts quarterly. Account balances are charged off against the allowance when the Company feels it is probable the receivable will not be recovered. The

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

Company does not have any off-balance-sheet credit exposure related to its customers. During 2010, the Company’s five largest customers accounted for approximately 20% of its consolidated net sales with the largest customer (Arcelor-Mittal Group) accounting for approximately 9% of consolidated net sales.

At December 31, 2010 and 2009, the Company had gross trade accounts receivable totaling $120,544 and $112,795 with trade accounts receivable greater than 90 days past due of $4,924 and $4,928, respectively. Following are the changes in the allowance for doubtful accounts during the years ended December 31, 2010, 2009 and 2008.

	Balance at Beginning of Period	Charged to Costs and Expenses	Write-Offs Charged to Allowance	Effect of Exchange Rate Changes	Balance at End of Period
ALLOWANCE FOR DOUBTFUL ACCOUNTS
Year ended December 31, 2010	$4,002	$860	$(538)	$(46)	$4,278
Year ended December 31, 2009	$3,508	$1,389	$(918)	$23	$4,002
Year ended December 31, 2008	$3,072	$1,087	$(505)	$(146)	$3,508

Note 8—Inventories

Total inventories comprise:

	December 31,
	2010	2009
Raw materials and supplies	$31,909	$23,495
Work in process and finished goods	28,932	26,545

	$60,841	$50,040

Note 9—Other Current Liabilities

Other current liabilities comprise:

	December 31,
	2010	2009
Non-income taxes	$6,100	$3,866
Current portion of uncertain tax positions	2,161	2,767
Income taxes payable	1,693	595
Professional fees	1,615	1,304
Freight	1,229	1,099
Legal	1,211	1,051
Current portion of interest rate swaps	—	1,006
Selling expenses	1,110	947
Other	2,296	2,589

Total	$17,415	$15,224

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

Note 10—Property, Plant and Equipment

Property, plant and equipment comprise:

	December 31,
	2010	2009
Land	$6,458	$6,185
Building and improvements	69,233	52,227
Machinery and equipment	124,043	117,527
Construction in progress	5,625	15,041

	205,359	190,980
Less accumulated depreciation	(128,824)	(123,554)

	$76,535	$67,426

The Company leases certain equipment under capital leases in Europe, South America and the U.S., including its manufacturing facility in Tradate, Italy. Gross property, plant and equipment includes $4,454 and $3,938 of capital leases with $1,020 and $807 of accumulated depreciation at December 31, 2010 and 2009, respectively. The following is a schedule by years of future minimum lease payments:

For the year ended December 31,
2011	$570
2012	404
2013	246
2014	64
2015	64
2016 and beyond	123

Total net minimum lease payments	1,471
Less amount representing interest	(198)

Present value of net minimum lease payments	$1,273

Note 11—Asset Retirement Obligations

The FASB’s guidance regarding asset retirement obligations addresses the accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. The FASB issued further guidance which clarified that the term conditional asset retirement obligation (“CARO”) refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. A liability is recorded when there is enough information regarding the timing of the CARO to perform a probability weighted discounted cash flow analysis.

The Company’s CAROs consist primarily of asbestos contained in certain manufacturing facilities and decommissioning costs related to its aboveground storage tanks and had an accrued CARO of $320 and $306 at December 31, 2010 and 2009, respectively. The Company accrued interest of $14 on this liability, which is included in other non-current liabilities, during each of the years 2010 and 2009.

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

Note 12—Taxes on Income

Taxes (benefit) on income consist of the following:

	Year Ended December 31,
	2010	2009	2008
Current:
Federal	$1,429	$1,266	$211
State	195	133	20
Foreign	9,143	6,171	3,732

	10,767	7,570	3,963
Deferred:
Federal	1,204	(948)	355
Foreign	645	443	659

Total	$12,616	$7,065	$4,977

The components of earnings (losses) before income taxes were as follows:

	2010	2009	2008
Domestic	$9,482	$(1,920)	$1,960
Foreign	36,731	25,612	14,669

Total	$46,213	$23,692	$16,629

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

Total deferred tax assets and liabilities are composed of the following at December 31:

	2010		2009 *
	Current	Non-current	Current	Non-current
Retirement benefits	$534	$7,720	$1,599	$5,865
Allowance for doubtful accounts	550	—	481	—
Insurance and litigation reserves	574	395	484	541
Postretirement benefits	—	2,447	—	2,110
Supplemental retirement benefits	—	1,811	—	2,408
Performance incentives	3,041	418	2,562	335
Equity-based compensation	185	411	248	888
Alternative minimum tax carryforward	—	2,092	—	2,092
Insurance settlement	—	10,314	—	9,096
Operating loss carryforward	—	3,837	—	5,972
Foreign tax credit	—	3,395	—	3,801
Uncertain tax positions	163	3,871	—	4,034
Interest rate swaps and other	—	511	786	352

	5,047	37,222	6,160	37,494
Valuation allowance	(393)	(4,530)	(612)	(5,054)

Total deferred income tax assets, net	$4,654	$32,692	$5,548	$32,440

Depreciation	$—	$1,798	$—	$2,110
Europe pension and other	—	2,472	—	2,394
Amortization and other	211	5,684	238	4,912

Total deferred income tax liabilities	$211	$9,954	$238	$9,416

Following are the changes in the Company’s deferred tax asset valuation allowance for the years ended December 31, 2010, 2009 and 2008:

	Balance at Beginning of Period	Additional Valuation Allowance	Allowance Utilization and Other	Effect of Exchange Rate Changes	Balance at End of Period
VALUATION ALLOWANCE
Year ended December 31, 2010	$5,666	$38	$(769)	$(12)	$4,923
Year ended December 31, 2009	$5,228	$1,397	$(1,188)	$229	$5,666
Year ended December 31, 2008	$4,161	$1,273	$(2)	$(204)	$5,228

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

The Company’s net deferred tax assets and liabilities are classified in the Consolidated Balance Sheet as follows:

	2010	2009 *
Current deferred tax assets	$4,624	$5,523
Non-current deferred tax assets	28,846	28,237
Current deferred tax liabilities	181	213
Non-current deferred tax liabilities	6,108	5,213

Net deferred tax asset	$27,181	$28,334

The following is a reconciliation of income taxes at the Federal statutory rate with income taxes recorded by the Company for the years ended December 31:

	2010	2009 *	2008
Income tax provision at the Federal statutory tax rate	$16,175	$8,292	$5,820
Differences in tax rates on foreign earnings and remittances	(2,546)	(2,106)	(132)
Foreign dividends	15,645	159	—
Excess foreign tax credit utilization	(15,198)	—	—
Foreign tax refunds	—	—	(460)
Uncertain tax positions	(1,130)	457	(494)
Domestic production activities deduction	(932)	—	—
State income tax provisions, net	127	86	13
Non-deductible entertainment and business meals expense	152	118	192
Miscellaneous items, net	323	59	38

Taxes on income	$12,616	$7,065	$4,977

*	During the fourth quarter of 2010, the Company identified errors in the methodology of recording its net deferred tax assets and liabilities on its Consolidated Balance Sheet. The Company corrected for this item in the fourth quarter of 2010, and reclassified its prior year deferred tax balances to conform to the current year presentation. The Company does not believe this adjustment is material to the Consolidated Financial Statements for the years ended 2009 or 2010.

At December 31, 2010, the Company domestically had a net deferred tax asset of $14,835 inclusive of alternative minimum tax (AMT) credits of $2,092. Additionally, the Company has foreign tax credit carryovers of $3,395 which have the following expiration dates: $129 in 2014, $730 in 2016, $1,023 in 2017, $594 in 2018 and $919 in 2019. A full valuation allowance has been taken against these foreign tax credits. Finally, the Company has foreign tax loss carryforwards of $13,646 of which $330 expires in 2011, $460 in 2014, $351 in 2015, $3,157 in 2018, $184 in 2019, $102 in 2020 and $1,067 in 2023; the remaining foreign tax losses have no expiration dates. A partial valuation allowance has been established with respect to the tax benefit of these losses for $1,528.

U.S. income taxes have not been provided on the undistributed earnings of non-U.S. subsidiaries because it is the Company’s intention to continue to reinvest these earnings in those subsidiaries to support growth initiatives. U.S. and foreign income taxes that would be payable if such earnings were distributed may be lower than the amount computed at the U.S. statutory rate due to the availability of tax credits. The amount of such undistributed earnings at December 31, 2010 was approximately $91,000. Any income tax liability which might result from ultimate remittance of these earnings is expected to be substantially offset by foreign tax credits.

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

Note 13—Pension and Other Postretirement Benefits

The Company maintains various noncontributory retirement plans, the largest of which is in the U.S., covering substantially all of its employees in the U.S. and certain other countries. The plans of the Company’s subsidiaries in The Netherlands and in the United Kingdom are subject to the provisions of FASB’s guidance regarding employers’ accounting for pension plans. The plans of the remaining non-U.S. subsidiaries are, for the most part, either fully insured or integrated with the local governments’ plans and are not subject to the provisions of the guidance. The guidance requires that employers recognize on a prospective basis the funded status of their defined benefit pension and other postretirement plans on their consolidated balance sheet and recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost. The Company’s U.S. pension plan year ends on November 30 and the measurement date is December 31. The measurement date for the Company’s other postretirement benefits plan is December 31.

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

The following table shows the Company plans’ funded status reconciled with amounts reported in the consolidated balance sheet as of December 31:

	Pension Benefits						Other Postretirement Benefits
	2010			2009			2010	2009
	Foreign	Domestic	Total	Foreign	Domestic	Total	Domestic	Domestic
Change in benefit obligation
Benefit obligation at beginning of year	$47,444	$62,432	$109,876	$43,577	$66,808	$110,385	$7,576	$9,648
Service cost	1,606	368	1,974	1,776	342	2,118	16	15
Interest cost	2,587	3,385	5,972	2,545	3,848	6,393	401	445
Employee contributions	89	—	89	84	—	84	—	—
Curtailment (gain)/loss	—	(5)	(5)	(12)	—	(12)	—	—
Benefits paid	(1,407)	(7,384)	(8,791)	(1,338)	(10,884)	(12,222)	(924)	(966)
Plan expenses and premiums paid	(356)	(175)	(531)	(382)	(175)	(557)	—	—
Actuarial (gain)/loss	6,310	4,504	10,814	(526)	2,493	1,967	746	(1,566)
Translation difference	(3,023)	—	(3,023)	1,720	—	1,720	—	—

Benefit obligation at end of year	$53,250	$63,125	$116,375	$47,444	$62,432	$109,876	$7,815	$7,576

Change in plan assets
Fair value of plan assets at beginning of year	$50,176	$41,690	$91,866	$43,432	$34,716	$78,148	$—	$—
Actual return on plan assets	4,344	4,601	8,945	2,993	6,732	9,725	—	—
Employer contributions	3,362	4,371	7,733	3,786	11,301	15,087	924	966
Employee contributions	89	—	89	84	—	84	—	—
Benefits paid	(1,407)	(7,384)	(8,791)	(1,338)	(10,884)	(12,222)	(924)	(966)
Plan expenses and premiums paid	(356)	(175)	(531)	(382)	(175)	(557)	—	—
Translation difference	(3,335)	—	(3,335)	1,601	—	1,601	—	—

Fair value of plan assets at end of year	$52,873	$43,103	$95,976	$50,176	$41,690	$91,866	$—	$—

Net amount recognized	$(377)	$(20,022)	$(20,399)	$2,732	$(20,742)	$(18,010)	$(7,815)	$(7,576)

Amounts recognized in the balance sheet consist of:
Non-current asset	$3,474	$—	$3,474	$6,733	$—	$6,733	$—	$—
Current liabilities	(262)	(587)	(849)	(240)	(3,675)	(3,915)	(823)	(802)
Non-current liabilities	(3,589)	(19,435)	(23,024)	(3,761)	(17,067)	(20,828)	(6,992)	(6,774)

Net amount recognized	$(377)	$(20,022)	$(20,399)	$2,732	$(20,742)	$(18,010)	$(7,815)	$(7,576)

Amounts not yet reflected in net periodic benefit costs and included in accumulated other comprehensive income:
Transition asset (obligation)	$—	$—	$—	$4	$—	$4	$—	$—
Prior service credit (cost)	(123)	(624)	(747)	(165)	(728)	(893)	—	—
Accumulated gain (loss)	(8,725)	(27,121)	(35,846)	(4,882)	(26,664)	(31,546)	(1,951)	(1,266)

Accumulated other comprehensive income (AOCI)	(8,848)	(27,745)	(36,593)	(5,043)	(27,392)	(32,435)	(1,951)	(1,266)
Cumulative employer contributions in excess of net period benefit cost	8,471	7,723	16,194	7,775	6,650	14,425	(5,864)	(6,310)

Net amount recognized	$(377)	$(20,022)	$(20,399)	$2,732	$(20,742)	$(18,010)	$(7,815)	$(7,576)

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

The accumulated benefit obligation for all defined benefit pension plans was $112,505 ($62,755 Domestic, $49,750 Foreign) and $105,447 ($62,072 Domestic, $43,375 Foreign) at December 31, 2010 and 2009, respectively.

Information for pension plans with accumulated benefit obligation in excess of plan assets:

	2010			2009
	Foreign	Domestic	Total	Foreign	Domestic	Total
Projected benefit obligation	$11,390	$63,125	$74,515	$10,855	$62,432	$73,287
Accumulated benefit obligation	10,007	62,755	72,762	9,237	62,072	71,309
Fair value of plan assets	7,540	43,103	50,643	6,854	41,690	48,544

Information for pension plans with a projected benefit obligation in excess of plan assets:

	2010			2009
	Foreign	Domestic	Total	Foreign	Domestic	Total
Projected benefit obligation	$11,390	$63,125	$74,515	$10,855	$62,432	$73,287
Fair value of plan assets	7,540	43,103	50,643	6,854	41,690	48,544

Components of net periodic benefit cost—pension plans:

	2010			2009
	Foreign	Domestic	Total	Foreign	Domestic	Total
Service cost	$1,606	$368	$1,974	$1,776	$342	$2,118
Interest cost	2,587	3,385	5,972	2,545	3,848	6,393
Expected return on plan assets	(2,135)	(3,307)	(5,442)	(1,969)	(2,886)	(4,855)
Settlement charge	—	1,317	1,317	—	2,443	2,443
Curtailment charge	—	19	19	—	—	—
Other, amortization, net	36	1,516	1,552	(160)	1,704	1,544

Net periodic benefit cost	$2,094	$3,298	$5,392	$2,192	$5,451	$7,643

	2008
	Foreign	Domestic	Total
Service cost	$1,890	$925	$2,815
Interest cost	2,617	3,812	6,429
Expected return on plan assets	(2,205)	(3,915)	(6,120)
Other, amortization, net	28	1,034	1,062

Net periodic benefit cost	$2,330	$1,856	$4,186

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

Other changes recognized in other comprehensive income:

	2010			2009
	Foreign	Domestic	Total	Foreign	Domestic	Total
Net (gain) loss arising during period	$4,100	$3,204	$7,304	$(1,562)	$(1,354)	$(2,916)
Prior service cost (credit) arising during the period	—	—	—	—	—	—
Recognition of amortizations in net periodic benefit cost
Transition (obligation) asset	4	—	4	188	—	188
Prior service (cost) credit	(30)	(104)	(134)	(35)	(85)	(120)
Actuarial gain (loss)	(10)	(2,747)	(2,757)	7	(4,062)	(4,055)
Effect of exchange rates on amounts included in AOCI	(259)	—	(259)	261	—	261

Total recognized in other comprehensive income	3,805	353	4,158	(1,141)	(5,501)	(6,642)

Total recognized in net periodic benefit cost and other comprehensive (income) loss	$5,899	$3,651	$9,550	$1,051	$(50)	$1,001

	2008
	Foreign	Domestic	Total
Net (gain) loss arising during period	$(360)	$14,983	$14,623
Prior service cost (credit) arising during the period	—	768	768
Recognition of amortizations in net periodic benefit cost
Transition (obligation) asset	199	—	199
Prior service (cost) credit	(34)	(61)	(95)
Actuarial gain (loss)	(193)	(973)	(1,166)
Effect of exchange rates on amounts included in AOCI	(836)	—	(836)

Total recognized in other comprehensive income	(1,224)	14,717	13,493

Total recognized in net periodic benefit cost and other comprehensive income	$1,106	$16,573	$17,679

Components of net periodic benefit cost—other postretirement plan:

	2010	2009	2008
Service cost	$16	$15	$19
Interest cost and other	462	419	680

Net periodic benefit cost	$478	$434	$699

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

Other changes recognized in other comprehensive income:

	2010	2009	2008
Net (gain) loss arising during period	$747	$(1,566)	$1,206
Recognition of amortizations in net periodic benefit cost
Prior service (cost) credit	—	26	67
Actuarial gain (loss)	(62)	—	(175)

Total recognized in other comprehensive income	685	(1,540)	1,098

Total recognized in net periodic benefit cost and other comprehensive income	$1,163	$(1,106)	$1,797

Estimated amounts that will be amortized from accumulated other comprehensive loss over the next fiscal year:

	Pension Plans			Other Postretirement Benefits
	Foreign	Domestic	Total
Actuarial (gain) loss	$174	$1,542	$1,716	$126
Prior service cost (credit)	31	82	113	—

	$205	$1,624	$1,829	$126

Weighted-average assumptions used to determine benefit obligations at December 31:

	Pension Benefits		Other Postretirement Benefits
	2010	2009	2010	2009
U.S. Plans:
Discount rate	5.20%	5.71%	4.80%	5.50%
Rate of compensation increase	3.40%	3.41%	N/A	N/A
Foreign Plans:
Discount rate	5.42%	5.95%	N/A	N/A
Rate of compensation increase	3.60%	4.00%	N/A	N/A

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

Weighted-average assumptions used to determine net periodic benefit costs for years ended December 31:

	Pension Benefits		Other Postretirement Benefits
	2010	2009	2010	2009
U.S. Plans:
Discount rate	5.71%	6.25%	5.50%	6.25%
Expected long-term return on plan assets	8.25%	8.50%	N/A	N/A
Rate of compensation increase	3.41%	3.43%	N/A	N/A
Foreign Plans:
Discount rate	5.95%	5.83%	N/A	N/A
Expected long-term return on plan assets	4.34%	4.28%	N/A	N/A
Rate of compensation increase	4.00%	3.92%	N/A	N/A

The long-term rates of return on assets were selected from within the reasonable range of rates determined by (a) historical real returns for the asset classes covered by the investment policy and (b) projections of inflation over the long-term period during which benefits are payable to plan participants.

Assumed health care cost trend rates at December 31:

	2010	2009
Health care cost trend rate for next year	7.70%	7.90%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.5%	4.5%
Year that the rate reaches the ultimate trend rate	2027	2027

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1% point Increase	1% point Decrease
Effect on total service and interest cost	$32	$(28)
Effect on postretirement benefit obligations	622	(549)

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

Plan Assets and Fair Value

The Company’s pension plan target asset allocation and the weighted-average asset allocations at December 31, 2010 and 2009 by asset category were as follows:

	Plan Assets at December 31,
	Target	2010	2009
Asset Category
U.S. Plans
Equity securities	57%	61%	53%
Debt securities	36%	37%	34%
Other	7%	2%	13%

Total	100%	100%	100%

Foreign Plans
Equity securities and other	17%	17%	17%
Debt securities	83%	83%	83%

Total	100%	100%	100%

As of December 31, 2010 and 2009, “Other” consisted principally of hedge funds (approximately 0% and 5% of plan assets at December 31, 2010 and 2009, respectively) and/or cash and cash equivalents (approximately 2% and 9% of plan assets, respectively).

The Company’s pension investment policy is designed to ensure that pension assets are invested in a manner consistent with meeting the future benefit obligations of the pension plans and maintaining compliance with various laws and regulations including the Employee Retirement Income Security Act of 1974 (ERISA).

The Company establishes strategic asset allocation percentage targets and appropriate benchmarks for significant asset classes with the aim of achieving a prudent balance between return and risk. The Company’s investment horizon is generally long term, and, accordingly, the target asset allocations encompass a long-term perspective of capital markets, expected risk and return and perceived future economic conditions while also considering the profile of plan liabilities. To the extent feasible, the short-term investment portfolio is managed to immunize the short-term obligations, the intermediate portfolio duration is immunized to reduce the risk of volatility in intermediate plan distributions and the total return portfolio is expected to maximize the long-term real growth of plan assets. The critical investment principles of diversification, assessment of risk and targeting the optimal expected returns for given levels of risk are applied. The Company’s investment guidelines prohibit use of securities such as letter stock and other unregistered securities, commodities or commodity contracts, short sales, margin transactions, private placements (unless specifically addressed by addendum), or any derivatives, options or futures for the purpose of portfolio leveraging.

The target asset allocation is reviewed periodically and is determined based on a long-term projection of capital market outcomes, inflation rates, fixed income yields, returns, volatilities and correlation relationships. The interaction between plan assets and benefit obligations is periodically studied to assist in establishing such strategic asset allocation targets. Asset performance is monitored with an overall expectation that plan assets will meet or exceed benchmark performance over rolling five-year periods. The Company’s pension committee, as authorized by the Company’s Board of Directors, has discretion to manage the assets within established asset allocation ranges approved by senior management of the Company. As of December 31, 2010, the plan’s investments were in compliance with all approved ranges of asset allocations.

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

The following is a description of the valuation methodologies used for the investments measured at fair value, including the general classification of such instruments pursuant to the valuation hierarchy:

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and money market funds and are classified as a Level 1 investment.

Registered investment companies

The shares of registered investment companies, which represent the net asset values of shares held by the Plan, are valued at quoted market prices in an exchange and active markets and are classified as Level 1 investments.

Common Stock

Common stock is valued at quoted market prices in an exchange and active markets, and is classified as a Level 1 investment.

Corporate Bonds

Corporate bonds are valued at quoted market prices in an exchange and active markets, and are classified as a Level 1 investment.

Pooled Separate Accounts

Pooled Separate Accounts consist of insurance annuity contracts and are valued based on the reported unit value at year end. Units of the pooled separate accounts are not traded in an active exchange or market; however, valuation is based on the underlying investments of the units and is classified as a Level 2 investment.

Diversified Equity Securities of Registered Investment Companies

Investment in diversified equity securities of registered investment companies is based upon the quoted redemption value of shares in the fund owned by the plan at year end. The shares of the fund are not available in an exchange and active market; however, the fair value is determined based on the underlying investments in the fund as traded in an exchange and active market and is classified as a Level 2 investment.

Fixed Income Securities of Registered Investment Companies

Investment in fixed income securities of registered investment companies is based upon the quoted redemption value of shares in the fund owned by the plan at year end. The shares of the fund are not available in an exchange and active market; however, the fair value is determined based on the underlying investments in the fund as traded in an exchange and active market and is classified as a Level 2 investment.

Alternative Assets

Alternative assets at December 31, 2009 were comprised of an investment in a Hedge Fund of Funds and were valued based upon the quoted redemption value of units owned by the Plan at year end. Units of the fund were not available in an active exchange and active market and valuation was based on unobservable inputs and classified as a Level 3 investment. The Hedge Fund of Funds was liquidated during the year ended December 31, 2010.

Insurance Contract

Investment in the foreign pension plan insurance contract is valued at reported cash surrender value of the contract at year end. Cash surrender value is determined based on unobservable inputs, which are contractually determined, regarding return, fees, and the present value of the future cash flows of the contract. The contract is classified as a Level 3 investment.

Real Estate

The foreign pension plan’s investment in real estate consists of an investment in a property fund. The fund’s underlying investments consist of real property, which are valued using unobservable inputs. The property fund is classified as a Level 3 investment.

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

As of December 31, 2010 and 2009, the U.S. and Foreign Plans’ investments measured at fair value on a recurring basis were as follows:

	Fair Value as of December 31, 2010	Fair Value Measurements at December 31, 2010 Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
U.S. Pension Assets
Cash and cash equivalents	$713	$713	$—	$—
Large capitalization common stock	4,944	4,944	—	—
Large capitalization registered investment companies	11,764	11,764	—	—
Small capitalization common stock	1,971	1,971	—	—
Small capitalization registered investment companies	417	417	—	—
International developed and emerging markets registered investment companies	7,312	7,312	—	—
Fixed income corporate securities	8,781	8,781	—	—
Fixed income registered investment companies	5,820	5,820	—	—
Pooled separate accounts	1,381	—	1,381	—

Total U.S. pension plan assets	$43,103	$41,722	$1,381	$—

Foreign Pension Assets
Cash and cash equivalents	$105	$105	$—	$—
Insurance contract (underlying notional investments in debt and equity securities)	45,334	—	—	45,334
Diversified equity securities—registered investment companies	4,008	—	4,008	—
Fixed income registered investment companies	3,087	—	3,087	—
Real estate registered investment companies	339	—	—	339

Total foreign pension assets	$52,873	$105	$7,095	$45,673

Total pension assets at fair value	$95,976	$41,827	$8,476	$45,673

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

	Fair Value as of December 31, 2009	Fair Value Measurements at December 31, 2009 Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
U.S. Pension Assets
Cash and cash equivalents	$3,614	$3,614	$—	$—
Large capitalization common stock	4,139	4,139	—	—
Large capitalization registered investment companies	9,147	9,147	—	—
Small capitalization common stock	206	206	—	—
Small capitalization registered investment companies	1,759	1,759	—	—
International developed and emerging markets registered investment companies	6,987	6,987	—	—
Fixed income corporate securities	6,115	6,115	—	—
Fixed income registered investment companies	6,538	6,538	—	—
Pooled separate accounts	1,293	—	1,293	—
Alternative assets	1,892	—	—	1,892

Total U.S. pension plan assets	$41,690	$38,505	$1,293	$1,892

Foreign Pension Assets
Cash and cash equivalents	$32	$32	$—	$—
Insurance contract (underlying notional investments in debt and equity securities)	43,322	—	—	43,322
Diversified equity securities—registered investment companies	3,628	—	3,628	—
Fixed income registered investment companies	2,882	—	2,882	—
Real estate registered investment companies	312	—	—	312

Total foreign pension assets	$50,176	$32	$6,510	$43,634

Total pension assets at fair value	$91,866	$38,537	$7,803	$45,526

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

Changes in the fair value of the U.S. and Foreign Level 3 investments during the years ended December 31, 2010 and 2009 were as follows:

	Alternative Assets	Insurance Contract	Real Estate Fund	Total
Balance at December 31, 2008	$1,783	$38,557	$—	$40,340
Purchases, sales and settlements, net	—	1,963	308	2,271
Unrealized gains	109	1,792	6	1,907
Currency translation adjustment	—	1,010	(2)	1,008

Balance at December 31, 2009	$1,892	$43,322	$312	$45,526
Purchases, sales and settlements, net	(1,895)	1,614	—	(281)
Realized gains	3	—	—	3
Unrealized gains	—	3,469	39	3,508
Currency translation adjustment	—	(3,071)	(12)	(3,083)

Balance at December 31, 2010	$—	$45,334	339	$45,673

The total value of plan assets for the Company’s pension plans is $95,976 and $91,866 as of December 31, 2010 and 2009, respectively. U.S. pension assets include Company common stock in the amounts of $417 (1% of total U.S. plan assets) and $206 (less than 1% of total U.S. plan assets) at December 31, 2010 and 2009, respectively.

Cash Flows

Contributions

The Company expects to make minimum cash contributions of $8,397 to its pension plans ($4,887 Domestic, $3,510 Foreign) and $823 to its other postretirement benefit plan in 2011.

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Pension Benefits			Other Postretirement Benefits
	Foreign	Domestic	Total
2011	$1,584	$4,390	$5,974	$823
2012	1,640	4,368	6,008	813
2013	1,603	4,862	6,465	792
2014	1,820	4,900	6,720	763
2015	1,686	4,404	6,090	721
2016 and beyond	11,895	22,044	33,939	3,010

The Company maintains a plan under which supplemental retirement benefits are provided to certain officers. Benefits payable under the plan are based on a combination of years of service and existing postretirement benefits. Included in total pension costs are charges of $2,042, $3,489 and $1,773 in 2010, 2009 and 2008, respectively, representing the annual accrued benefits under this plan. Included in the 2010 and 2009 charges are settlement charges of $1,317 and $2,443, respectively, in connection with the retirement of the Company’s former CEO.

Defined Contribution Plan

The Company has a 401(k) plan with an employer match covering substantially all domestic employees. Effective January 1, 2006, the plan added a nonelective contribution on behalf of participants who have completed one year

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

of service equal to 3% of the eligible participants’ compensation. The Company suspended its elective match to the plan and made its nonelective contribution to the plan in the form of Company common stock in 2009. The Company reinstated the elective match to the plan in 2010 and continues to make its nonelective contribution to the plan in the form of Company common stock. Total Company contributions were $2,197, $1,000 and $1,774 for 2010, 2009 and 2008, respectively.

Note 14—Debt

Debt consisted of the following:

	December 31,
	2010	2009
Industrial development authority monthly 5.60% fixed rate demand bonds maturing 2018	$5,000	$5,000
Industrial development authority monthly 5.26% fixed rate demand bond maturing 2028	10,000	10,000
Credit facilities (2.02% weighted average borrowing rate at December 31, 2010)	55,000	46,428
Ohio Department of Development term loan (see below)	3,395	3,500
Other debt obligations (including capital leases)	1,350	1,188

	74,745	66,116
Short-term debt	(77)	(1,428)
Current portion of long-term debt	(813)	(1,003)

	$73,855	$63,685

During the next five years, payments on the Company’s debt, including capital lease maturities, are due as follows: $890 in 2011, $639 in 2012, $552 in 2013, $55,377 in 2014, $384 in 2015 and $16,903 beyond 2015.

The Company’s primary credit facility is a syndicated multicurrency credit agreement with Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, and certain other financial institutions as lenders. As discussed in a Current Report on Form 8-K filed on June 21, 2010, the Company amended its credit facility to increase the maximum principal amount for revolving credit borrowings from $125,000 to $175,000. This amount can be increased to $225,000 at the Company’s option if lenders agree to increase their commitments and the Company satisfies certain conditions. The amendment also extended the maturity date of the Company’s credit line from August 2012 to June 2014 and amended certain acquisition and other covenants, including a reduced interest rate spread and a new interest rate tier for leverage ratios below one times EBITDA that would allow for a further interest rate spread reduction.

In May 2008, the Company entered into a financing agreement to issue a $10,000 Industrial Development Revenue Bond (IDRB) to finance the expansion of the Company’s Middletown, Ohio manufacturing facility. Proceeds from the bond issuance are restricted, and can be used only for capital expenditures related to the expansion. Of the $10,000 received from the bond issuance, all had been expended at December 31, 2010.

In addition to the IDRB, the Company’s Middletown, Ohio expansion project was also financed by a low interest rate $3,500 loan from the Ohio Department of Development. Principal repayment on this loan began in September, 2010 at 1% with final maturity in 2021.

The provisions of the agreements require that the Company maintain certain financial ratios and covenants, all of which the Company was in compliance with as of December 31, 2010 and 2009. At December 31, 2010 and 2009, the Company had approximately $55,000 and $46,428 outstanding on these credit lines at a weighted average borrowing rate of 2.02% and 2.54% (LIBOR plus a spread), respectively. The Company has entered into

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

interest rate swaps in order to fix a portion of its variable rate debt and mitigate the risks associated with higher interest rates. The combined notional value of the swaps was $15,000 and $40,000 at December 31, 2010 and 2009, respectively. As of December 31, 2010, the Company is currently receiving a LIBOR rate and paying an additional average fixed rate of approximately 5% on its interest rate swaps. The Company’s swaps mature in 2012.

At December 31, 2010 and 2009, the amounts at which the Company’s debt is recorded are not materially different from their fair market value.

Note 15—Equity and Stock-Based Compensation

The Company has 30,000,000 shares of common stock authorized, with a par value of $1, and 11,492,142 shares issued as of December 31, 2010.

Holders of record of the Company’s common stock for a period of less than 36 consecutive calendar months or less are entitled to 1 vote per share of common stock. Holders of record of the Company’s common stock for a period greater than 36 consecutive calendar months are entitled to 10 votes per share of common stock.

The Company is authorized to issue 10,000,000 shares of preferred stock, $1 par value, subject to approval by the Board of Directors. The Board of Directors may designate one or more series of preferred stock and the number of shares, rights, preferences, and limitations of each series. No preferred stock has been issued.

In the fourth quarter of 2009, the Company filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”). The registration statement was declared effective on January 29, 2010 and permits the Company to offer and sell from time to time in one or more public offerings up to $100 million aggregate dollar amount of its securities, which may be shares of preferred stock (either separately or represented by depositary shares), common stock, debt securities and warrants to purchase the Company’s debt or equity securities, as well as units that include any of these securities, on terms, in each case, established at the time of the offering. The registration statement provides the Company with the ability to issue registered debt or equity securities on an accelerated basis.

The Company applies the FASB’s guidance regarding share-based payments, which requires the recognition of the fair value of stock compensation in net income. The Company elected the modified prospective method in adopting the guidance. Under this method, the provisions of the guidance apply to all awards granted or modified after the date of adoption. In addition, the unrecognized expense of awards not yet vested at the date of adoption is recognized in net income in the periods after the date of adoption using the same valuation method (e.g. Black-Scholes) and assumptions determined under the original provisions of the guidance as disclosed in the Company’s previous filings.

Effective October 3, 2008, Ronald J. Naples, Chairman, retired as the Company’s Chief Executive Officer. In accordance with Mr. Naples’ Employment, Transition and Consulting Agreement, Mr. Naples’ equity-based compensation awards (both nonvested stock and stock options) had to be remeasured and vesting accelerated to coincide with the October 3, 2008 retirement date. These actions resulted in incremental equity compensation expense of approximately $2,437 ($989 for nonvested stock and $1,448 for stock options) for the year ended December 31, 2008. These incremental expenses are included in the following reconciliation to total equity-based compensation expense for 2008.

The Company recognized approximately $3,096 of share-based compensation expense and $1,084 of related tax benefits in its consolidated statement of income for the year ended December 31, 2010. The compensation expense was comprised of $404 related to stock options, $1,096 related to nonvested stock awards, $42 related to the Company’s Employee Stock Purchase Plan, $1,424 related to its non-elective 401(k) matching contribution in stock and $130 related to the Company’s Director Stock Ownership Plan. The Company recognized approximately $2,130

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

of share-based compensation expense and $746 of related tax benefits in its consolidated statement of income for the year ended December 31, 2009. The compensation expense was comprised of $241 related to stock options, $989 related to nonvested stock awards, $49 related to the Company’s Employee Stock Purchase Plan, $723 related to its non-elective 401(k) matching contribution in stock and $128 related to the Company’s Director Stock Ownership Plan. The Company recognized approximately $3,901 of share-based compensation expense and $1,365 of related tax benefits in its consolidated statement of income for the year ended December 31, 2008. The compensation expense was comprised of $1,919 related to stock options, $1,809 related to nonvested stock awards, $46 related to the Company’s Employee Stock Purchase Plan, and $127 related to the Company’s Director Stock Ownership Plan.

Based on its historical experience, the Company has assumed a forfeiture rate of 13% on the nonvested stock. The Company will record additional expense if the actual forfeiture rate is lower than estimated and will record a recovery of prior expense if the actual forfeiture is higher than estimated.

The Company has a long-term incentive program (“LTIP”) for key employees which provides for the granting of options to purchase stock at prices not less than market value on the date of the grant. Most options become exercisable between one and three years after the date of the grant for a period of time determined by the Company not to exceed seven years from the date of grant. Beginning in 1999, the LTIP program provided for common stock awards. Common stock awards issued in 2008, 2009 and 2010 under the LTIP program are subject only to time vesting over a three to five-year period. In addition, as part of the Company’s Global Annual Incentive Plan (“GAIP”), nonvested shares may be issued to key employees, which generally vest over a two to five-year period.

During 2010, the Company recorded $2,558 of excess tax benefits in capital in excess of par value on its Consolidated Balance Sheet related to stock option exercises, which occurred over the current and prior years. Previously, the Company’s actual taxable income in affected jurisdictions was not sufficient to recognize these benefits, while the Company’s full-year 2010 taxable income was sufficient to recognize these benefits. As a result, the Company recognized these benefits as a cash inflow from financing activities in its Consolidated Statement of Cash Flows which represents the Company’s estimate of cash savings during 2010.

Stock option activity under all plans is as follows:

	2010			2009
	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term (years)	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term (years)
Options outstanding at January 1,	526,508	16.66		402,504	21.26
Options granted	110,939	18.82		165,990	6.93
Options exercised	(324,903)	19.59		—	—
Options forfeited	—	—		—	—
Options expired	(9,100)	20.71		(41,986)	22.27

Options outstanding at December 31,	303,444	14.19	4.9	526,508	16.66	3.6

Options exercisable at December 31,	64,463	17.27	2.5	311,875	21.24	2.1

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

	2008
	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term (years)
Options outstanding at January 1,	1,033,175	21.36
Options granted	145,184	19.45
Options exercised	(683,982)	21.43
Options forfeited	(14,411)	20.81
Options expired	(77,462)	17.83

Options outstanding at December 31,	402,504	21.26	3.1

Options exercisable at December 31,	311,741	21.43	2.4

The total intrinsic value of options exercised during 2010 was approximately $4,924. Intrinsic value is calculated as the difference between the current market price of the underlying security and the strike price of a related option. As of December 31, 2010, the total intrinsic value of options outstanding was $8,513, and the total intrinsic value of exercisable options was approximately $1,610.

A summary of the Company’s outstanding stock options at December 31, 2010 is as follows:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/2010	Weighted Average Contractual Life	Weighted Average Exercise Price	Number Exercisable at 12/31/2010	Weighted Average Exercise Price
$5.33 – $7.98	133,023	5.16	6.93	22,366	6.93
$7.99 – $18.62	—	—	—	—	—
$18.63 – $21.28	132,577	5.75	18.92	4,253	19.45
$21.29 – $23.94	37,844	0.76	23.13	37,844	23.13
$23.95 – $26.60	—	—	—	—	—

	303,444	4.87	14.19	64,463	17.27

As of December 31, 2010, unrecognized compensation expense related to options granted in 2008 was $6, for options granted during 2009 was $131 and for options granted in 2010 was $476.

During the first quarter of 2007, the Company granted 166,065 stock options under the Company’s LTIP plan subject only to time vesting over a three-year period. The options were valued using the Black-Scholes model with the following assumptions: dividend yield of 4.4%, expected volatility of 27.0%, risk-free interest rate of 4.7%, an expected term of six years, and a forfeiture rate of 3% over the remaining life of the options. Approximately $11, $66 and $660 of expense was recorded on these options during 2010, 2009 and 2008, respectively. The fair value of these awards is amortized on a straight-line basis over the vesting period of the awards.

During the first quarter of 2008, the Company granted 145,184 stock options under the Company’s LTIP plan subject only to time vesting over a three-year period. The options were valued using the Black-Scholes model with

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

the following assumptions: dividend yield of 4.1%, expected volatility of 30.31%, risk-free interest rate of 3.15%, an expected term of six years, and a forfeiture rate of 3% over the remaining life of the options. Approximately $72, $72 and $951 of expense was recorded on these options during 2010, 2009 and 2008, respectively. The fair value of these awards is amortized on a straight-line basis over the vesting period of the awards.

During the first quarter of 2009, the Company granted 165,990 stock options under the Company’s LTIP plan subject only to time vesting over a three-year period. The options were valued using the Black-Scholes model with the following assumptions: dividend yield of 3.9%, expected volatility of 44.22%, risk-free interest rate of 2.09%, an expected term of six years, and a forfeiture rate of 3% over the remaining life of the options. Approximately $112 and $94 of expense was recorded on these options during 2010 and 2009. The fair value of these awards is amortized on a straight-line basis over the vesting period of the awards.

During the first quarter of 2010, the Company granted 110,939 stock options under the Company’s LTIP subject only to time vesting over a three-year period. The options were valued using the Black-Scholes model with the following assumptions: dividend yield of 5.1%, expected volatility of 53.72%, a risk free interest rate of 2.85%, an expected term of six years, and a forfeiture rate of 3% over the remaining life of the options. Approximately $209 of expense was recorded on these options during 2010. The fair value of these awards is amortized on a straight-line basis over the vesting period of the awards.

Under the Company’s LTIP plan, 158,207 shares were outstanding as of December 31, 2009. In the first quarter of 2010, 41,204 shares of nonvested stock were granted at a weighted average grant date fair value of $18.82. In the second quarter of 2010, 11,096 shares of nonvested stock were granted to Directors at a weighted average grant date fair value of $25.94. As of December 31, 2010, 40,531 of these awards were vested, 6,900 shares were forfeited and 163,076 shares were outstanding. The fair value of the nonvested stock is based on the trading price of the Company’s common stock on the date of grant. The Company adjusts the grant date fair value for expected forfeitures based on historical experience for similar awards. As of December 31, 2010, unrecognized compensation expense related to these awards was $912, to be recognized over a weighted average remaining period of 1.61 years.

Under the Company’s GAIP plan, 69,675 shares were outstanding as of December 31, 2009. Through December 31, 2010, 4,375 shares vested, 2,050 shares were forfeited and 63,250 shares were outstanding. As of December 31, 2010, unrecognized compensation expense related to these awards was $203 to be recognized over a weighted average remaining period of 1.25 years.

Employee Stock Purchase Plan

In 2000, the Board adopted an Employee Stock Purchase Plan (“ESPP”) whereby employees may purchase Company stock through a payroll deduction plan. Purchases are made from the plan and credited to each participant’s account at the end of each month, the “Investment Date.” The purchase price of the stock is 85% of the fair market value on the Investment Date. The plan is compensatory and the 15% discount is expensed on the Investment Date. All employees, including officers, are eligible to participate in this plan. A participant may withdraw all uninvested payment balances credited to a participant’s account at any time by giving written notice to the Committee. An employee whose stock ownership of the Company exceeds five percent of the outstanding common stock is not eligible to participate in this plan.

2003 Director Stock Ownership Plan

In March 2003, the Company’s Board of Directors approved a stock ownership plan for each member of the Company’s Board to encourage the Directors to increase their investment in the Company. The Plan was effective on the date it was approved and remains in effect for a term of ten years or until it is earlier terminated by the Board. The maximum number of shares of Common Stock which may be issued under the Plan is 75,000, subject to certain conditions that the Compensation/Management Development Committee (the “Committee”) may elect to adjust the number of shares. As of December 31, 2010, the Committee has not made any elections to adjust the shares under

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

this plan. Each Director is eligible to receive an annual retainer for services rendered as a member of the Board of Directors. Currently, each Director who owns less than 7,500 shares of Company Common Stock is required to receive 75% of the annual retainer in Common Stock and 25% of the annual retainer in cash. Each Director who owns 7,500 or more shares of Company Common Stock may elect to receive payment of a percentage (up to 100%) of their annual retainer in shares of common stock. Currently, the annual retainer is $40. The number of shares issued in payment of the fees is calculated based on an amount equal to the average of the closing prices per share of Common Stock as reported on the composite tape of the New York Stock Exchange for the two trading days immediately preceding the retainer payment date. The retainer payment date is June 1. The Company recorded approximately $130, $128 and $127 of expense in 2010, 2009 and 2008, respectively.

Note 16—Earnings Per Share

The Company follows FASB’s guidance regarding the calculation of earnings per share for nonvested stock awards with rights to non-forfeitable dividends. The guidance requires nonvested stock awards with rights to non-forfeitable dividends to be included as part of the basic weighted average share calculation under the two-class method. The Company previously included such shares as part of its diluted share calculation under the treasury stock method, in accordance with the FASB’s previous guidance regarding share-based payments and calculating earnings per share.

The following table summarizes EPS calculations for the years ended December 31, 2010, 2009 and 2008:

	December 31,
	2010	2009	2008
Basic Earnings per Common Share
Net income attributable to Quaker Chemical Corporation	$31,807	$16,220	$11,132
Less: income allocated to participating securities	(654)	(280)	(123)

Net income available to common shareholders	$31,153	$15,940	$11,009

Basic weighted average common shares outstanding	11,039,410	10,806,518	10,419,654
Basic earnings per common share	$2.82	$1.48	$1.06

Diluted Earnings per Common Share
Net income attributable to Quaker Chemical Corporation	$31,807	$16,220	$11,132
Less: income allocated to participating securities	(646)	(279)	(123)

Net income available to common shareholders	$31,161	$15,941	$11,009

Basic weighted average common shares outstanding	11,039,410	10,806,518	10,419,654
Effect of dilutive securities, employee stock options	202,551	59,244	67,340

Diluted weighted average common shares outstanding	11,241,961	10,865,762	10,486,994

Diluted earnings per common share	$2.77	$1.47	$1.05

The following numbers of stock options are not included in dilutive earnings per share since in each case the exercise price is greater than the average market price for the applicable periods: 0, 360,518 and 162,183 in 2010, 2009 and 2008, respectively.

Note 17—Business Segments

The Company organizes its segments by type of product sold. The Company’s reportable segments are as follows:

(1) Metalworking process chemicals—industrial process fluids for various heavy industrial and manufacturing applications.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

(2) Coatings—temporary and permanent coatings for metal and concrete products and chemical milling maskants.

(3) Other chemical products—other various chemical products.

Segment data includes direct segment costs, as well as general operating costs, including depreciation, allocated to each segment based on net sales. Inter-segment transactions are immaterial.

The table below presents information about the reported segments for the years ended December 31:

	Metalworking Process Chemicals	Coatings	Other Chemical Products	Total
2010
Net sales	$511,305	$30,999	$1,759	$544,063
Operating income for reportable segments	98,427	7,093	(77)	105,443
Depreciation	9,150	555	31	9,736
Segment assets	430,383	18,201	846	449,430
Expenditures for long-lived assets	8,983	370	1	9,354
2009
Net sales	$419,226	$30,372	$1,892	$451,490
Operating income for reportable segments	72,440	6,798	(129)	79,109
Depreciation	8,630	625	39	9,294
Segment assets	376,745	17,592	955	395,292
Expenditures for long-lived assets	13,747	58	29	13,834
2008
Net sales	$540,094	$37,327	$4,220	$581,641
Operating income for reportable segments	61,120	8,714	91	69,925
Depreciation	9,252	639	72	9,963
Segment assets	362,676	21,217	1,546	385,439
Expenditures for long-lived assets	11,317	425	—	11,742

Operating income comprises revenue less related costs and expenses. Nonoperating expenses primarily consist of general corporate expenses identified as not being a cost of operation, interest expense, interest income, and license fees from non-consolidated affiliates.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

A reconciliation of total segment operating income to total consolidated income before taxes and equity in net income of associated companies for the years ended December 31, 2010, 2009 and 2008 is as follows:

	2010	2009	2008
Total operating income for reportable segments	$105,443	$79,109	$69,925
Non-income tax contingency charge	(4,132)	—	—
CEO transition charges	(1,317)	(2,443)	(3,505)
Restructuring and related charges	—	(2,289)	(2,916)
Non-operating charges	(50,744)	(46,980)	(41,468)
Depreciation of corporate assets and amortization	(1,119)	(1,309)	(2,093)
Interest expense	(5,225)	(5,533)	(5,509)
Interest income	1,201	728	1,100
Other income, net	2,106	2,409	1,095

Consolidated income before taxes and equity in net income of associated companies	$46,213	$23,692	$16,629

Net sales are attributed to geographic region based on the location of the originating seller. Net sales and long-lived asset information by geographic area as of and for the years ended December 31 is as follows:

	2010	2009	2008
Net sales
North America	$190,623	$172,035	$239,466
Europe	148,426	130,217	175,741
Asia/Pacific	125,189	93,389	98,231
South America	75,169	52,197	64,998
South Africa	4,656	3,652	3,205

Consolidated	$544,063	$451,490	$581,641

	2010	2009	2008
Long-lived assets
North America	$82,383	$67,523	$57,088
Europe	24,793	28,599	27,485
Asia/Pacific	14,099	13,360	13,704
South America	6,998	6,280	4,721
South Africa	41	25	22

Consolidated	$128,314	$115,787	$103,020

Note 18—Business Acquisitions and Divestitures

In July 2010, the Company completed the acquisition of the assets of D.A. Stuart’s U.S. aluminum hot rolling oil business from Houghton International for $6,793. This acquisition strategically strengthens the Company’s position in the non-ferrous industry, as the acquired product portfolio is complementary to its existing business. The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

Company allocated $2,351 to intangible assets, comprised of customer lists, to be amortized over 15 years; trade names, to be amortized over 10 years; and a trademark, to be amortized over one year. In addition, the Company recorded $3,133 of goodwill, all of which will be tax-deductible, and was assigned to the metalworking process chemicals segment.

In December 2010, the Company completed the acquisition of Summit Lubricants, Inc. for approximately $29,116, subject to certain post closing adjustments. Summit Lubricants manufactures and distributes specialty greases and lubricants and is complementary to the Company’s existing business. The Company allocated $17,100 to intangible assets, comprised of formulations, to be amortized over 15 years; customer lists, to be amortized over 20 years; a non-competition agreement, to be amortized over 5 years; and a trademark, which was assigned an indefinite life. In addition, the Company recorded $3,087 of goodwill, all of which will be tax deductible, and was assigned to the metalworking process chemicals segment. Liabilities assumed include an earnout to be paid to the former shareholders if certain earnings targets are met by the end of 2013.

The following table shows the allocation of the purchase price of the assets and liabilities acquired. The pro forma results of operations have not been provided because the effects were not material:

	D.A. Stuart	Summit Lubricants	Total
Current assets	$1,176	$6,198	$7,374
Fixed assets	133	9,430	9,563
Intangibles	2,351	17,100	19,451
Goodwill	3,133	3,087	6,220

Total assets	6,793	35,815	42,608

Current liabilities	—	(1,349)	(1,349)
Earnout	—	(5,350)	(5,350)

Total liabilities assumed	—	(6,699)	(6,699)

Cash paid	$6,793	$29,116	$35,909

In the fourth quarter of 2006, the Company acquired the remaining interest in its Chinese joint venture. In accordance with the purchase agreement, payments for the acquisition were required as follows: $614 within five business days of closing, $825 one year from the closing date, $825 two years from the closing date, and $889 three years from the closing date. The Company recorded the present value of the remaining payments as debt at the time of acquisition. The Company made the final payment in the fourth quarter of 2009. In addition, the Company allocated $797 to intangible assets, comprising customer lists to be amortized over ten years; and a non-competition agreement to be amortized over two years. The Company also recorded $230 of goodwill, which was assigned to the metalworking process chemicals segment.

In March 2005, the Company acquired the remaining 40% interest in its Brazilian joint venture for $6,700. In addition, annual $1,000 payments for four years were paid subject to the former minority partners’ compliance with the terms of the purchase agreement. The final payment was made in February 2009. All four payments were recorded as goodwill and assigned to the metalworking process chemicals segment. Additionally, in connection with the acquisition, the Company allocated $1,475 to intangible assets, comprising customer lists of $600 to be amortized over 20 years; and non-competition agreements of $875 to be amortized over five years. The Company also recorded $610 of goodwill, which was assigned to the metalworking process chemicals segment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

Note 19—Goodwill and Other Intangible Assets

The Company completed its annual impairment assessment as of the end of the third quarter of 2010 and no impairment charge was warranted. The Company has recorded no impairment charges in the past. The changes in carrying amount of goodwill for the years ended December 31, 2010 and 2009 are as follows:

	Metalworking Process Chemicals	Coatings	Total
Balance as of December 31, 2008	$32,916	$8,081	$40,997
Goodwill additions	1,000	—	1,000
Currency translation adjustments and other	4,518	—	4,518

Balance as of December 31, 2009	$38,434	$8,081	$46,515
Goodwill additions	6,220	—	6,220
Currency translation adjustments	23	—	23

Balance as of December 31, 2010	$44,677	$8,081	$52,758

Gross carrying amounts and accumulated amortization for definite-lived intangible assets as of December 31 are as follows:

	Gross Carrying Amount		Accumulated Amortization
	2010	2009	2010	2009
Amortized intangible assets
Customer lists and rights to sell	$24,379	$8,373	$4,974	$4,428
Trademarks and patents	2,035	1,788	1,800	1,788
Formulations and product technology	5,278	3,278	2,708	2,450
Other	4,004	3,409	3,284	3,203

Total	$35,696	$16,848	$12,766	$11,869

The Company recorded $988, $1,078 and $1,177 of amortization expense in 2010, 2009 and 2008, respectively. Estimated annual aggregate amortization expense for the subsequent five years is as follows:

For the year ended December 31, 2011	$1,930
For the year ended December 31, 2012	$1,831
For the year ended December 31, 2013	$1,654
For the year ended December 31, 2014	$1,422
For the year ended December 31, 2015	$1,422

The Company has two indefinite-lived intangible assets totaling $1,100 for trademarks at December 31, 2010. The Company had one indefinite-lived intangible asset of $600 for trademarks at December 31, 2009.

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

Note 20—Other Assets

Other assets comprise:

	December 31,
	2010	2009
Restricted insurance settlement	$29,480	$25,998
Pension assets	3,474	6,733
Deferred compensation assets	1,068	1,051
Supplemental retirement income program	2,033	1,869
Uncertain tax positions	2,846	1,174
Other	3,660	2,712

Total	$42,561	$39,537

In December 2005, an inactive subsidiary of the Company reached a settlement agreement and release with one of its insurance carriers for $15,000. In accordance with the agreement, the subsidiary received $7,500 cash in December 2005 and the remaining $7,500 in December of 2006. In the first quarter of 2007, the subsidiary reached a settlement agreement and release with another one of its insurance carriers for $20,000 payable in four annual installments of $5,000, the final of which was received in the first quarter of 2010. The proceeds of both settlements are restricted and can only be used to pay claims and costs of defense associated with the subsidiary’s asbestos litigation. The proceeds of the settlement and release agreements have been deposited into interest bearing accounts which earned approximately $122 and $204 in 2010 and 2009, respectively, offset by $1,640 and $1,608 of payments in 2010 and 2009, respectively. Due to the restricted nature of the proceeds, a corresponding deferred credit was established in “Other non-current liabilities” for an equal and offsetting amount, and will remain until the restrictions lapse or the funds are exhausted via payments of claims and costs of defense. See Notes 21 and 22 of Notes to Consolidated Financial Statements.

Note 21—Other Non-Current Liabilities

	December 31,
	2010	2009
Restricted insurance settlement	$29,480	$25,998
Uncertain tax positions (includes interest and penalties)	10,985	10,680
Environmental reserves	961	1,237
Fair value of interest rate swaps	1,026	1,154
Contingent acquisition consideration	5,350	—
Other (primarily deferred and long-term compensation agreements)	3,359	3,248

Total	$51,161	$42,317

See also Notes 20 and 22 of Notes to Consolidated Financial Statements.

Note 22—Commitments and Contingencies

In April of 1992, the Company identified certain soil and groundwater contamination at AC Products, Inc. (“ACP”), a wholly owned subsidiary. In voluntary coordination with the Santa Ana California Regional Water Quality Board, ACP has been remediating the contamination, the principal contaminant of which is perchloroethylene (“PERC”). On or

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

about December 18, 2004, the Orange County Water District (“OCWD”) filed a civil complaint in Superior Court in Orange County, California against ACP and other parties potentially responsible for groundwater contamination. OCWD was seeking to recover compensatory and other damages related to the investigation and remediation of the contamination in the groundwater. Effective October 17, 2007, ACP and OCWD settled all claims related to this litigation. Pursuant to the settlement agreement with OCWD, ACP agreed to pay $2,000. In addition to the $2,000 payment, ACP agreed to operate the two existing groundwater treatment systems associated with its extraction wells P-2 and P-3 so as to hydraulically contain groundwater contamination emanating from ACP’s site until such time as the concentrations of PERC are below the current Federal maximum contaminant level for four consecutive quarterly sampling events. As of December 31, 2010, the Company believes that the range of potential-known liabilities associated with ACP contamination including the water and soil remediation program is approximately $1,300 to $2,300, for which the Company has sufficient reserves.

The low and high ends of the range are based on the length of operation of the two extraction wells as determined by groundwater modeling with planned higher maintenance costs in later years if a longer treatment period is required. Costs of operation include the operation and maintenance of the extraction wells, groundwater monitoring and program management. The duration of the well operation was estimated based on historical trends in concentrations in the monitoring wells within the proximity of the applicable extraction wells. Also factored into the model was the impact of water injected into the underground aquifer from a planned recharge basin adjacent to ACP. Based on the modeling, it is estimated that P-2 will operate for another three to five years and P-3 will operate for one and one-half years to up to two years. Operation and maintenance costs were based on historical expenditures and estimated inflation. As mentioned above, a significantly higher maintenance expense was factored into the range if the system operates for the longer period. Also included in the reserve are anticipated expenditures to operate an on-site soil vapor extraction system.

The Company believes, although there can be no assurance regarding the outcome of other unrelated environmental matters, that it has made adequate accruals for costs associated with other environmental problems of which it is aware. Approximately $374 and $99 was accrued at December 31, 2010 and December 31, 2009, respectively, to provide for such anticipated future environmental assessments and remediation costs.

An inactive subsidiary of the Company that was acquired in 1978 sold certain products containing asbestos, primarily on an installed basis, and is among the defendants in numerous lawsuits alleging injury due to exposure to asbestos. The subsidiary discontinued operations in 1991 and has no remaining assets other than the proceeds from insurance settlements received. To date, the overwhelming majority of these claims have been disposed of without payment and there have been no adverse judgments against the subsidiary. Based on a continued analysis of the existing and anticipated future claims against this subsidiary, it is currently projected that the subsidiary’s total liability over the next 50 years for these claims is approximately $7,700 (excluding costs of defense). Although the Company has also been named as a defendant in certain of these cases, no claims have been actively pursued against the Company, and the Company has not contributed to the defense or settlement of any of these cases pursued against the subsidiary. These cases were handled by the subsidiary’s primary and excess insurers who had agreed in 1997 to pay all defense costs and be responsible for all damages assessed against the subsidiary arising out of existing and future asbestos claims up to the aggregate limits of the policies. A significant portion of this primary insurance coverage was provided by an insurer that is now insolvent, and the other primary insurers have asserted that the aggregate limits of their policies have been exhausted. The subsidiary has challenged the applicability of these limits to the claims being brought against the subsidiary. In response, two of the three carriers entered into separate settlement and release agreements with the subsidiary in late 2005 and in the first quarter of 2007 for $15,000 and $20,000, respectively. The payments under the latest settlement and release agreement were structured to be received over a four-year period with annual installments of $5,000, the final installment of which was received in the first quarter of 2010. The proceeds of both settlements are restricted and can only be used to pay claims and costs of defense associated with the subsidiary’s asbestos litigation. During the third quarter of 2007, the subsidiary and the remaining primary insurance carrier entered into a Claim Handling and Funding

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

Agreement, under which the carrier will pay 27% of defense and indemnity costs incurred by or on behalf of the subsidiary in connection with asbestos bodily injury claims for a minimum of five years beginning July 1, 2007. At the end of the term of the agreement, the subsidiary may choose to again pursue its claim against this insurer regarding the application of the policy limits. The Company also believes that, if the coverage issues under the primary policies with the remaining carrier are resolved adversely to the subsidiary and all settlement proceeds were used, the subsidiary may have limited additional coverage from a state guarantee fund established following the insolvency of one of the subsidiary’s primary insurers. Nevertheless, liabilities in respect of claims may exceed the assets and coverage available to the subsidiary. See also Notes 20 and 21 of Notes to Consolidated Financial Statements.

If the subsidiary’s assets and insurance coverage were to be exhausted, claimants of the subsidiary may actively pursue claims against the Company because of the parent-subsidiary relationship. Although asbestos litigation is particularly difficult to predict, especially with respect to claims that are currently not being actively pursued against the Company, the Company does not believe that such claims would have merit or that the Company would be held to have liability for any unsatisfied obligations of the subsidiary as a result of such claims. After evaluating the nature of the claims filed against the subsidiary and the small number of such claims that have resulted in any payment, the potential availability of additional insurance coverage at the subsidiary level, the additional availability of the Company’s own insurance and the Company’s strong defenses to claims that it should be held responsible for the subsidiary’s obligations because of the parent-subsidiary relationship, the Company believes it is not probable that the Company will incur any material losses. All of the asbestos cases pursued against the Company challenging the parent-subsidiary relationship are in the early stages of litigation. The Company has been successful in the past having claims naming it dismissed during initial proceedings. Since the Company may be in this early stage of litigation for some time, it is not possible to estimate additional losses or range of loss, if any.

As initially disclosed in the Company’s second quarter Form 10-Q, one of the Company’s subsidiaries may have paid certain value-added-taxes (“VAT”) incorrectly and, in certain cases, may not have collected sufficient VAT from certain customers. The VAT rules and regulations at issue are complex, vary among the jurisdictions and can be contradictory, in particular as to how they relate to the subsidiary’s products and to sales between jurisdictions.

Since its inception, the subsidiary had been consistent in its VAT collection and remittance practices and had never been contacted by any tax authority relative to VAT. Now the subsidiary has determined that for certain products, a portion of the VAT was incorrectly paid and that the total VAT due exceeds the amount originally collected and remitted by the subsidiary. In 2010, several jurisdictions contacted the subsidiary requesting information, but no tax assessments were received. In two jurisdictions, the subsidiary has either participated in an amnesty program or entered into a settlement whereby it paid a reduced portion of the amounts owed in resolution of those jurisdictions’ claims. At this time, the subsidiary has either modified or is in the process of modifying its VAT invoicing and payment procedures to eliminate or mitigate future exposure.

In analyzing the subsidiary’s exposure, it is difficult to estimate both the probability and the amount of any potential liabilities due to a number of factors, including: the decrease in exposure over time due to applicable statutes of limitations and actions taken by the subsidiary, the joint liability of customers and suppliers for a portion of the VAT, the availability of a VAT refund for VAT incorrectly paid through an administrative process, any amounts which may have already been or will be paid by customers, as well as the timing and structure of any tax amnesties or settlements. In addition, interest and penalties on any VAT due can be a multiple of the base tax. The subsidiary may contest any tax assessment administratively and/or judicially for an extended period of time, but may ultimately resolve its disputes through participation in tax amnesty programs, which are a common practice for settling tax disputes in the jurisdictions in question and which have historically occurred on a regular basis, resulting in significant reductions of interest and penalties. Also, the timing of payments and refunds of VAT may not be contemporaneous, and, if additional VAT is owed, it may not be fully recoverable from customers. As a result, this matter has the potential to have a material adverse impact on the Company’s financial position, liquidity and capital resources and the results of operations.

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

Included in the year-end results is a net charge of $4,132, which consists of a net $3,901 charge related to two tax dispute settlements entered into by the subsidiary, as well as a net $231 charge representing management’s best estimate, based on the information available to it, including the factors noted above, of the amount that ultimately may be paid related to the other jurisdiction that has made inquiries. These charges assume a successful recovery of the VAT incorrectly paid, as well as reductions in interest and penalties from anticipated future amnesty programs or settlements. On a similar basis, if all other potentially impacted jurisdictions were to initiate audits and issue assessments, the remaining exposure, net of refunds, could be from $0 to $22,000 with one jurisdiction representing approximately 82 percent of this additional exposure, assuming the continued availability of future amnesty programs or settlements to reduce the interest and penalties. If there are future assessments but no such future amnesty programs or settlements, the potential exposure could be higher.

The Company is party to other litigation which management currently believes will not have a material adverse effect on the Company’s results of operations, cash flows or financial condition.

The Company leases certain manufacturing and office facilities and equipment under non-cancelable operating leases with various terms from 1 to 15 years expiring in 2019. Rent expense for 2010, 2009 and 2008 was $5,112, $4,885 and $4,473, respectively. The Company’s minimum rental commitments under non-cancelable operating leases at December 31, 2010, were approximately $4,937 in 2011, $4,270 in 2012, $3,195 in 2013, $2,483 in 2014, $2,210 in 2015, and $3,094 thereafter.

Note 23—Quarterly Results (unaudited)

	First (1)	Second (2)	Third (3)	Fourth (4)
2010
Net sales	$128,320	$135,991	$137,669	$142,083
Gross profit	47,340	48,531	49,028	47,890
Operating income	13,671	13,413	9,431	11,616
Net income attributable to Quaker Chemical Corporation	9,419	9,153	6,340	6,895
Net income attributable to Quaker Chemical Corporation per share—basic earnings per common share	$0.85	$0.82	$0.56	$0.60
Net income attributable to Quaker Chemical Corporation per share—diluted earnings per common share	$0.84	$0.80	$0.55	$0.59

2009
Net sales	$98,507	$102,335	$118,922	$131,726
Gross profit	28,714	36,037	44,472	47,615
Operating (loss) income	(272)	5,794	8,576	11,990
Net income attributable to Quaker Chemical Corporation	2	3,234	5,052	7,932
Net income attributable to Quaker Chemical Corporation per share—basic earnings per common share	$0.00	$0.29	$0.46	$0.72
Net income attributable to Quaker Chemical Corporation per share—diluted earnings per common share	$0.00	$0.29	$0.45	$0.71

(1)	Net income attributable to Quaker Chemical Corporation in the first quarter of 2010 includes a devaluation charge related to the Company’s 50% owned equity affiliate in Venezuela of approximately $0.03 per diluted common share and tax benefits of approximately $0.11 per diluted common share resulting from the derecognition of several uncertain tax positions due to the expiration of applicable statutes of limitation and resolution of tax audits for certain tax years. Net income attributable to Quaker Chemical Corporation in the first quarter of 2009 includes restructuring charges of approximately $0.14 per diluted common share and a non-taxable gain of approximately $0.11 per diluted common share related to the sale of excess land in Europe.

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands except per share amounts)

(2)	Net income attributable to Quaker Chemical Corporation includes CEO transition costs of approximately $0.07 per diluted common share in the second quarter of 2009.
(3)	Net income attributable to Quaker Chemical Corporation includes CEO transition costs of approximately $0.08 per diluted common share and $0.07 per diluted common share in the third quarters of 2010 and 2009, respectively. In addition, net income attributable to Quaker Chemical Corporation includes a non-income tax contingency charge of approximately $0.21 per diluted common share in the third quarter of 2010. Finally, net income attributable to Quaker Chemical Corporation includes tax benefits of approximately $0.04 and $0.02 per diluted common share in the third quarters of 2010 and 2009, respectively, resulting from the derecognition of several uncertain tax positions to the expiration of applicable statutes of limitation and resolution of tax audits for certain tax years.
(4)	Net income attributable to Quaker Chemical Corporation includes tax benefits of approximately $0.06 and $0.03 per diluted common share in the fourth quarters of 2010 and 2009, respectively, resulting from the derecognition of several uncertain tax positions to the expiration of applicable statutes of limitation and resolution of tax audits for certain tax years. In addition, net income attributable to Quaker Chemical Corporation includes a non-income tax contingency charge of approximately $0.05 per diluted common share in the fourth quarter of 2010. Finally, net income attributable to Quaker Chemical Corporation includes a charge of approximately $0.05 per diluted common share related to an out-of-period adjustment at one of the Company’s equity affiliates. See Note 6 of Notes to the Consolidated Financial Statements for further discussion.

PROSPECTUS

QUAKER CHEMICAL CORPORATION

$100,000,000

DEBT SECURITIES

PREFERRED STOCK

DEPOSITARY SHARES

COMMON STOCK

PREFERRED STOCK PURCHASE RIGHTS

WARRANTS

UNITS

We may from time to time in one or more offerings offer and sell up to $100,000,000 aggregate dollar amount of debt securities, preferred stock (either separately or represented by depositary shares), common stock (including, if applicable, any associated preferred stock purchase rights) and warrants, as well as units that include any of these securities. The debt securities, preferred stock and warrants may be convertible into or exercisable or exchangeable for common or preferred stock of our company.

We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus and other offering material.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and any other information relating to a specific offering including the specific manner in which the securities may be offered, will be set forth in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and each applicable prospectus supplement carefully before you invest.

Our common stock trades on the New York Stock Exchange under the symbol “KWR.” Our principal executive offices are located at One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428-2380. The telephone number at our principal executive offices is (610) 832-4000.

See the “Risk Factors” section of our filings with the SEC and the applicable prospectus supplement for certain risks that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 29, 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities offered by us. Each time we sell securities, we will provide a prospectus supplement, information that is incorporated by reference into this prospectus, or other offering material that will contain specific information about the terms of that offering. The prospectus supplement and any other offering material may also add to, update or change information contained in the prospectus or in documents we have incorporated by reference into this prospectus and, accordingly, to the extent inconsistent, information in or incorporated by reference in this prospectus is superseded by the information in the prospectus supplement and any other offering material related to such securities.

The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the securities offered, the initial public offering price, the price paid for the securities, net proceeds and the other specific terms related to the offering of these securities.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, the applicable prospectus supplement and any other offering material, before making an investment decision.

Other than in those sections of this prospectus where we have otherwise indicated, when used in this prospectus, the terms “Quaker,” “the company,” “we,” “us,” and “our” refer to Quaker Chemical Corporation, a Pennsylvania corporation, and its consolidated subsidiaries, unless the context otherwise requires. Each reference in this prospectus to Quaker Chemical Corporation’s common stock includes any preferred stock purchase rights or other similar rights associated with the common stock, unless the context otherwise requires.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any other offering material. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should not assume that the information appearing in this prospectus, any prospectus supplement, any other offering material or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement, or any other offering material or of any sale of a security. Our business, financial condition, results of operation and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E., Room 1580

Washington, D.C. 20549

You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy and information statements and other information that we electronically file with the SEC, which you can access over the Internet at http://www.sec.gov. We maintain a Web site at http://www.quakerchem.com with information about our company. Information contained on our Web site or any other Web site is not incorporated into this prospectus and does not constitute a part of this prospectus. Our Web site address referenced above is intended to be an inactive textual reference only and not an active hyperlink to our Web site. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information referenced this way is considered to be part of this prospectus, and any information that we file later with the SEC will automatically update and, where applicable, supersede this information. We incorporate by reference the following documents that we have filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules):

(a) The company’s annual report on Form 10-K for the year ended December 31, 2008 filed on March 5, 2009 (the consolidated financial statements for the three years ended December 31, 2008 contained in the company’s annual report on Form 10-K have been retrospectively adjusted to reflect the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 and FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, as described in the current report on Form 8-K filed on November 23, 2009);

(b) The company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, filed on April 28, 2009, July 29, 2009 and October 27, 2009, respectively;

(c) The company’s current reports on Form 8-K dated February 17, 2009, November 23, 2009 and November 24, 2009, respectively;

(d) The description of the company’s common stock contained in its registration statement on Form 8-A/A filed on August 2, 1996; and

(e) The description of the company’s stock purchase rights set forth in its registration statement on Form 8-A filed on March 7, 2000.

We also incorporate by reference any future filings we make with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by the SEC’s rules) under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated.

This prospectus is part of a registration statement we have filed with the SEC on Form S-3 relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. We have filed or incorporated by reference certain legal documents that control the terms of the securities offered by this prospectus as exhibits to the registration statement. We may file certain other legal documents that control the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC’s Public Reference Room or through its Web site.

You may obtain a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Quaker Chemical Corporation

Investor Relations

One Quaker Park

901 E. Hector Street

Conshohocken, Pennsylvania 19428-2380

(610) 832-4119

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus, any prospectus supplement, any other offering material and any documents we incorporate by reference may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. The Private Securities Litigation Reform Act of 1995 provides certain “safe harbor” provisions for forward-looking statements. All forward- looking statements made in this prospectus, any prospectus supplement, any other offering material and any documents we incorporate by reference are made pursuant to the Private Securities Litigation Reform Act. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “may,” “will,” “should,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our current and future business activities, operational matters, cash needs, cash reserves, liquidity, operating and capital expenses, financing options, including the state of the capital markets and our ability to access the capital markets, expense reductions, the future outlook of Quaker, operating results and pending litigation. Although we believe our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations, and actual results, performance or achievements may differ materially from those that might be anticipated from our forward-looking statements. This can occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties. Factors that may cause our actual results, performance or achievements to differ materially from that contemplated by such forward-looking statements include, among others:

•	changes in the industries and markets that we serve could have a material adverse effect on our liquidity, financial position and results of operations;

•	we may be unable to achieve sufficient price increases or contract concessions to offset increases in the costs of raw materials, or price increases that we implement may result in the loss of sales;

•	bankruptcy of one or more significant customers could have a material adverse effect on our liquidity, financial position and results of operations;

•

our credit facility contains limitations on our ability to make capital expenditures, investments and acquisitions and on our ability to incur liens, and includes default provisions that permit our lenders, among other things, to decline to make further advances and/or to accelerate our obligation to repay all of our outstanding obligations under the credit facility in the event of our inability to comply with the terms of the credit facility;

•

we may not be able to renew or extend our credit facility when its current term expires in 2012 or enter into a new credit facility. If we are able to renew or extend our credit facility, it may be on terms substantially less favorable than those of our current credit facility;

•

we are a party to proceedings, cases and requests for information from, and negotiations with, various claimants and federal and state agencies relating to various matters, including environmental matters, and an adverse result in one or more of these matters could materially and adversely affect our liquidity, financial position and results of operations;

•

our continued success depends on our ability to continuously develop and manufacture new products and product enhancements on a timely and cost-effective basis in response to customers’ demands, and we may not be able to develop and introduce products incorporating new technologies in a timely manner that will satisfy our customers’ future needs or achieve market acceptance;

•

since significant revenues and earnings are generated by non-U.S. operations, our financial results are affected by currency fluctuations, particularly between the U.S. dollar, the E.U. euro, the Brazilian real and the Chinese renminbi, and the impact of those currency fluctuations on the underlying economies;

•	our international operations involve additional risks that include, but are not limited to, the following:

•	changes in economic conditions from country to country;

•	changes in a country’s political system;

•	trade protection measures;

•	licensing and other legal requirements;

•	local tax requirements;

•	longer payment cycles in certain foreign markets;

•	restrictions in some countries on the repatriation of our assets, including cash;

•	significant foreign and U.S. taxes on repatriated cash;

•	the difficulties of staffing and managing dispersed international operations;

•	less protective foreign intellectual property laws; and

•	legal systems that may be less developed and predictable than those in the United States;

•

in the event we determine that we will not be able in the future to realize all or part of our net deferred tax asset, we will be required to make an adjustment to the amount of our deferred tax asset that will result in a non-cash charge to income in the period the determination is made and, depending on the amount of the charge, it can have a material adverse effect on our financial statements;

•	the industry in which we operate is very competitive and increased competition could adversely affect our profitability;

•	our results of operations and financial condition could be materially adversely affected by the occurrence of natural disasters or other catastrophic events, including war and terrorism; and

•	the loss of management and other key personnel could significantly harm our business.

In addition, these statements could be affected by general domestic and international economic and political conditions, uncertainty as to the future direction of the economy and vulnerability of the economy to domestic or international incidents, as well as market conditions in our industry. Other factors that could cause our actual results, performance or achievements to differ materially from that contemplated by forward-looking statements are those discussed under the heading “Risk Factors” and in other sections of our annual report on Form 10-K for the year ended December 31, 2008, as well as in our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus and in the applicable prospectus supplement.

We caution the reader that the factors described above may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results, performance or achievements to differ materially from those projected in any forward-looking statements. We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus or in any prospectus supplement or in the information incorporated by reference herein or therein.

THE COMPANY

Quaker develops, produces, and markets a broad range of formulated chemical specialty products for various heavy industrial and manufacturing applications and, in addition, offers and markets chemical management services, which we refer to as “CMS.” Quaker’s principal products and services include: (i) rolling lubricants (used by manufacturers of steel in the hot and cold rolling of steel and by manufacturers of aluminum in the hot rolling of aluminum); (ii) corrosion preventives (used by steel and metalworking customers to protect metal during manufacture, storage, and shipment); (iii) metal finishing compounds (used to prepare metal surfaces for special treatments such as galvanizing and tin plating and to prepare metal for further processing); (iv) machining and grinding compounds (used by metalworking customers in cutting, shaping, and grinding metal parts which require special treatment to enable them to tolerate the manufacturing process, achieve closer tolerance, and improve tool life); (v) forming compounds (used to facilitate the drawing and extrusion of metal products); (vi) hydraulic fluids (used by steel, metalworking, and other customers to operate hydraulically activated equipment); (vii) technology for the removal of hydrogen sulfide in various industrial applications; (viii) chemical milling maskants for the aerospace industry and temporary and permanent coatings for metal and concrete products; (ix) construction products, such as flexible sealants and protective coatings, for various applications; and (x) programs to provide chemical management services. Individual product lines representing more than 10% of consolidated revenues for any of the past three years are as follows:

	2008	2007	2006
Rolling lubricants	19.7%	19.8%	21.0%
Machining and grinding compounds	17.7%	17.6%	16.6%
Chemical management services	11.1%	12.2%	10.3%
Hydraulic fluids	11.1%	10.7%	10.8%
Corrosion preventives	10.2%	10.3%	10.6%

A substantial portion of Quaker’s sales worldwide are made directly through its own employees and its CMS programs with the balance being handled through value-added resellers and agents. Quaker employees visit the plants of customers regularly and, through training and experience, identify production needs which can be resolved or alleviated either by adapting Quaker’s existing products or by applying new formulations developed in Quaker’s laboratories. Quaker makes little use of advertising but relies heavily upon its reputation in the markets which it serves. Generally, separate manufacturing facilities of a single customer are served by different personnel. As part of the company’s chemical management services, certain third-party product sales to customers are managed by the company. Where the company acts as principal, revenues are recognized on a gross reporting basis at the selling price negotiated with the customers. Where the company acts as an agent, such revenue is recorded using net reporting as service revenues, at the amount of the administrative fee earned by the company for ordering the goods. Third-party products transferred under arrangements resulting in net reporting totaled $32.2 million, $52.7 million and $62.8 million for 2008, 2007 and 2006, respectively. The company recognizes revenue in accordance with the terms of the underlying agreements, when title and risk of loss have been transferred, collectability is reasonably assured, and pricing is fixed or determinable. This generally occurs for product sales when products are shipped to customers or, for consignment arrangements, upon usage by the customer and when services are performed. License fees and royalties are recognized in accordance with agreed-upon terms, when performance obligations are satisfied, the amount is fixed or determinable, and collectability is reasonably assured, and are included in other income.

We were incorporated in the Commonwealth of Pennsylvania in 1930. Our principal executive offices are located at One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428-2380 and our telephone number is (610) 832-4000.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the unaudited consolidated ratio of earnings to fixed charges for the periods shown:

	Nine Months Ended September 30, 2009	Year Ended December 31
		2008	2007	2006	2005	2004
Ratio of earnings to fixed charges[1]	3.3	3.3	3.8	3.7	2.2	5.3

[1]

In computing the ratio of earnings to fixed charges: (i) earnings were the income from continuing operations before income taxes and adjustment for income (loss) from equity affiliates and noncontrolling interests, fixed charges, distributed income of equity affiliates and excluding capitalized interest and noncontrolling interest in income before taxes of subsidiaries that have not incurred fixed charges; and (ii) fixed charges were the sum of interest expense, amortization of debt issuance costs, capitalized interest and the estimated interest component included in rental expense. Ratios of earnings to combined fixed charges and preferred stock dividends requirements are not presented because there was no outstanding preferred stock in any of the periods indicated.

USE OF PROCEEDS

Unless indicated otherwise in the applicable prospectus supplement or other offering material, we expect to use the net proceeds from the sale of our securities for our operations and for other general corporate purposes, including, but not limited to, capital expenditures, repayment or refinancing of borrowings, working capital, investments and acquisitions. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the applicable prospectus supplement or other offering material relating to such offering. If net proceeds from a specific offering will be used to repay indebtedness, the applicable prospectus supplement or other offering material will describe the relevant terms of the debt to be repaid.

DESCRIPTION OF SECURITIES WE MAY OFFER

We may issue from time to time, in one or more offerings the following securities:

•	debt securities;

•	shares of preferred stock;

•	depositary shares;

•	shares of common stock (including, if applicable, the Series B Preferred Stock Purchase Rights or any other associated preferred stock purchase rights);

•	warrants exercisable for our debt securities, preferred stock, depositary shares or common stock; and

•	units comprised of any combination of our debt securities, preferred stock, depositary shares, common stock and warrants.

We may issue the debt securities as exchangeable for or convertible into shares of common stock or preferred stock. The preferred stock may also be exchangeable for and/or convertible into shares of common stock or another series of preferred stock.

This prospectus contains a summary of the material general terms of the various securities that we may offer. The specific terms of the securities will be described in a prospectus supplement, information incorporated by reference or other offering material, which may be in addition to or different from the general terms summarized in this prospectus. When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and the sale of the offered securities.

DESCRIPTION OF DEBT SECURITIES

We may offer secured or unsecured debt securities of Quaker Chemical Corporation, which debt securities may be convertible.

The debt securities will be issued under one or more indentures, each dated as of a date on or before the issuance of the debt securities to which it relates. Each indenture will be entered into between Quaker Chemical Corporation, as obligor, and a trustee chosen by us and qualified to act as a trustee under the Trust Indenture Act of 1939, which we refer to as the “TIA.”

The forms of indentures filed as exhibits to the registration statement of which this prospectus is a part include a form of senior indenture under which one or more series of senior debt securities may be issued, a form of senior subordinated indenture under which one or more series of senior subordinated debt securities may be issued, and a form of subordinated indenture under which one or more series of subordinated debt securities may be issued, subject to any amendments or supplements to such indentures as we may adopt from time to time, which forms are incorporated by reference into this prospectus. We use the term “indentures” to refer to the senior indenture, the senior subordinated indenture and the subordinated indenture. You should read the indentures because they will control your rights as a holder of debt securities. The terms of the indentures will also be governed by the TIA. You should refer to the applicable indenture for more specific information.

The following description is a summary of selected general provisions relating to the debt securities and the indentures. When the debt securities are offered in the future, a prospectus supplement, information incorporated by reference or other offering material, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the debt securities as described in a prospectus supplement, information incorporated by reference or other offering material will supplement and, if applicable, may modify or replace the general terms described in this section. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description. This summary and any description of debt securities in the applicable prospectus supplement, information incorporated by reference or other offering material is subject to and is qualified in its entirety by reference to all the provisions of the indenture, as that indenture may be supplemented, amended or modified from time to time as provided therein.

When we refer to “Quaker,” “the company,” “we,” “us,” or “our” in this section of the prospectus or when we otherwise refer to ourselves in this section of the prospectus, we mean only Quaker Chemical Corporation and not any of our subsidiaries or associated companies.

We use the term “trustee” to refer to the trustee or trustees under any of the indentures we may enter into.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be our direct unsecured obligations, will represent our senior, senior subordinated or subordinated obligations and may be issued from time to time in one or more series. The senior debt securities will rank equally with each other and with all of our other senior and unsubordinated debt. Unless otherwise specified in a prospectus supplement, the senior debt securities will effectively be subordinated to our secured indebtedness, including amounts we have borrowed under any secured credit facility, to the extent of the collateral for such secured indebtedness. The senior subordinated debt securities will be subordinate and junior in right of payment, as more fully described in an indenture and in any applicable supplement to the indenture, to the senior indebtedness designated in such indenture or supplemental indenture, and will rank equally with our other senior subordinated indebtedness. The subordinated debt securities will be subordinate and junior in right of payment, as more fully described in an indenture and in any applicable supplement to the indenture, to all of our senior and senior subordinated indebtedness designated in such indenture or supplemental indenture. All these debt securities will be structurally subordinate and junior to the liabilities of our subsidiaries.

We will include in a supplement to this prospectus the specific terms of each series of the debt securities being offered. These terms will include some or all of the following:

•	the title, aggregate principal amount and classification of the debt securities;

•

any limit on the total principal amount of the debt securities; unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuance of additional debt securities of such series;

•	the price or prices at which the debt securities will be issued, including the amount of discount or premium, if any, with which the debt securities will be issued;

•	the dates on which the debt securities will mature;

•

the rate (which may be fixed or variable) at which the debt securities will bear interest, or the method for determining the rate at which the debt securities will bear interest, and the date from which any interest will accrue;

•	the interest payment dates for the debt securities or the method of determining those dates;

•	any terms applicable to original issue discount, if any, including the rate or rates at which such original issue discount, if any, will accrue;

•	any mandatory or optional sinking fund or analogous provisions;

•	the place where we will pay, or the method of payment of, principal, premium and interest on the debt securities;

•	any mandatory or optional redemption periods and prices and any provisions for mandatory repurchase offers under certain circumstances;

•	the terms, if any, relating to the seniority or subordination of all or any portion of the debt securities;

•	the currency or currencies in which we will pay principal, premium and interest on the debt securities;

•	the portion of the principal amount of the debt securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof;

•	the manner in which we will determine the amounts of principal, premium or interest payments on the debt securities if these amounts may be determined by reference to an index or based on a formula;

•	provisions relating to covenant defeasance and legal defeasance provisions;

•	provisions relating to the satisfaction and discharge of the indenture;

•	the registrar and the paying agent for the debt securities;

•	if applicable, the terms of any right to convert debt securities into shares of, or exchange debt securities for, Quaker common stock or other securities or property;

•	whether the securities issued by us will be secured or unsecured, and, if secured, a description of the collateral;

•

whether the debt securities will be issued in the form of one or more “global securities,” and if so, the depositary for that security or securities and information with respect to book-entry procedures;

•	the covenants of Quaker with respect to a series of debt securities that are in addition to, modify or delete those described in the indenture;

•	the events of default relating to the debt securities that are in addition to, modify or delete those described in the applicable indenture;

•	any listing or intended listing of the debt securities on a securities exchange; and

•	any other terms of the debt securities that are in addition to, modify or delete those described in the applicable indenture.

Unless otherwise indicated in the prospectus supplement, information incorporated by reference or other offering material, the debt securities will be issued in registered form, without coupons, and in denominations of $1,000 and any integral multiple of $1,000.

To the extent applicable, we will also describe any special provisions for the payment of additional amounts with respect to the debt securities in a prospectus supplement, information incorporated by reference or other offering material.

We may issue debt securities at a discount below their stated principal amount, creating original issue discount, or OID, for United States federal income tax purposes. Even if we do not issue the debt securities below their stated principal amount, the debt securities may be deemed to have been issued with OID for such purposes because of certain interest payment characteristics. We will describe in a prospectus supplement, information incorporated by reference or other offering material the material United States federal income tax considerations applicable to debt securities issued at a discount or deemed to be issued at a discount, and will describe the material United States federal income tax considerations that may be applicable to the particular debt securities.

Selection and Notice Upon Optional Redemption

Optional redemption provisions, if any, relating to any series of debt securities will be described in any prospectus supplement. The indenture provides that, in the event of an optional redemption, if less than all of the debt securities of any series are to be redeemed at any time, the trustee will select the debt securities of such series to be redeemed among the holders of debt securities of such series as follows:

(1) if the debt securities of such series are listed, in compliance with the requirements of the principal national securities exchange on which the debt securities of such series are listed, or

(2) if the debt securities of such series are not so listed, on a pro rata basis, by lot or in accordance with any other method the trustee considers fair and appropriate.

No debt securities of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of debt securities to be redeemed at its registered address. Notices of redemption may be conditional in that the company may, notwithstanding the giving of the notice of redemption, condition the redemption of the debt securities specified in the notice of redemption upon the completion of other transactions, such as refinancings or acquisitions (whether of the company or by the company).

If any debt security is to be redeemed in part only, the notice of redemption that relates to such debt security shall state the portion of the principal amount thereof to be redeemed. A new debt security of such series in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original debt security. Debt securities called for redemption will become due on the date fixed for redemption, subject to the satisfaction of any conditions to such redemption. On and after the redemption date, subject to the satisfaction of any conditions to such redemption, interest will cease to accrue on the debt securities or portions of them called for redemption so long as the company has deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest, if any, on the debt securities to be redeemed.

Covenants

In addition to any covenants specified in the applicable prospectus supplement for any series of debt securities, under the indentures, we will agree:

•	to pay the principal of, premium, if any, and interest and additional interest, if any, on the debt securities when due;

•	to maintain a place of payment;

•	to file reports with the SEC;

•	to deliver a certificate to the trustee each fiscal year reviewing our compliance with our obligations under the indentures; and

•	to preserve our corporate existence.

Merger, Consolidation, or Sale of Assets

Each of the indentures provides that Quaker may not, in a single transaction or a series of related transactions, consolidate or merge with or into any person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of Quaker and its subsidiaries, taken as a whole, to any person or adopt a plan of liquidation unless:

(1) either

(a) in the case of a consolidation or merger, Quaker, or any successor thereto, is the surviving or continuing corporation, or

(b) the person (if other than Quaker, or any successor thereto) formed by such consolidation or into which Quaker is merged or the person which acquires by sale, assignment, transfer, lease, conveyance or other disposition of the properties and assets of Quaker and its subsidiaries, taken as a whole, or in the case of a plan of liquidation, the person to which assets of Quaker and its subsidiaries have been transferred (i) shall be a corporation or other entity organized and validly existing under the laws of the United States or any state thereof or the District of Columbia; provided, that if the successor is an entity other than a corporation, the debt securities shall be co-issued or assumed on a co-issuer basis by a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia; and (ii) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the trustee), executed and delivered to the trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the debt securities and the performance of every covenant of the debt securities and the indenture on the part of Quaker to be performed or observed;

(2) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above no default and no event of default shall have occurred or be continuing; and

(3) Quaker or such other person shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance, other disposition or plan of liquidation and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the applicable indenture and that all conditions precedent in the applicable indenture relating to such transaction have been satisfied.

Notwithstanding the provisions under this heading above:

(1) any subsidiary may consolidate with, or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to Quaker or to another subsidiary; and

(2) Quaker or any subsidiary may consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to any person if such transaction is solely for the purpose of effecting a change in the state of incorporation or form of organization of Quaker or such subsidiary.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more subsidiaries of Quaker, the capital stock of which constitutes all or substantially all of the properties and assets of Quaker, shall be deemed to be the transfer of all or substantially all of the properties and assets of Quaker.

As used in the applicable indenture and in this description, the word “person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization, or government agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of such entity, subdivision or business).

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of Quaker in a transaction that is subject to, and that complies with the foregoing, the successor person formed by such consolidation or into or with which Quaker is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of the applicable indenture referring to Quaker shall refer instead to the successor person and not to Quaker), and may exercise every right and power of Quaker under the applicable indenture with the same effect as if such successor person had been named as Quaker in the indenture; and thereafter the predecessor Quaker shall be relieved from the obligation to pay the principal of and interest on the debt securities and from any further obligation under the applicable indenture.

Events of Default and Remedies

Each indenture provides that each of the following constitutes an event of default with respect to debt securities of any series:

(1) default for 30 days in the payment when due of interest on the debt securities of such series;

(2) default in payment of the principal of or premium, if any, on the debt securities of such series when due and payable, at maturity, upon acceleration, redemption or otherwise;

(3) failure to comply with any of our other agreements in the applicable indenture (other than an agreement that has been included in the applicable indenture solely for the benefit of a series of debt securities other than such series) or the debt securities of such series for 60 days after written notice to us by the trustee or by holders of not less than 25% in aggregate principal amount of debt securities of such series then outstanding voting as a single class;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Quaker or any subsidiary of Quaker (or the payment of which is guaranteed by Quaker or any subsidiary of Quaker) whether such indebtedness or guarantee now exists, or is created after the such series of debt securities was first issued, which default:

(a) is caused by a failure to pay principal of or premium, if any, or interest, if any, on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default, or

(b) results in the acceleration of such indebtedness prior to its express maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default as described above or the maturity of which has been so accelerated, aggregates $10 million or more;

(5) failure by Quaker or any subsidiary of Quaker to pay final judgments aggregating in excess of $10 million, net of any amounts reasonably expected to be covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days after such judgment or judgments become final and non-appealable; and

(6) certain events of bankruptcy or insolvency with respect to Quaker.

If an event of default with respect to the debt securities of any series (other than an event of default with respect to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, then and in every such case, the trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding debt securities of such series may declare the principal amount, together with any accrued and unpaid interest and premium on all the debt securities of such series then outstanding to be due and payable, by a notice in writing to us (and to the trustee, if given by holders) specifying the event of default and that it is a “notice of acceleration” and on the fifth business day after delivery of such notice the principal amount, in either case, together with any accrued and unpaid interest and premium and additional interest, if any, on all debt securities of such series then outstanding will become immediately due and payable, notwithstanding anything contained in the indenture or the debt securities of such series to the contrary. Upon the occurrence of specified events of default relating to bankruptcy, insolvency or reorganization with respect to Quaker, the principal amount, together with any accrued and unpaid interest and premium and additional interest, if any, will immediately and automatically become due and payable, without the necessity of notice or any other action by any person.

Notwithstanding any other provision of the applicable indenture, the sole remedy for an event of default relating to the failure to comply with the SEC reporting covenant described above, and for any failure to comply with the requirements of Section 314(a) of the TIA, will for the 365 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the principal amount of the debt securities of such series at a rate equal to 0.25% per annum. This additional interest will be payable in the same manner and subject to the same terms as other interest payable under the applicable indenture. The additional interest will accrue on all outstanding debt securities of such series from and including the date on which an event of default relating to a failure to comply with the SEC reporting covenant described above or Section 314(a) of the TIA first occurs to but not excluding the 365th day thereafter (or such earlier date on which the event of default relating to the reporting covenant described above or Section 314(a) of the TIA shall have been cured or waived). On such 365th day (or earlier, if the event of default relating to such reporting obligations is cured or waived prior to such 365th day), such additional interest will cease to accrue and the debt securities of such series will be subject to the other remedies as provided under the heading of “—Events of Default and Remedies” if the event of default is continuing.

The holders of a majority in aggregate principal amount of the debt securities of such series then outstanding by notice to the trustee may on behalf of the holders of all of the debt securities of such series rescind an acceleration or waive any existing default or event of default with respect to the debt securities of such series and its consequences under the applicable indenture except a continuing default or event of default in the payment of principal of, premium, if any, or interest on the debt securities of such series. The waiver by the holders of any indebtedness described in clause (4) of the first paragraph of “—Events of Default and Remedies” above of the predicating default under such indebtedness shall be deemed a waiver of such default or event of default arising under, and a rescission of any acceleration resulting from the application of such clause (4), from the effective date, during the effective period and to the extent of, the waiver by the holders of such other indebtedness.

No Personal Liability of Directors, Officers, Employees and Shareholders

No past, present or future director, officer, employee, agent, manager, partner, member, incorporator or shareholder of Quaker, in such capacity, will have any liability for any obligations of Quaker under any series of debt securities, the applicable indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities of such series by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities of such series. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Payment Agent and Registrar

The trustee will initially act as paying agent and registrar for the debt securities. We may change any paying agent or registrar without notice to any holder of the debt securities.

Conversion Rights

If debt securities of any series are convertible into common stock or other securities or property, the related prospectus supplement will discuss the conversion terms. Those terms will include provisions as to whether the conversion is mandatory or at the option of the holder and may also include provisions for calculating the number of shares of common stock or other securities or property to be delivered upon conversion.

Transfer and Exchange

A holder may transfer or exchange debt securities in accordance with the applicable indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the applicable indenture. We are not required to transfer or exchange any debt security selected for redemption. Also, we are not required to transfer or exchange any debt security of a particular series for a period of 15 days before a selection of debt securities of such series to be redeemed. The registered holder of a debt security will be treated as the owner of such debt security for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the applicable indenture (including, without limitation, any provisions relating to any mandatory offer by Quaker to purchase or repurchase any debt securities and the defined terms used therein) and the debt securities issued thereunder may be amended or supplemented, with respect to a particular series of debt securities affected by such amendment or supplement, with the consent of the holders of at least a majority in aggregate principal amount then outstanding of such series of debt securities voting as a separate class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series of debt securities), and, subject to certain exceptions, any existing default or compliance with any provision of the applicable indenture or the debt securities may be waived with respect to a particular series of debt securities with the consent of the holders of a majority in principal amount of the then outstanding debt securities of each such series voting as a separate class (including consents obtained in connection with a tender offer or exchange offer for such series of debt securities).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any debt securities held by a non-consenting holder):

(1) reduce the principal amount of debt securities of any series whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any debt security or alter the provisions with respect to the redemption of any series of debt securities; provided, however, that any provision providing for the purchase or repurchase of debt securities shall not be deemed to be a provision with respect to a redemption of the debt securities;

(3) reduce the rate of or change the time for payment of interest on any debt security;

(4) waive a default or event of default in the payment of principal of or premium, if any, or interest on any series of debt securities (except a rescission of acceleration of the debt securities of a series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of such series and a waiver of the payment default that resulted from such acceleration);

(5) make any debt security payable in a currency other than that stated in the debt securities;

(6) make any change in the provisions of the applicable indenture relating to waivers of past defaults or the rights of holders of debt securities to receive payments of principal of or premium, if any, or interest on the debt securities;

(7) waive a redemption payment with respect to any debt security; provided, however, that any purchase or repurchase of debt securities shall not be deemed a redemption of the debt securities; or

(8) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without notice to or the consent of any holder of debt securities of one or more series, we and the trustee may amend or supplement the applicable indenture or the debt securities:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

(3) to provide for the assumption of our obligations to holders of debt securities in the case of a merger or consolidation;

(4) to make any change that would provide any additional rights or benefits to the holders of all or any series of debt securities (and if such covenants are for the benefit of less than all series of debt securities, stating that such additional rights or benefits are expressly being included solely for the benefit of such series) or that does not adversely affect the legal rights under the applicable indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA;

(6) to conform the text of the applicable indenture or the debt securities of any series to any provision of the “Description of Notes” section of any prospectus or prospectus supplement or other offering document or similarly named section thereof, relating to the initial offering of such series of Notes, to the extent that such provision in that “Description of Notes” section of any prospectus or prospectus supplement or other offering document or similarly named section thereof was intended to be a verbatim recitation of a provision of the applicable indenture or the debt securities of such series;

(7) to provide for the issuance of additional debt securities of any series of debt securities (including any additional or different restrictions on transfer or exchange of such additional debt securities, including without limitation those that would be appropriate if the additional debt securities were issued in a transaction exempt from registration under the Securities Act) in accordance with the limitations set forth in the applicable indenture prior to such issuance of additional debt securities;

(8) to secure the debt securities of any series;

(9) to add to our covenants for the benefit of the holders of all or any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power conferred upon us;

(10) to establish the form or terms of debt securities of any series as permitted by the applicable indenture;

(11) to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee, pursuant to the requirements of the applicable indenture; or

(12) to add to, change or eliminate any of the provisions of the applicable indenture in respect of one or more series of debt securities, provided that any such addition, change or elimination (i) shall neither (A) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such debt security with respect to such provision or (ii) shall become effective only when there is no debt security described in clause (i) outstanding.

A supplemental indenture that changes or eliminates any covenant or other provision of the applicable indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or that modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the applicable indenture of the holders of debt securities of any other series. A supplemental indenture that changes or eliminates any covenant or other provision of the indenture with respect to one or more particular series of debt securities (whether or not such covenant or other provision has expressly been included solely for the benefit of such series of debt securities), or that modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the applicable indenture of the holders of debt securities of any other series.

In addition, any waiver or amendment to the provisions of the article of the applicable indenture that governs subordination, if applicable, will require the consent of the holders of at least 66 2/3% in aggregate principal amount then outstanding of a series of debt securities affected by such waiver or amendment voting as a separate class, if such amendment would adversely affect the rights of holders of debt securities of such series.

Legal Defeasance and Covenant Defeasance

Each indenture provides that we may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding debt securities of any series (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding debt securities of such series to receive payments in respect of the principal of, premium, if any, and interest on such debt securities of such series when such payments are due from the trust referred to below;

(2) our obligations with respect to the debt securities of such series concerning issuing temporary debt securities of such series, registration of debt securities of such series, mutilated, destroyed, lost or stolen debt securities of such series and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the applicable indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants in the applicable indenture, including certain provisions described in any prospectus supplement (such release being referred to as “Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a default or event of default with respect to the debt securities of such series. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an event of default with respect to the debt securities of such series.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to a series of debt securities:

(1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities of such series, cash in U.S. dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding debt securities of such series on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether such debt securities are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, we shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

(a) we have received from, or there has been published by, the Internal Revenue Service a ruling, or

(b) since the date of the applicable indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, we shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no default or event of default with respect to such series of debt securities shall have occurred and be continuing either:

(a) on the date of such deposit (other than a default or event of default resulting from transactions occurring contemporaneously with the borrowing of funds, or the borrowing of funds, to be applied to such deposit); or

(b) insofar as the occurrence of events of default resulting from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit (in which case such defeasance shall have been effective on the date of deposit until the time of such occurrence, and upon such occurrence, shall immediately cease to be effective);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the applicable indenture) to which we are a party or by which we are bound;

(6) we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of debt securities of such series over the other creditors of ours or with the intent of defeating, hindering, delaying or defrauding creditors of ours or others; and

(7) we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

Each of the indentures will be discharged and will cease to be of further effect as to all debt securities of a particular series issued thereunder, when:

(1) either:

(a) all debt securities of such series that have been authenticated, except lost, stolen or destroyed debt securities of such series that have been replaced or paid and debt securities of such series for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b) all debt securities of such series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption (and all conditions to such redemption having been satisfied or waived) or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the debt securities of such series not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) no default or event of default with respect to such series of debt securities has occurred and is continuing on the date of the deposit (other than a default or event of default with respect to such series of debt securities resulting from transactions occurring contemporaneously with the borrowing of funds, or the borrowing of funds, to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound;

(3) We have paid or caused to be paid all sums payable by us under the applicable indenture as they relate to such series of debt securities; and

(4) We have delivered irrevocable instructions to the trustee under the applicable indenture to apply the deposited money toward the payment of the securities of such series at maturity or on the redemption date, as the case may be.

In addition, we must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Upon compliance with the foregoing, the trustee shall execute proper instrument(s) acknowledging the satisfaction and discharge of all of our obligations under the debt securities and the applicable indenture.

Concerning the Trustee

Each of the indentures contains certain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue in certain circumstances or resign. The holders of a majority in principal amount of the then outstanding debt securities of a particular series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to debt securities of such series, subject to certain exceptions. Each of the indentures provides that in case an event of default shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. However, the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request of any holder of debt securities of such series, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

The trustee may serve as trustee under one or more of the indentures governing other debt securities of ours.

DESCRIPTION OF PREFERRED STOCK

When we refer to “Quaker,” “we,” “us,” or “our” in this section of the prospectus or when we otherwise refer to ourselves in this section of the prospectus, we mean only Quaker Chemical Corporation and not any of our subsidiaries or associated companies.

Our articles of incorporation permits us to issue, without prior permission from our shareholders, up to 10,000,000 shares of our $1 par value preferred stock. No shares of our preferred stock are currently issued or outstanding. However, see the discussion in this prospectus under the heading “Description of Common Stock” regarding our shareholder rights plan pursuant to which shares of Class B preferred stock may be issued under certain circumstances.

Our board of directors may, without further action of the shareholders, issue undesignated preferred stock in one or more classes or series, with the number of shares of each series and the rights, preferences and limitations of each series to be determined by it. Any undesignated preferred stock issued by us may:

•	rank prior to our common stock as to dividend rights, liquidation preference or both;

•	have full or limited voting rights; and

•	be convertible into shares of common stock or other securities.

We will describe in a supplement to this prospectus the specific terms of a particular series of preferred stock being offered. These terms may include some or all of the following:

•	the maximum number of shares in the series;

•	the designation of the series;

•	the number of shares we are offering;

•	any liquidation preference per share;

•	the initial offering price per share;

•	any voting rights of the series;

•

any dividend rights and the specific terms relating to these dividend rights, including the applicable dividend rate, if any, on the shares of such series, the conditions and dates upon which such dividends will be payable, the preference or relation which such dividends will bear to the dividends payable on any other class or classes or on any other series of capital stock, and whether such dividends will be cumulative or non-cumulative;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	whether the shares of such series will be redeemable and, if so, the times, prices and other terms and conditions of such redemption;

•	the relative ranking and the rights of the holders of shares of such series as to dividends and upon the liquidation, dissolution or winding up of our company;

•

whether or not the shares of such series will be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

•

whether or not the shares of such series shall be convertible into, or exchangeable for, (a) our debt securities, (b) shares of any other class or classes of stock of our company, or of any other series of the same or different class of stock, or (c) shares of any class or series of stock of any other corporation, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

•

while any shares of such series are outstanding, the limitations and restrictions, if any, upon the payment of dividends or making of other distributions on, and upon the purchase, redemption or other acquisition by our company of, our common stock, or any other class or classes of stock of our company ranking junior to the shares of such series either as to dividends or upon liquidation;

•

the conditions or restrictions, if any, upon the creation of indebtedness of our company or upon the issue of any additional stock, including additional shares of such series or of any other series or of any other class, ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets on liquidation, dissolution or winding up;

•	whether fractional interests in shares of the series will be offered in the form of depositary shares as described below under “Description of Depositary Shares;”

•	restrictions on transfer, sale or other assignment, if any;

•	any other preference or provision and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof; and

•	our ability to modify the rights of holders otherwise than by a vote of a majority or more of the series outstanding.

The preferred stock will, when issued, be fully paid and non-assessable.

Any issuance of shares of preferred stock, or the issuance of rights to purchase preferred shares, may have the effect of delaying, deferring or preventing a change of control in our company or an unsolicited acquisition proposal. For a description of the provisions of our articles of incorporation and bylaws that could have an effect of delaying, deferring or preventing a change in control of our company and that would operate only with respect to an extraordinary corporate transaction involving us (or any of our subsidiaries), see the description in this prospectus under the heading “Certain Provisions of our Articles of Incorporation, Bylaws and Statutes.”

The issuance of preferred stock also could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares of preferred stock rather than full shares of preferred stock. In the event we exercise this option, we will issue receipts for depositary shares, each of which will represent a fraction, to be described in an applicable prospectus supplement, of a share of a particular series of preferred stock. The preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable preferred stock or fraction thereof represented by the depositary share, to all of the rights and preferences of the preferred stock represented thereby, including any dividend, voting, redemption, conversion or liquidation rights. For an additional description of our preferred stock, see the description in this prospectus under the headings “Description of Preferred Stock.”

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. The particular terms of the depositary shares offered by any prospectus supplement will be described in the prospectus supplement, which will also include a discussion of certain U.S. federal income tax consequences.

A copy of the form of deposit agreement, including the form of depositary receipt, will be filed as an exhibit to the reports we file with the SEC which will be incorporated by reference into the registration statement of which this prospectus is a part.

DESCRIPTION OF COMMON STOCK

When we refer to “Quaker,” “the company,” “we,” “us,” or “our” in this section of the prospectus or when we otherwise refer to ourselves in this section of the prospectus, we mean only Quaker Chemical Corporation and not any of our subsidiaries or associated companies.

Our authorized common stock consists of 30,000,000 shares of common stock, par value $1.00 per share. As of January 8, 2010, 11,087,630 shares of common stock were issued and outstanding and held of record by approximately 1,063 shareholders. The following description of our common stock and provisions of our articles of incorporation and bylaws are only summaries, and we encourage you to review complete copies of our articles of incorporation and bylaws, which we have previously filed with the SEC. For more information regarding the common stock which may be offered by this prospectus, please refer to the applicable prospectus supplement, other offering material, and our articles of incorporation and the resolution of our board of directors establishing and designating Series B Preferred Stock as a series of our preferred stock, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and, if applicable, any additional resolution(s) of our board of directors establishing and designating any additional series of our preferred stock, which will be filed with the SEC as an exhibit to or incorporated by reference into the registration statement on or about the time of issuance of that series of preferred stock.

Each holder of shares of our common stock that have been owned beneficially by that holder for a period of at least 36 consecutive calendar months, dating from the first day of the first full calendar month on or after the date the holder acquired beneficial ownership of the shares (the “36 Month Holding Period”) is entitled to 10 votes for each such share, so long as the holder continues to beneficially own those shares. Each holder of shares of our common stock that the holder has owned beneficially for less than the 36 Month Holding Period is entitled to only one vote for each such share until the holder has beneficially owned them for the 36 Month Holding Period. Each change in beneficial ownership with respect to a particular share begins a new “1 vote” holding period for that share. A change in beneficial ownership of shares occurs whenever any change occurs in the person or group of persons having or sharing the voting and/or investment power with respect to such shares within the meaning of Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934. A share of our common stock held of record on a record date is presumed to be owned beneficially by the record holder and for the period shown by our shareholder records. A share of our common stock held of record in “street” or “nominee” name by a broker, clearing agency, voting trustee, bank, trust company, or other nominee is presumed to have been held for a period of less than the 36 Month Holding Period. A shareholder desiring to rebut this presumption is required to complete and execute an affidavit which is available from Quaker upon request. Evidence, in the form of a trade confirmation or account statement indicating ownership throughout the 36 Month Holding Period, is also required. Nevertheless, the company, at its sole discretion, determines the adequacy of the evidence presented. Under our voting provisions, no change in beneficial ownership is deemed to have occurred solely as a result of any of the following:

•	a transfer by any gift, devise, bequest, or otherwise through the laws of inheritance or descent;

•	a transfer by a trustee to a trust beneficiary under the terms of the trust;

•	the appointment of a successor trustee, guardian, or custodian with respect to a share; or

•

a transfer of record or a transfer of a beneficial interest in a share where the circumstances surrounding such transfer clearly demonstrate that no material change in beneficial ownership has occurred.

Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of the common stock exclusively possess all voting power.

Subject to any preferential rights of any outstanding series of preferred stock designated by the board of directors from time to time, the holders of the common stock are entitled to dividends to the extent permitted by law, and upon a voluntary or involuntary liquidation, dissolution, distribution of assets on winding up of the company are entitled to receive pro rata all of our assets available for distribution to such holders after distribution in full of any preferential amount to be distributed to holders of shares of preferred stock. All outstanding shares of the common stock are validly issued, fully paid and nonassessable. The common stock has no preemptive or conversion rights or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock. For a description of the provisions of our articles of incorporation and bylaws that could have an effect of delaying, deferring or preventing a change in control of Quaker, see the description in this prospectus under the heading “Certain Provisions of our Articles of Incorporation, Bylaws and Statutes.”

For information concerning the associated rights included with our common stock under our rights agreement dated as of March 6, 2000 (the “Rights Agreement”), see “Shareholder Rights Plan,” below. The Rights Agreement and the rights thereunder will expire on March 20, 2010, unless earlier terminated by the company. In the event that we adopt a new shareholder rights plan or similar plan that involves the distribution to our shareholders of rights under the new plan, any common stock we offer would also include any associated rights under the new plan, subject to the terms and conditions of that plan.

The rights and privileges of our common stock may be subordinate to the rights and preferences of any of our preferred stock.

Our common stock is traded on the New York Stock Exchange under the symbol “KWR.”

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Shareholder Rights Plan

On March 6, 2000, pursuant to our Rights Agreement, our board of directors authorized and declared a dividend distribution of one right (“Right”) for each share of our common stock outstanding at the close of business on March 6, 2000 (the “Record Date”) and authorized the issuance of one Right for each share of our common stock issued between the Record Date and the “Distribution Date,” as defined.

Until the earlier to occur of (i) a public announcement that, without the prior consent of our board, a person (other than certain excluded persons) or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 20% or more of our outstanding common stock (or an additional 5% or more of our outstanding common stock in the case of any Acquiring Person who beneficially owns 20% or more of our outstanding common stock as of the Record Date) or (ii) 10 business days (or such later date as may be determined by action of our board prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer (which has not been determined by the board to be in the best interests of the company and its shareholders) the consummation of which would result in the beneficial ownership by a person or group of 20% or more of our outstanding common stock (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced solely by the certificates for the common stock registered in the names of the holders of the common stock and not by separate certificates.

Until the Distribution Date, the transfer of any certificates for common stock will also constitute the transfer of the Rights associated with the common stock represented by such certificates. Should the company purchase or acquire any shares of our common stock after the Record Date, but prior to the Distribution Date, any Rights associated with those shares will be deemed cancelled and retired. As soon as practicable after the Distribution Date, certificates evidencing the Rights will be mailed to holders of record of the common stock as of the close of business on the Distribution Date.

The Rights may be exercised in whole or in part after the Distribution Date upon surrender of the Rights certificate, but before the earlier of (i) March 20, 2010 (the “Final Expiration Date”) or (ii) the time at which the

Rights are redeemed or terminated by the company (the earlier of such dates being called the “Expiration Date”). Until a Right is exercised, the Rights holder as such, will have no rights as a shareholder of the company, including without limitation, the right to vote or to receive dividends.

Initially, each Right entitles the registered holder to purchase from the company one one-hundredth of a share of Series B preferred stock, par value $.01 per share, at a price of $65.00 per one one-hundredth of a share. The purchase price and the number and kind of preferred shares or capital stock are subject to adjustment from time to time to prevent dilution in the event (i) of a stock dividend on any security of the company payable in preferred shares, (ii) of a subdivision, combination or reclassification of the preferred stock, (iii) the company fixes a record date for the issuance of rights, options or warrants to holders of any security of the company entitling them to subscribe for or purchase preferred shares at a price, or securities convertible into preferred shares with a conversion price, less than the then current market price of the preferred shares, or (iv) the company fixes a record date for a distribution to all holders of preferred shares of evidences of indebtedness, cash or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable on preferred shares) or subscription rights or warrants (other than those in (iii), above).

The Series B preferred stock purchasable upon the exercise of the Rights will be nonredeemable and junior to any other series of preferred stock the company may issue (unless otherwise provided in the terms of such stock). Each share of Series B preferred stock will be entitled to a preferred dividend equal to 100 times any dividend declared on the common stock. In the event of liquidation, the holders of Series B preferred stock will receive a preferred liquidation payment equal to $1.00 per share of Series B preferred stock, plus an amount equal to accrued and unpaid dividends and distributions thereon. After the holders of common stock receive a distribution equal to the preferred liquidation payment, the holders of the Series B preferred stock and the holders of the common stock share ratably in all further liquidation distributions. Each share of Series B preferred stock will have 100 votes, voting together with the common stock. In the event of a merger, consolidation or other transaction in which the company’s common stock is exchanged, each share of Series B preferred stock will be entitled to receive 100 times the amount and type of consideration received per share of common stock. The rights of the Series B preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. The company will make the appropriate rounding adjustments so that Rights certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights.

In the event that any person becomes an Acquiring Person, each Right beneficially owned by the Acquiring Person becomes null and void. In the event that a person becomes an Acquiring Person, or the company is the surviving corporation in a merger with an Acquiring Person, or an Acquiring Person engages in one or more “self-dealing” transactions with the company, as set forth in the Rights Agreement, or during such time as there is an Acquiring Person an event occurs which results in such Acquiring Person’s ownership interest being increased by more than 1% (e.g., by means of a recapitalization), then, in each such case each holder of a Right (other than the Acquiring Person) will thereafter have the right to receive upon exercise of the Right and payment of the then current purchase price that number of one one-hundredths of a share of Series B preferred stock having a market value of two times that purchase price.

In the event that, after the Distribution Date, the company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current purchase price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of that purchase price.

At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of our outstanding common stock and prior to the acquisition by such person or group of 50% or more of our outstanding common stock, our board may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one one-hundredth of a share of Series B preferred stock or one share of our common stock per Right (subject to adjustment).

At any time prior to 10 days after the first public announcement that there is an Acquiring Person, our board may redeem the Rights in whole, but not in part, at a price of $.01 per right (the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

The terms of the Rights may be amended by the board without the consent of the holders of the Rights, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person).

A copy of the Rights Agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and the foregoing summary description of the Rights is qualified in its entirety by reference to the Rights Agreement.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common stock, preferred stock, depositary shares and/or debt securities in one or more series. Warrants may be issued independently or together with any common stock, preferred stock, depositary shares and/or debt securities offered by any prospectus supplement and may be attached to or separate from those securities. Each warrant will entitle the holder to purchase for cash a number of shares of common stock, preferred stock or depositary shares and/or the principal amount of debt securities at the exercise price as will in each case be described in, or can be determined from, the applicable prospectus supplement relating to the offered warrants. Each series of warrants will be issued under separate warrant agreements to be entered into between us and a bank or trust company, as warrant agent. You should read the particular terms of the warrants, which will be described in more detail in the applicable prospectus supplement. The particular terms of any warrants offered by any prospectus supplement, and the extent to which the general provisions summarized below may apply to the offered securities, will be described in the prospectus supplement.

As of November 23, 2009, there were no warrants outstanding to purchase our securities.

The applicable prospectus supplement will describe the terms of the warrants we offer, the warrant agreement relating to the warrants and the certificates representing the warrants, including, to the extent applicable:

•	the title and aggregate number of the warrants;

•	the offering price;

•	the currency or currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

•	the number of shares of common stock or preferred stock or depositary shares purchasable upon the exercise of a warrant;

•

the exercise price or manner of determining the exercise price, the manner in which the exercise price may be paid, including the currency or currency units in which the price may be payable, and any minimum number of warrants exercisable at one time;

•

if warrants for purchase of debt securities are offered, the principal amount of the series of debt securities that can be purchased if a holder exercises a warrant and the price at which and currencies in which such principal amount may be purchased upon exercise;

•

if warrants for the purchase of common stock, preferred stock or depositary shares are offered, the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock or depositary shares, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise or that are underlying the depositary shares that can be purchased on exercise;

•

the designation and terms of any series of preferred stock or depositary shares with which the warrants are being offered and the number of warrants being offered with each share of common stock, preferred stock or depositary share;

•	when the warrants become exercisable and the expiration date;

•	the terms of any right of ours to redeem or call the warrants;

•	the terms of any right of ours to accelerate the exercisability of the warrants;

•	where the warrant certificates may be transferred and exchanged;

•	whether the warrants are to be issued with common stock or debt securities or other securities and, if so, the number and terms of any such offered securities;

•	the date, if any, on and after which the warrants and the related shares of common stock or debt securities or other securities will be separately transferable;

•	United States federal income tax consequences applicable to the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to exchange and exercise of the warrants.

DESCRIPTION OF UNITS

We may issue units consisting of one or more warrants, debt securities, shares of preferred stock, shares of common stock, depositary shares or any combination of such securities. The applicable prospectus supplement will describe: the terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately. You should read the particular terms of the documents pursuant to which the units would be issued, which will be described in more detail in the applicable prospectus supplement.

CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION, BYLAWS AND STATUTES

Possible Antitakeover Effect of Certain Statutory, Charter and Bylaw Provisions

The provisions of Pennsylvania law, and of our articles of incorporation and bylaws, as well as our shareholder rights plan, may have the effect of delaying, deferring or discouraging another person from acquiring control of our company, including takeover attempts that might result in a premium over the market price for the shares of common stock and our other securities.

Pennsylvania Business Corporation Law

Subchapter 25F of the Pennsylvania Business Corporation Law of 1988, as amended, or the BCL, generally prohibits certain business combinations of a registered corporation with an interested shareholder (i.e., a beneficial owner of 20% or more of the voting stock) of such corporation. A “registered corporation” generally is a Pennsylvania corporation that, like our company, has a class of shares registered under the Securities Exchange Act of 1934, as amended. The term “business combination” is broadly defined to include most merger, consolidation and similar transactions as well as transfers of substantial amounts of assets. Subchapter 25F places a five-year moratorium on most business combinations between a registered corporation and an interested shareholder or its affiliates and associates. The five-year period begins on the date that the interested shareholder crosses the 20% threshold, known as the “share acquisition date.” Because we have not elected to “opt out” from the application of Subchapter 25F by means of an amendment to our articles of incorporation or by-laws, the provisions of Subchapter 25F would apply to any business combination involving our company and an interested shareholder.

There are limited exceptions to the five-year moratorium on business combinations with interested shareholders. First, if either the business combination itself, or the applicable interested shareholder’s crossing the 20% threshold, is approved by the corporation’s board prior to the applicable interested shareholder’s share acquisition date, such business combination, or other business combinations with that interested shareholder, would be exempt from the application of Subchapter 25F. In addition, business combinations approved by a majority of the votes of all shareholders other than the interested shareholder, at a meeting held at least three months after the interested shareholder acquires at least 80% of the corporation’s outstanding voting stock, will likewise be exempt if, among other tests, the other shareholders receive in the business combination an aggregate amount of per share consideration equal to at least the highest per share price paid by the interested shareholder over the previous five years, plus a specified amount of interest.

Even following the expiration of the five-year moratorium, a business combination with an interested shareholder must still either be approved by a majority of the shares not held by the interested shareholder, or provide to the other shareholders per share compensation that meets the highest price per share test referred to above.

The BCL also provides for additional anti-takeover provisions regarding registered corporations relating to:

•	“control transactions,” under which shareholders can require an interested shareholder to buy their shares for “fair value,” as defined in the BCL;

•

“control share acquisitions,” under which interested shareholders lose their voting rights until such rights are restored by, among other requirements, the affirmative vote of a majority of the “disinterested shares,” as defined in the BCL; and

•

“disgorgements,” under which interested shareholders (or persons that announce an intention to become an interested shareholder) can be required to disgorge certain profits from trading in the registered corporation’s stock.

Because we have specifically opted out of these various additional BCL provisions pursuant to bylaw amendments as provided in the relevant sections of the BCL, none of these provisions currently would apply to us or to a non-negotiated attempt to acquire control of our company, although such an attempt would still be subject to the various requirements in our articles of incorporation as described below. Moreover, we can reverse the “opt out” from one or more of these provisions by means of a bylaw amendment adopted by our board, without shareholder approval, after which the BCL provisions or provisions for which we reversed the “opt out” would then apply to an attempt to acquire control of our company.

Under Section 1715 of the BCL, our directors are not required to regard the interests of the shareholders as being dominant or controlling in considering our best interests. The directors may consider, to the extent they deem appropriate, factors including:

•

the effects of any action upon any group affected by such action, including our shareholders, employees, suppliers, customers and creditors, and communities in which we have offices or other establishments,

•	our short-term and long-term interests, including benefits that may accrue to us from our long-term plans and the possibility that these interests may be best served by our continued independence,

•	the resources, intent and conduct of any person seeking to acquire control of us, and

•	all other pertinent factors.

Articles of Incorporation

“Blank Check” Preferred Stock.” Our board of directors is authorized by our articles of incorporation to designate and issue, without shareholder approval, preferred stock with such terms as our board may determine. This ability to issue what is commonly referred to as “blank check” preferred stock, or rights to acquire preferred stock, may have the effect of delaying, deferring or preventing a change of control of our company or an unsolicited acquisition proposal.

Two Tier Voting Rights. Our articles of incorporation provide that each holder of shares of our common stock that have been owned beneficially by that holder for a period of at least 36 consecutive calendar months, dating from the first day of the first full calendar month on or after the date the holder acquired beneficial ownership of the shares (the “36 Month Holding Period”) is entitled to 10 votes for each such share, so long as the holder continues to beneficially own those shares, while the shares of our common stock owned beneficially for less than the 36 Month Holding Period entitle the holder to only one vote for each such share until the holder has beneficially owned the shares for the 36 Month Holding Period. These voting provisions, which are more fully described in this prospectus under the heading “Description of Common Stock,” could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company.

Business Combinations with Related Persons. Article 9 of our articles of incorporation prohibits us from engaging in a “Business Combination” with a “Related Person” unless:

•

our “Continuing Directors” by a two-thirds vote have expressly approved the Business Combination either in advance of or subsequent to the acquisition of outstanding shares of our voting stock that caused the Related Person to become a Related Person; or

•	each of the following conditions is satisfied:

•

the aggregate amount of the cash and the fair market value, as determined by two-thirds of our Continuing Directors, of the property, securities or other consideration to be received (including, without limitation, Quaker common stock or other capital stock of Quaker retained by shareholders of Quaker other than Related Persons or parties to such Business Combination in the event of a Business Combination in which Quaker is the surviving entity) per share of our capital stock in the Business Combination by holders of capital stock, other than the Related Person involved in the Business Combination, is not less than the “Highest Per Share Price” or the “Highest Equivalent Price” paid by the related person in acquiring any of its holdings of our capital stock; and

•

a proxy or information statement complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) and with the provisions of Article 9 has been mailed to all shareholders of the company at least 30 days prior to the consummation of the Business Combination (whether or not the proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

For purposes of article 9 the respective meanings of the following terms are as follows:

“Business Combination” means (i) any merger or consolidation of Quaker or a subsidiary of Quaker into or with a Related Person, in each case irrespective of which corporation or company is the surviving entity; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with a Related Person (in a single transaction or a series of related transactions) of all or a Substantial Part of the assets of Quaker (including without limitation any securities of a subsidiary) or of a subsidiary of Quaker; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with Quaker or to or with a subsidiary of Quaker (in a single transaction or series of related transactions) of all or a Substantial Part of the assets of a Related Person; (iv) the issuance of any securities of Quaker or of a subsidiary of Quaker to a Related Person (other than an issuance of securities which is effected on a pro rata basis to all shareholders of Quaker); (v) any recapitalization or reclassification of securities (including any reverse stock split) of Quaker which would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding Voting Stock of Quaker owned by a Related Person; (vi) the adoption of any plan or proposal for the liquidation or dissolution of Quaker proposed by or on behalf of a Related Person; and (vii) the acquisition by Quaker or by a subsidiary of Quaker of any securities of a Related Person.

“Related Person” means any individual, corporation, partnership or other person or entity (other than any subsidiary of Quaker and other than any profit-sharing, employee stock ownership or other employee benefit plan of Quaker or a subsidiary of Quaker) which, as of the record date for the determination of shareholders entitled to notice of and to vote on any Business Combination, or immediately prior to the consummation of such transaction, together with its “Affiliates” and “Associates” (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at the date of the adoption of article 9 by the shareholders of Quaker (collectively and as so in effect, the “Exchange Act”)), are “Beneficial Owners” (as defined in Rule 13d-3 of the Exchange Act) in the aggregate of ten (10%) percent or more of the outstanding shares of Voting Stock of Quaker, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity. Without limitation, any shares of Voting Stock of Quaker that any Related Person has the right to acquire at any time (notwithstanding that Rule 13d-3 of the Exchange Act deems such shares to be beneficially owned only if such right may be exercised within 60 days) pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed to be beneficially owned by the Related Person and to be outstanding for purposes of the definition of the term Related Person.

“Substantial Part” means assets having a fair market value, as determined by two-thirds of the Continuing Directors, of more than twenty (20%) percent of the total consolidated assets of Quaker and its subsidiaries taken as a whole, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

“Voting Stock” means all outstanding shares of capital stock of Quaker entitled to vote generally in the election of directors and each reference to a proportion of Voting Stock refers to such proportion of the votes entitled to be cast by such shares.

“Continuing Director” means a director who was a member of the board of directors of Quaker at the date of the adoption of article 9 by the shareholders of Quaker, together with each director who either (i) was a member of Quaker’s board of directors immediately prior to the time that the Related Person involved in a Business Combination became the Beneficial Owner of ten (10%) percent of the Voting Stock of Quaker, or (ii) was designated (before his or her initial election as director) as a Continuing Director by a majority of the then Continuing Directors.

Under article 9, a Related Person is deemed to have acquired a share of the Voting Stock of Quaker at the time the Related Person became the Beneficial Owner thereof. With respect to the shares owned by Affiliates, Associates or other persons whose ownership is attributed to a Related Person under the foregoing definition of Related Person, if the price paid by such Related Person for such shares is not determinable by the Continuing Directors, the price so paid shall be deemed to be the higher of (i) the price paid upon the acquisition thereof by the Affiliate, Associate or other person or (ii) the market price of the shares in question at the time when the Related Person became the Beneficial Owner thereof.

“Highest Per Share Price” and “Highest Equivalent Price,” as used in article 9 means the following: If there is only one class of capital stock of Quaker issued and outstanding, the Highest Per Share Price shall mean the highest price that can be determined to have been paid at any time by the Related Person for any share or shares of that class of capital stock. If there is more than one class of capital stock of Quaker issued and outstanding, the Highest Equivalent Price shall mean with respect to each class and series of capital stock of Quaker, the amount determined by two-thirds of the Continuing Directors, on whatever basis they believe is appropriate, to be the highest per share price equivalent of the highest price that can be determined to have been paid at any time by the Related Person for any share or shares of any class or series of capital stock of Quaker. In determining the Highest Per Share Price and Highest Equivalent Price, appropriate adjustments shall be made for recapitalizations and for stock splits, stock dividends and like distributions or transactions, and all purchases by the Related Person shall be taken into account regardless of whether the shares were purchased before or after the Related Person became a Related Person. Also, the Highest Per Share Price and the Highest Equivalent Price shall include any brokerage commissions, transfer taxes and soliciting dealers’ fees paid by the Related Person with respect to the shares of capital stock of Quaker acquired by the Related Person. Article 9 provides that, in the case of any Business Combination with a Related Person, the Continuing Directors should determine the Highest Equivalent Price for each class and series of the capital stock of Quaker.

Classified Board of Directors. In accordance with the provisions of our articles of incorporation, our board of directors is divided into three classes with each class elected to serve for a three-year term and the terms of the classes staggered so that only one class of directors is elected each year. The fact that only one class of our board’s directors is elected each year could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company.

Super Majority Vote Required to Amend Certain Provisions of the Articles of Incorporation. The Pennsylvania corporate law provides generally that the affirmative vote of a majority of the votes cast by all shareholders entitled to vote is required to amend a corporation’s articles of incorporation, unless the corporation’s articles of incorporation require a greater percentage. Our articles of incorporation provide that any amendment of the provisions of article 7 (relating to our board of directors, including the division of the board into three classes), article 8 (relating to special meetings of shareholders) or article 9 (relating to certain transactions with related parties, including mergers, consolidations or sales or other dispositions of all or a substantial part of our assets) requires an affirmative vote of 80% of the votes entitled to be cast on the matter. The 80% shareholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any amendment to our articles of incorporation is submitted to shareholders.

Bylaw Provisions

Authority to Fill Board Vacancies. Under our bylaws, any vacancy on our board of directors, however occurring, including a vacancy resulting from an enlargement of our board, may be filled by vote of a majority of our directors then in office, even if less than a quorum. The authority of the remaining members of our board to fill vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company.

Calling of Special Meeting. Our bylaws provide that special meetings of the shareholders may only be called by the chairman of the board of directors, the president or the board of directors, or by shareholders entitled to cast not less than four-fifths of the votes which all shareholders are entitled to cast at the meeting. The limited ability of our shareholders to call a special meeting of the shareholders may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company.

These and other provisions contained in our articles of incorporation and bylaws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which shareholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of shareholders to remove current management or approve transactions that shareholders may deem to be in their best interests and could adversely affect the price of our common stock.

Limitations of Liability and Indemnification of Directors and Officers

Our bylaws, as approved by our shareholders, limit the liability of our directors to us and our shareholders. Specifically, other than with respect to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law, a director will not be personally liable for monetary damages for any action taken, or failure to take any action, unless he or she has both:

•	breached or failed to perform the duties of his or her office under Chapter 17, Subchapter B of the Pennsylvania Consolidated Statutes; and

•	the breach or failure to perform constitutes self dealing, willful misconduct or recklessness.

Our bylaws generally provide that we shall indemnify our officers and directors and hold them harmless to the fullest extent authorized or permitted by the laws of the Commonwealth of Pennsylvania, as the same exist or may hereafter be amended (but, in the case of an amendment, only to the extent that the amendment permits us to provide broader indemnification rights than we were permitted to provide prior to the amendment), against all expense, liability and loss reasonably incurred or suffered in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, any action or suit by or in the right of the company, by reason of the fact that he or she is or was a director or officer of Quaker, whether the basis of the proceeding is alleged action in an official capacity as director or officer, or in any other capacity. We believe that these provisions assist us in attracting and retaining qualified individuals to serve as directors and officers.

PLAN OF DISTRIBUTION

We may sell the securities from time to time in one or more transactions through underwriters or dealers, through agents, or directly to one or more purchasers, in private transactions, at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. We will describe the method of distribution and the terms of the offering of the securities in a prospectus supplement, information incorporated by reference or other offering material, including:

•	the name or names of the underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters we name in the prospectus supplement, information incorporated by reference or other offering material are underwriters of the securities offered thereby.

If we use underwriters in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement, information incorporated by reference or other offering material. In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents. This compensation may be in the form of discounts, concessions or commissions.

Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities could be considered underwriters, and any discounts or commissions received by them from us and any profit on the resale of securities by them could be considered underwriting discounts and commissions, under the Securities Act. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

If we sell securities to a dealer, we will sell the securities to the dealer, as principal. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement, information incorporated by reference or other offering material. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities, and we will describe any commissions we will pay the agent, in the prospectus supplement, information incorporated by reference or other offering material. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

Under agreements entered into by us for the purchase or sale of securities, underwriters, dealers and agents may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Offers to purchase securities may be solicited, and sales thereof may be made, by us directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales of those securities. The terms of any such offer will be set forth in the prospectus supplement, information incorporated by reference or other offering material.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

If so indicated in the prospectus supplement, we will authorize the underwriters or other persons acting as our agents to solicit offers by certain institutional investors to purchase securities from us under contracts requiring payment and delivery on a future date. The obligations of any purchaser under these contracts will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we may do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we may agree with the underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our common stock. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

All securities we offer other than common stock will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of any securities issued hereunder will be passed upon for our company by Duane Morris LLP, Philadelphia, Pennsylvania, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to Quaker Chemical Corporation’s Current Report on Form 8-K dated November 23, 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Quaker Chemical Corporation for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

             Shares

QUAKER CHEMICAL CORPORATION

Common Stock

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

Jefferies

Co-Lead Manager

Janney Montgomery Scott

Co-Manager

KeyBanc Capital Markets

                    , 2011